[EXECUTION COPY]

Exhibit 10.1

[U.S. CREDIT AGREEMENT]

CREDIT AGREEMENT

dated as of July 28, 2004

among

QUICKSILVER RESOURCES INC.,

as Borrower,

THE LENDERS PARTY HERETO,

BNP PARIBAS, and

BANK OF AMERICA, N.A.,

as Co-Global Syndication Agents,

FORTIS CAPITAL CORP., and

THE BANK OF NOVA SCOTIA,

as Co-Global Documentation Agents,

and

BANK ONE, NA,

as Global Administrative Agent

J.P. MORGAN SECURITIES INC.,

BNP PARIBAS, and

BANC OF AMERICA SECURITIES LLC,

as Co-Lead Arrangers and Joint Bookrunners

[EXECUTION COPY]

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of July 28, 2004, is among QUICKSILVER RESOURCES INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto, BNP PARIBAS and BANK OF AMERICA, N.A., as Co-Global Syndication Agents, FORTIS CAPITAL CORP. and THE BANK OF NOVA SCOTIA, as Co-Global Documentation Agents, and BANK ONE, NA, as Global Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender Certificate” is defined in Section 2.1(b).

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire to be delivered by the Lenders to the Global Administrative Agent, in a form supplied by the Global Administrative Agent.

“Advance Payment” is defined in the definition of “Advance Payment Contract” in this Section 1.1.

“Advance Payment Contract” means any contract whereby any Loan Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (each, an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from any Borrowing Base Properties and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided, that (x) inclusion of standard “take or pay” or prepayment provisions in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof and (y) for purposes hereof, the term “Advance Payment Contract” shall not include any Gas Balancing Agreement.

“Affiliate” of any Person means any Person directly or indirectly controlled by, controlling or under common control with such first Person. For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.

“Agents” means each of the Global Administrative Agent, the Co-Global Syndication Agents and the Co-Global Documentation Agents.

“Agreed Currency” is defined in Section 2.20(a).

“Agreement” means this Credit Agreement, as it may be amended, supplemented, restated or otherwise modified and in effect from time to time.

“Allocated Canadian Borrowing Base” is defined in Section 2.7(d)(ii).

“Allocated U.S. Borrowing Base” is defined in Section 2.7(d)(i).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. If for any reason the Global Administrative Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of the Global Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be the Prime Rate until the circumstances giving rise to such inability no longer exist.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, such office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify in writing to the Global Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and/or issued and maintained.

“Applicable Margin” means, for any day and with respect to any Eurodollar Loans, any ABR Loans or any Commitment Fees payable hereunder, as the case may be, the applicable percentage rate per annum set forth below under the caption “Eurodollar Loans”, “ABR Loans” or “Commitment Fees”, as the case may be, based on the Global Borrowing Base Utilization on such date.

Global Borrowing Base Utilization:	Eurodollar Loans (in basis points)	ABR Loans (in basis points)	Commitment Fees (in basis points)
Less than 25%	112.5	0.0	25.0
25% or greater and less than 50%	125.0	0.0	30.0
50% or greater and less than 75%	137.5	0.0	37.5
75% or greater and less than 90%	150.0	0.0	37.5
90% or greater	175.0	0.0	50.0

For purposes of the foregoing, any change in the Applicable Margin will occur automatically without prior notice upon any change in the Global Borrowing Base Utilization. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently set forth in the Register, giving effect to any assignments made in accordance with Section 10.4 or any increases or decreases in Commitments made in accordance with this Agreement.

“Approved Engineer” means Schlumberger Data and Consulting Services, or any other reputable firm of independent petroleum engineers or independent petroleum consultants expert in the matters required to be performed in connection with the preparation and delivery or auditing of a Reserve Report as shall be selected by the Borrower which is reasonably satisfactory to the Global Administrative Agent.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) a Lender Affiliate or (c) a Person or an Affiliate of a Person that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities Inc., BNP Paribas and Banc of America Securities LLC, in their capacity as Co-Lead Arrangers and Joint Bookrunners.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Global Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Global Administrative Agent.

“Assignment of Production” means an Assignment of Production delivered pursuant to the Loan Documents in substantially the form of Exhibit O (or in such other form as the Global Administrative Agent may approve), executed and delivered by the Borrower or any Loan Party (other than Foreign Subsidiaries), as the case may be, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents.

“Authorized Officer” means, as to any Person, its Chief Executive Officer, its President, its Chief Financial Officer, its Executive Vice President, its Treasurer, its Vice President-General Counsel, its Vice President-Controller or any other officer specified as such to the Global Administrative Agent in writing by any of the aforementioned officers of such Person or by resolution from the board of directors or similar governing body of such Person.

“Availability Period” means the period from and including the Global Effective Date to but excluding the earlier of the Maturity Date and the date of termination of all of the Global Commitments and Commitments.

“Bank One” means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning given to such term in the preamble.

“Borrower’s Global Effectiveness Notice” means a notice and certificate of the Borrower properly executed by an Authorized Officer of the Borrower addressed to the Combined Lenders and delivered to the Global Administrative Agent whereby the Borrower certifies its satisfaction (except to the extent previously waived in accordance with the Combined Loan Documents) of all the conditions precedent to the effectiveness under Section 4.1 of each Combined Credit Agreement to be satisfied solely by the Borrower or any Loan Party or any “Loan Party” as defined in the Canadian Credit Agreement.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base Allocation Notice” is defined in Section 2.7(d)(iii).

“Borrowing Base Properties” means those Oil and Gas Properties owned by the Borrower or any of its Subsidiaries, or in which the Borrower or any of its Subsidiaries has an economic interest, that are evaluated for purposes of the then current Global Borrowing Base.

“Borrowing Request” means a written or telephonic request by an Authorized Officer of the Borrower for a Borrowing in accordance with Section 2.3, which if written shall be in substantially the form of Exhibit E-1 or any other form approved by the Global Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or a United States federal holiday or any other day on which the Chicago office of the Global Administrative Agent is closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Canadian Administrative Agent” means Bank One, NA, Canada Branch, in its capacity as Canadian administrative agent for the lenders party to the Canadian Credit Agreement, and any successor thereto.

“Canadian Borrower” means MGV, as borrower under the Canadian Credit Agreement.

“Canadian Commitment” means, with respect to each Canadian Lender, the “Commitment” of such Canadian Lender (as defined in the Canadian Credit Agreement). The initial aggregate principal amount of the Canadian Commitments of the Canadian Lenders is U.S.$130,000,000.

“Canadian Credit Agreement” means that certain Credit Agreement of even date herewith among the Canadian Borrower, the Canadian Lenders, the other agents party thereto, the Global Administrative Agent and the Canadian Administrative Agent, as it may be amended, supplemented, restated or otherwise modified and in effect from time to time.

“Canadian Dollars” or “C$” refers to lawful money of Canada.

“Canadian Flex Portion” means that unallocated portion of the Canadian Commitments remaining after making the allocations described in Section 2.1(c)(ii) and (iii).

“Canadian Lenders” means the financial institutions from time to time party to the Canadian Credit Agreement and their respective successors and permitted assigns.

“Canadian Loan Documents” means the Canadian Credit Agreement and the Canadian Security Documents, together with all exhibits, schedules and attachments thereto, and all other agreements, documents, certificates, financing statements and instruments from time to time executed and delivered pursuant to or in connection with any of the foregoing.

“Canadian Obligations” means, at any time, the Equivalent Amount in U.S. Dollars of the sum of (a) the aggregate “Credit Exposure” (as defined in the Canadian Credit Agreement) of the Canadian Lenders under the Canadian Loan Documents plus (b) all accrued and unpaid interest and fees owing to the Canadian Lenders under the Canadian Loan Documents plus (c) all Hedging Obligations in connection with all Hedging Agreements between the Canadian Borrower or any of its Subsidiaries and any Canadian Lender or any Affiliate of a Canadian Lender plus (d) all other obligations (monetary or otherwise) of the Canadian Borrower to any Canadian Lender or the “Agents” (as defined in the Canadian Credit Agreement) under the Canadian Credit Agreement, whether or not contingent, arising under or in connection with any of the Canadian Loan Documents.

“Canadian Security Documents” means the “Security Documents” as defined under the Canadian Credit Agreement.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et. seq., as amended from time to time.

“Change in Law” means (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any Applicable Lending Office of such Lender or any Issuing Bank or by such Lender’s or any Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued.

“Change of Control” means the occurrence, after the date hereof, of any of the following events: (a) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Darden Group, shall have acquired ownership, directly or indirectly, beneficially or of record, of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors or the stockholders of the Borrower nor (ii) appointed by directors a majority of whom was so nominated, or (c) except as permitted by Section 7.4 and 7.5(a) and except as to the MGV Class C Shares, the Borrower shall cease to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of each Material Subsidiary.

“Chicago” means Chicago, Illinois.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Global Documentation Agents” means Fortis Capital Corp. and The Bank of Nova Scotia, in their capacity as co-global documentation agents for the Lenders, and their respective successors.

“Co-Global Syndication Agents” means BNP Paribas and Bank of America, N.A., in their capacity as co-global syndication agents for the Lenders hereunder, and their respective successors.

“Collateral” means any and all “Collateral” and “Mortgaged Property”, as defined in the Security Documents and the Canadian Security Documents.

“Combined Commitments” means the aggregate of (a) the Commitments of the Lenders hereunder and (b) the Canadian Commitments. The initial aggregate principal amount of the Combined Commitments is U.S.$300,000,000.

“Combined Credit Agreements” means this Agreement and the Canadian Credit Agreement.

“Combined Credit Exposure” means, at the time of determination, the sum of (a) the aggregate Credit Exposure of the Lenders hereunder, and (b) the Equivalent Amount in U.S. Dollars of the aggregate “Credit Exposure” (as defined in the Canadian Credit Agreement) of the Canadian Lenders.

“Combined Lenders” means the Lenders hereunder and the Canadian Lenders.

“Combined Loan Documents” means the Loan Documents and the Canadian Loan Documents.

“Combined Loans” means the loans made by the Combined Lenders to the Borrower and the Canadian Borrower pursuant to the Combined Loan Documents.

“Combined Obligations” means the aggregate of the Obligations and the Canadian Obligations (without duplication of any Hedging Obligations).

“Combined Unutilized Commitments” means the sum of (a) the Unutilized Commitment hereunder, and (b) the Equivalent Amount in U.S. Dollars of the “Unutilized Commitment” (as defined in the Canadian Credit Agreement) under the Canadian Credit Agreement.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) adjusted from time to time pursuant to Section 2.1(c), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4, and (c) terminated pursuant to Sections 8.2 or 8.3; provided, however, that the Commitment of any Lender shall at no time be greater than its Global Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.1, or in the Register following any Assignment and Acceptance to which such Lender is a party. The initial aggregate principal amount of the Commitments of the Lenders is U.S.$170,000,000.

“Commitment Fee” is defined in Section 2.11(a).

“Commodity Price Risk Policy” is defined in Section 3.21.

“Consolidated Current Assets” means, for any Person at any time, the current assets of such Person and its Consolidated Subsidiaries determined in accordance with GAAP at such time, plus, in the case of Borrower, the Unutilized Commitment at such time, but excluding, for any Person at any time, any current asset of such Person for any Hedging Agreement resulting from the requirements of SFAS 133 at such time.

“Consolidated Current Liabilities” means, for any Person at any time, the current liabilities of such Person and its Consolidated Subsidiaries determined in accordance with GAAP at such time, but excluding any current liability for any Hedging Agreement resulting from the requirements of SFAS 133 at such time, and in the case of Borrower, excluding current maturities of Long Term Debt (including that portion of the current maturities of the Existing Subordinate Debt to the extent that the Borrower would be permitted, on the date of determination, to repay or prepay the same in accordance with Section 7.14) of Borrower and its Consolidated Subsidiaries outstanding at such time.

“Consolidated EBITDAX” means, for any Person for any period, the Consolidated Net Income of such Person for such period, plus each of the following determined for such Person and its Consolidated Subsidiaries on a consolidated basis for such period: (a) any provision for (or less any benefit from) income, sales or franchise Taxes included in determining Consolidated Net Income; (b) Consolidated Net Interest Expense deducted in determining Consolidated Net Income; (c) depreciation, depletion and amortization expense deducted in determining Consolidated Net Income; (d) any unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business); (e) other non-cash charges deducted in determining Consolidated Net Income to the extent not already included in clauses (b), (c) and (d) of this definition; and (f) costs and expenses associated with seismic, geological and geophysical services performed in connection with, and attributable to, oil and gas exploration, to the extent deducted in determining Consolidated Net Income.

“Consolidated Net Income” means, for any Person as of any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with GAAP, but excluding: (a) the income of any other Person (other than its Consolidated Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, unless received by such Person or its Consolidated Subsidiaries in a cash distribution; (b) any after-tax gains attributable to asset dispositions; (c) any non-cash gains, losses or charges on any Hedging Agreement resulting from the requirements of SFAS 133 for that period; and (d) to the extent not included in clauses (a), (b) and (c) above, any after-tax (i) extraordinary gains (net of extraordinary losses) or (ii) non-cash nonrecurring gains.

“Consolidated Net Interest Expense” means, for any Person for any period, the remainder of the following for such Person and its Consolidated Subsidiaries for such period: (a) interest expense determined in accordance with GAAP, minus (b) interest income determined in accordance with GAAP.

“Consolidated Subsidiaries” means each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP. Unless otherwise indicated, each reference to the term “Consolidated Subsidiary” means a Subsidiary consolidated with the Borrower.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, contract, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, but not solely by being an officer or director of that Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Darden Group” means, collectively, Mercury, QELP, The Discovery Fund, Pennsylvania Avenue Limited Partnership, Pennsylvania Management Company, the estate of Frank Darden, Lucy Darden, Anne Darden Self, Glenn Darden and Thomas Darden, and their respective successors, assigns, designees, heirs, beneficiaries, trusts, estates and controlled affiliates.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deficiency Notification Date” is defined in Section 2.7(f).

“Designation” means the designation of a Lender as a Flex Lender, a Pro Rata Lender, or a U.S. Only Lender; provided that no Lender may have more than one Designation at any time.

“Discretionary Borrowing Base Reallocation” is defined in Section 2.7(d)(iv).

“Distribution” by any Person, means (a) with respect to any stock issued by such Person or any partnership, joint venture, limited liability company, membership or other interest of such Person, the retirement, redemption, purchase, or other acquisition for value of any such stock or partnership, joint venture, limited liability company, membership or other interest, (b) the declaration or payment of any dividend or other distribution on or with respect to any stock, partnership, joint venture, limited liability company, membership or other interest of any Person, and (c) any other payment by such Person with respect to such stock, partnership, joint venture, limited liability company, membership or other interest of such Person.

“Environmental Complaint” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state or municipal authority or any other party against any Loan Party involving (a) a Hazardous Discharge from, onto or about any real property owned, leased or operated at any time by any Loan Party, or (b) a Hazardous Discharge caused, in whole or in part, by any Loan Party or by any Person acting on behalf of or at the instruction of any Loan Party, or (c) any violation of any Environmental Law by any Loan Party.

“Environmental Laws” means any and all applicable Governmental Rules pertaining to health (with respect to exposure to Hazardous Materials) or the environment in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including, without limitation, OPA, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Environmental Protection and Enhancement Act (Alberta), as amended, the Canadian Environmental Protection Act 1999, as amended, and other environmental conservation or protection laws. The term “oil” shall have the meaning specified in OPA, the term “release” (or “threatened release”) shall have the meaning specified in CERCLA, and the term “disposal” (or “disposed”) shall have the meaning specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state, province or territory in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil”, “release”, or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in such Person or any warrants, options or other rights to acquire any of the foregoing.

“Equivalent Amount” means, as at any date, the amount of Canadian Dollars into which an amount of U.S. Dollars may be converted, or the amount of U.S. Dollars into which an amount of Canadian Dollars may be converted, in either case at the rate of exchange for U.S. Dollars and Canadian Dollars as published in the Wall Street Journal for such day or, if there is no such rate of exchange so published for such day, at The Bank of Canada mid-point noon spot rate of exchange for such date in Toronto at approximately 12:00 noon, Toronto time on such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the rules, regulations and interpretations thereunder, in each case as in effect from time to time.

“ERISA Affiliate” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under section 414 (b) or 414 (c) of the Code or section 4001(b)(1) of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Global Administrative Agent, the applicable Eurodollar Rate for the relevant Interest Period shall instead be the rate determined by the Global Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant Eurodollar loan and having a maturity equal to such Interest Period.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is or was organized or in which its principal office is or was located or, in the case of any Lender, in which its Applicable Lending Office is or was located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the recipient is or was located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new Applicable Lending Office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Facility” means that certain Fourth Amended and Restated Credit Agreement, dated as of May 13, 2002, by and among the Borrower, Bank of America, N.A., as administrative agent, and the other agents and lenders party thereto, as amended by that First Amendment to Fourth Amended and Restated Credit Agreement, dated as of September 25, 2002, as further amended by that Second Amendment to Fourth Amended and Restated Credit Agreement, dated as of June 27, 2003, and as further amended by that certain letter agreement dated as of May 18, 2004.

“Existing Letters of Credit” is defined in Section 2.4(j).

“Existing Subordinate Debt” means all Indebtedness of the Borrower and Guarantors outstanding from time to time under the Subordinated Note Purchase Agreement, including all renewals, refinancings, replacements, and extensions thereof to the extent permitted hereunder and made in accordance with the terms of the Combined Loan Documents (including Section 7.14).

“Falcon Seaboard Settlement Agreement” means that certain settlement agreement dated as of September 30, 1994, pursuant to which Borrower (as successor in interest to Mercury) is obligated to deliver certain gas volumes at a fixed price, as more particularly described therein.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Global Administrative Agent from three Federal funds brokers of recognized standing selected by the Global Administrative Agent in its sole reasonable discretion.

“Fee Letter” means that certain Fee Letter dated as of May 21, 2004, by and among the Borrower, Bank One, NA, Bank One, NA, Canada Branch, and Banc One Capital Markets, Inc, as such letter may be amended, supplemented, restated or otherwise modified from time to time in accordance with the Loan Documents.

“Flex Lender” means any Lender identified as a “Flex Lender” on Schedule 2.1, as such Schedule 2.1 is replaced or amended from time to time pursuant to the terms hereof.

“Flex Percentage” means, with respect to each Flex Lender (and its Affiliate, if any, that is a Canadian Lender), a percentage determined by dividing the Global Commitment associated with such Flex Lender (and such Affiliate, if any) by the aggregate Global Commitments associated with all Flex Lenders (and their Affiliates, if any, that are Canadian Lenders).

“Flex Portion” means that unallocated portion of the Combined Commitments remaining after making the allocations described in Section 2.1(c)(ii) and (iii).

“Financial Officer” of any Person means its Chief Financial Officer; provided, that if no Person serves in such capacity, “Financial Officer” shall mean the highest ranking executive officer of such Person with responsibility for accounting, financial reporting, cash management and similar functions.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries described or referred to in Section 3.4.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Fiscal Quarter” means the three (3) month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means a twelve (12) month period ending December 31.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Gas Balancing Agreement” means any agreement or arrangement whereby any Loan Party, or any other party having an interest in any Hydrocarbons to be produced from Mineral Interests in which any Loan Party owns an interest, has a right to take more than its proportionate share of production therefrom.

“Global Administrative Agent” means Bank One, NA, in its capacity as global administrative agent for the Combined Lenders, and its successors.

“Global Borrowing Base” means the “Global Borrowing Base” as determined from time to time pursuant to Section 2.7.

“Global Borrowing Base Deficiency” means, at the time of determination, the amount by which (a) the Combined Credit Exposure exceeds (b) the then current Global Borrowing Base.

“Global Borrowing Base Designation Notice” is defined in Section 2.7(b).

“Global Borrowing Base Utilization” means, at the time of determination, an amount (expressed as a percentage) equal to the quotient of (a) the Combined Credit Exposure divided by (b) the Global Borrowing Base.

“Global Commitment” means, with respect to each Lender (and its Affiliate, if any, that is a Canadian Lender), the amount set forth on Schedule 2.1 as the “Global Commitment” for such Lender (and such Affiliate, if any) or in the Register following any Assignment and Acceptance to which such Lender (and such Affiliate, if any) is a party, as such Global Commitment may be (a) reduced from time to time pursuant to Section 2.8, (b) increased from time to time pursuant to Section 2.1(b), (c) reallocated from time to time pursuant to Section 2.1(c), (d) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4, and (e) terminated pursuant to Sections 8.2 or 8.3. The initial aggregate principal amount of the Global Commitments of the Lenders (and their respective Affiliates who are Canadian Lenders) is U.S.$300,000,000.

“Global Commitment Increase” is defined in Section 2.1(b).

“Global Effective Date” means the date on which the conditions specified in Section 4.1 of each Combined Credit Agreement are satisfied (or waived in accordance with Section 10.2 of each Combined Credit Agreement).

“Governmental Approval” means (a) any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, or with, (b) any required notice to, (c) any declaration of or with, or (d) any registration by or with, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive or other governmental restriction or binding form of decision of or determination by, or binding interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereafter in effect.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term “Guarantee” shall not include (x) endorsements of instruments for collection or deposit in the ordinary course of business or (y) indemnities given in connection with asset sales or otherwise provided in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guarantor” means each Material Subsidiary listed on Exhibit L (except MGV) under the heading “Material Subsidiaries” and each Subsidiary that is required to execute a Guaranty pursuant to Section 5.16.

“Guaranty” means a Guaranty made pursuant to Section 4.1(a) or Section 5.16 by a Guarantor in favor of the Global Administrative Agent, substantially in the form of Exhibit G, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents. The term “Guaranties” shall include each and every Guaranty executed and delivered by a Guarantor hereunder.

“Hazardous Discharge” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Material from or onto any real property owned, leased or operated at any time by any Loan Party or any real property owned, leased or operated by any other Person.

“Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, and any petroleum, petroleum products or petroleum distillates and associated oil or natural gas exploration, production and development wastes that are not exempted or excluded from being defined as “hazardous substances”, “hazardous materials”, “hazardous wastes” and “toxic substances” under such Environmental Laws.

“Hedge Transaction” means any commodity, interest rate, currency or other derivative, swap, option, collar, futures contract or other contract pursuant to which a Person hedges risks related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions. “Hedge Transactions” expressly includes Oil and Gas Hedge Transactions.

“Hedging Agreements” means, collectively, any agreement, instrument, arrangement or schedule or supplement thereto evidencing any Hedge Transaction.

“Hedging Obligations” means, with respect to any Person, all liabilities (including but not limited to obligations and liabilities of such Person arising in connection with or as a result of early or premature termination of a Hedging Agreement or Hedge Transaction, whether or not occurring as a result of a default thereunder) of such Person under a Hedging Agreement or Hedge Transaction.

“Highest Lawful Rate” is defined in Section 10.13.

“Hydrocarbons” means, collectively, oil, gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, liquified petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

“Immaterial Title Deficiencies” has the meaning assigned to such term in Section 3.9.

“Indebtedness” means, for any Person, (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including Capital Lease Obligations, other than oil and gas leases entered into in the ordinary course of business) of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit, banker’s acceptances, surety or other bonds or instruments issued for the account of such Person, (f) any amount owed by such Person representing the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business and which have not been outstanding for more than ninety (90) days past the applicable due date), (g) all obligations of such Person secured by a Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person, (h) all obligations under operating leases (i) which require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, based on the purchase price or appraisal value of the Property subject to such lease plus a marginal interest rate, and (ii) that are used primarily as a financing vehicle for such Property, (i) obligations to deliver goods or services, including, without limitation, Hydrocarbons and the forward sale of Hydrocarbons, in consideration of Advance Payments, (j) the undischarged balance of any Production Payment created by such Person or for the creation of which such Person directly or indirectly received payment, to the extent such Production Payment would be reflected as indebtedness on a consolidated balance sheet of such Person, (k) net liabilities of such Person under all Hedging Obligations determined in accordance with GAAP, and (l) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in clauses (a) through (k) preceding.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” is defined in Section 10.3(b).

“Initial Reserve Report” means (a) that certain reserve report which was prepared by Schlumberger Data and Consulting Services, dated as of March 4, 2004, evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of December 31, 2003, located in the United States and (b) that certain reserve report which was prepared by Netherland & Sewell, dated as of March 4, 2004, evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of December 31, 2003, located in Canada, true and correct copies of which have been delivered to the Global Administrative Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of even date herewith by and among the Global Administrative Agent on behalf of the “Combined Lenders”, the “Combined Issuing Banks”, the “Accepting Lenders”, the “Lender Hedge Counterparties” and the other “Agents” as defined therein, and the Canadian Administrative Agent on behalf of the “Canadian Lenders”, the “Canadian Issuing Banks”, the “Accepting Lenders”, the “Canadian Lender Hedge Counterparties” and the other “Canadian Agents” as defined therein, as amended, supplemented, restated or otherwise modified from time to time in accordance with the Combined Loan Documents.

“Interest Election Request” means a written or telephonic request by an Authorized Officer of the Borrower to convert or continue a Borrowing in accordance with Section 2.6, which if written shall be in substantially the form of Exhibit E-2 or any other form approved by the Global Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day, or, with the consent of the Global Administrative Agent, such other day, in the calendar month that is one, two, three or six months or, if available to all Lenders, nine or twelve months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period may end later than the last day of the Availability Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to any Person, any loan, advance, extension of credit or capital contribution to, investment in or purchase of the stock or other securities of, or interests in, any other Person.

“Issuing Bank” means (i) the Global Administrative Agent and (ii) any other Lender agreed to among the Borrower and the Global Administrative Agent to issue Letters of Credit. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency” is defined in Section 2.20(b).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lender Affiliate” means, with respect to any Lender, (a) an Affiliate of such Lender or (b) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Parties” means the Agents, the Lenders, the Issuing Banks and each Affiliate of a then current Lender that is party to a Hedge Agreement with the Borrower (or with any Loan Party that is organized in the United States, any state thereof or the District of Columbia, and each of their respective successors, transferees and assigns).

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party to this Agreement pursuant to an Additional Lender Certificate or an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement and (b) each Existing Letter of Credit deemed to be issued and outstanding as of the Closing Date under this Agreement pursuant to Section 2.4(j) and listed in Exhibit N.

“Lien” means (a) any lien, charge or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment, bailment or margin account for security purposes, (b) Production Payments and the like which constitute Indebtedness, payable out of Oil and Gas Properties or (c) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting title to Property. For the purposes of this Agreement, Borrower and its Subsidiaries shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means (a) this Agreement, the Notes, the Security Documents, the Fee Letter, the Intercreditor Agreement, the Hedging Agreements between the Borrower or any of its U.S. Subsidiaries and any Lender or any Affiliate of a then current Lender, any Borrowing Request and any Interest Election Request, any Additional Lender Certificate, any Assignment and Acceptance, and (b) each other agreement, document or instrument delivered by the Borrower or any other Person in connection with this Agreement, as such may be amended from time to time.

“Loan Parties” means the Borrower, the Guarantors, the Canadian Borrower, and any Material Subsidiary of the Borrower and any Material Subsidiary (as defined in the Canadian Credit Agreement) of the Canadian Borrower that executes a Combined Loan Document, for so long as such Combined Loan Document is in effect.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long Term Debt” means Indebtedness which matures more than one year from the date it is incurred, or which can be extended at the option of the obligor(s) to a date more than one year from the date it is incurred.

“Margin Stock” means “margin stock” within the meaning of Regulation U.

“Material Adverse Effect” means a material and adverse effect on (a) the financial condition, business operations, properties or assets of the Borrower and its Subsidiaries, taken as a whole, (b) (i) the validity and enforceability of this Agreement, the Notes, the Security Documents or any other material Combined Loan Documents, or (ii) the perfection or priority of any material Lien purported to be created thereby, or (c) the right or ability of the Loan Parties to fully, completely and timely pay and perform their obligations under the Combined Loan Documents.

“Material Agreement” means any material written or oral agreement or contract to which a Person is a party, by which such Person is bound, or to which any material assets of such Person are subject, which is not cancelable by such Person upon notice of thirty (30) days or less without liability for further payment other than nominal penalty.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Loan Party is a party or by which any Borrowing Base Property is bound, a net negative gas imbalance in the aggregate for all Loan Parties in excess of one half bcf of gas (on an mcf equivalent basis) in the aggregate.

“Material Subsidiary” means (a) any Subsidiary of the Borrower listed on Exhibit L under the heading “Material Subsidiaries,” and (b) any Subsidiary of the Borrower that (i) is designated by the Borrower in writing to the Global Administrative Agent as a Material Subsidiary, (ii) owns Mortgaged Properties or (iii) is a direct or indirect parent of any Material Subsidiary.

“Maturity Date” means July 28, 2009.

“Mercury” means Mercury Exploration Company, a Texas corporation.

“MGV” means MGV Energy Inc., an Alberta, Canada corporation.

“MGV Class C Shares” means, collectively, the Class C Common Shares of MGV issued and outstanding as of the Closing Date.

“Mineral Interests” means all rights, estates, titles, and interests in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interests, production payments, net profits interests, oil and gas fee interests, and other rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Governmental Rules, which now or hereafter include all or any part of the foregoing.

“Minimum Threshold Amount” is defined in Section 2.7(d)(iii).

“Monthly Date” means the fifteenth day of each calendar month.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means the Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing delivered pursuant to the Loan Documents in substantially the form of Exhibit H (or in such other form as the Global Administrative Agent may approve), executed and delivered by the Borrower or any Loan Party (other than Foreign Subsidiaries), as the case may be, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents. The term “Mortgage” shall include each mortgage supplement after execution and delivery of such mortgage supplement. The term “Mortgages” shall include each and every Mortgage executed and delivered by each of the Borrower and its Subsidiaries hereunder.

“Mortgaged Property” means any Oil and Gas Property with respect to which a Lien is granted pursuant to a Mortgage.

“Net Cash Proceeds” means, with respect to any sale or other disposition (including a Casualty Event), the cash proceeds (including cash equivalents and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such sale or other disposition (including a Casualty Event) received by the Borrower or any of its Subsidiaries, net of all attorneys’ fees, accountants’ fees, investment banking fees and other customary expenses, fees and commissions actually incurred by the Borrower or any of its Subsidiaries and net of Taxes paid as of the date of receipt of such Net Cash Proceeds as a result of such sale or disposition by the Borrower or any of its Subsidiaries.

“Non-Recourse Debt” means Indebtedness of any Subsidiary which does not own Borrowing Base Properties (a) secured solely by the assets acquired with the proceeds of such Indebtedness and (b) with respect to which (i) no Loan Party shall have any liability to any Person for repayment of all or any portion of such Indebtedness beyond the assets so secured and (ii) the holders thereof (A) shall have recourse only to, and shall the right to require the obligations of such Subsidiary to be performed, satisfied or paid only out of, the assets so secured and (B) shall have no direct or indirect recourse (including by way of indemnity or guaranty) to any Loan Party, whether for principal, interest, fees, expenses or otherwise; provided, however, that any such Indebtedness shall not cease to be “Non-Recourse Debt” solely as a result of the instrument governing such Indebtedness containing terms pursuant to which such Indebtedness becomes recourse upon (i) fraud or misrepresentation by the Person in connection with such Indebtedness, (ii) such Person failing to pay taxes or other charges that result in the creation of Liens on any portion of the specific property securing such Indebtedness or failing to maintain any insurance on such property required under the instruments securing such Indebtedness, (iii) the conversion of any of the collateral for such Indebtedness, (iv) such Person failing to maintain any of the collateral for such Indebtedness in the condition required under the instruments securing the Indebtedness, (v) any income generated by the specific property securing such Indebtedness being applied in a manner not otherwise allowed in the instruments securing such Indebtedness, (vi) the violation of any Environmental Law or otherwise affecting the environmental condition of the specific property securing the Indebtedness or (vii) the rights of the holder of such Indebtedness to the specific property becoming impaired, suspended or reduced by any act, omission or misrepresentation of such Person; provided further, however, that, upon the occurrence of any of the foregoing clauses (i) through (vii) above, any such Indebtedness shall cease to be “Non-Recourse Debt” and shall be deemed to be Indebtedness incurred by such Person at such time.

“Note” means any promissory note delivered pursuant to Section 2.9(a).

“Obligations” means (without duplication), at any time, the sum of (a) the Credit Exposure of the Lenders under the Loan Documents plus (b) all accrued and unpaid interest and fees owing to the Lenders under the Loan Documents plus (c) all Hedging Obligations in connection with all Hedging Agreements between the Borrower or any of its Subsidiaries and any Lender or any Affiliate of a Lender plus (d) all other obligations (monetary or otherwise) of the Borrower or any Subsidiary to any Lender or any Agent, whether or not contingent, arising (whether now or hereafter) under or in connection with any of the Loan Documents.

“Oil and Gas Hedge Transaction” means a Hedge Transaction pursuant to which any Person hedges the price to be received by it for future production of Hydrocarbons.

“Oil and Gas Properties” means the Mineral Interests; the Properties now or hereafter pooled or unitized with the Mineral Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Mineral Interests; all operating agreements, joint venture agreements, contracts and other agreements which relate to any of the Mineral Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Mineral Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Mineral Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Mineral Interests; all tenements, profits á prendre, hereditaments, appurtenances and Properties in anywise appertaining, belonging, affixed or incidental to the Mineral Interests, Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Mineral Interests or Property (excluding drilling rigs, automotive equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, water wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“OPA” means the Oil Pollution Act of 1990, as amended from time to time.

“Organic Documents” means, relative to any Person, its articles of organization, association, formation or incorporation (or comparable document), its by-laws, memorandum of association or operating agreement and all partnership agreements, limited liability company or operating agreements and similar arrangements applicable to ownership of its Equity Interests.

“Other Currency” is defined in Section 2.20(a).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” is defined in Section 10.4(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means, with respect to any asset:

(a) Liens securing the Combined Obligations;

(b) minor defects in title which do not secure the payment of money and otherwise have no material adverse effect on the value or the operation of the subject property, and for the purposes of this Agreement, a minor defect in title shall include, but not be limited to, easements, rights-of-way, servitudes, permits, zoning restrictions, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of any Loan Party and Immaterial Title Deficiencies;

(c) inchoate statutory or operators’ Liens securing obligations for labor, services, materials and supplies arising in the ordinary course of business which are not delinquent (except to the extent permitted by Section 5.7);

(d) mechanic’s, materialmen’s, warehouseman’s, journeyman’s, vendor’s, landlord’s and carrier’s Liens and other similar Liens arising by operation of law in the ordinary course of business which are not delinquent (except to the extent permitted by Section 5.7);

(e) Liens for Taxes, assessments, fees and other charges of any Governmental Authority not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as permitted by Section 5.7;

(f) lease burdens payable to third parties which are deducted in the calculation of discounted present value in the Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest in existence as of the Closing Date or as a result of or in accordance with the Loan Party’s acquisition of the property burdened thereby;

(g) Liens in favor of the Subordinate Noteholders and/or Subordinate Note Collateral Agent to secure the Existing Subordinate Debt or any Guarantees by any Subsidiaries thereof which are junior, subordinate and inferior to the Liens of the Security Documents;

(h) Liens securing Non-Recourse Debt permitted by Section 7.1;

(i) Liens created by and arising out of the Falcon Seaboard Settlement Agreement;

(j) pledges or deposits in connection with workers’ compensation, unemployment compensation and/or other social security legislation, and deposits in the ordinary course of business securing liabilities to insurance carriers under insurance or self-insurance arrangements;

(k) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other similar obligations incurred in the ordinary course of business;

(m) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8.1(i);

(n) any Lien existing on any Property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any Property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (ii) such Lien shall not apply to any other Property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and extensions, renewals and replacements of such obligations that are not in excess of the outstanding principal amount of such obligations as of such acquisition date or date such Person becomes a Subsidiary (provided, that such obligations and such extensions, renewals, and replacements thereof so secured by such Lien, together with the Indebtedness secured by Liens described in clause (q) below, shall at no time exceed U.S.$10,000,000 in the aggregate);

(o) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of business and in accordance with the Combined Loan Documents and covering only the assets so leased;

(p) Liens in existence on the date hereof listed on Schedule 7.3 securing Indebtedness permitted by Section 7.1(f), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of the Indebtedness secured thereby is not increased;

(q) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any of its Subsidiaries; provided that (i) such Liens secure Indebtedness permitted by Section 7.1(m) hereof, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition, construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, (iv) such Liens shall not apply to any other property or assets of Parent or any of such Subsidiaries, and (iv) the Indebtedness secured by such Liens, together with the obligations and extensions, renewals and replacements of such obligations described in clause (n) above, shall at no time exceed U.S.$10,000,000 in the aggregate; or

(r) Liens not otherwise included in this definition so long as neither (i) the aggregate outstanding principal amount of the obligations of all of the Loan Parties secured thereby nor

(ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) U.S.$5,000,000 at any one time.

“Permitted Investments” means:

(a) readily marketable direct obligations of the United States of America (or investments in mutual funds or similar funds which invest solely in such obligations);

(b) fully insured time deposits and certificates of deposit with maturities of one year or less of any commercial bank operating in the United States having capital and surplus in excess of U.S.$100,000,000;

(c) all Investments held by any Loan Party in the form of cash or cash equivalents;

(d) all Investments by any Loan Party in Sweep Accounts;

(e) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest ratings categories of S&P or Moody’s;

(f) money market mutual or similar funds having assets in excess of U.S.$100,000,000, at least 95% of the assets of which are comprised of assets specified in clauses (a) through (e) above;

(g) all Investments described in the Financial Statements or on Schedule 7.8 hereto;

(h) all Investments by any Loan Party in a direct or indirect Material Subsidiary (other than Foreign Subsidiaries) of Borrower, so long as such Material Subsidiary (other than Foreign Subsidiaries) has provided a Guaranty, a Security Agreement and/or Mortgage in accordance with Sections 4.1, 5.16 and 5.18, and the Equity Interests of such Material Subsidiary owned by the Borrower or a Subsidiary of the Borrower has been pledged to the Global Administrative Agent pursuant to a Pledge Agreement in accordance with, and as and to the extent required by, Sections 4.1, 5.16 and 5.18;

(i) extensions of customer or trade credit in the ordinary course of business;

(j) Guarantee obligations permitted by Section 7.1;

(k) all Investments by any Loan Party in Persons that own and/or lease any Oil and Gas Properties and/or any gas processing or gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements within the geographic boundaries of the United States of America or Canada, provided, except to the extent any such Investments constitute “Permitted Investments” under any other subsection of this definition, such Investments do not exceed U.S.$5,000,000 in the aggregate at any time;

(l) all Investments constituting Indebtedness permitted by Section 7.1;

(m) all Investments permitted by the Canadian Loan Documents;

(n) all Investments by the Borrower or any Subsidiary in Foreign Subsidiaries (i) existing as of the Global Effective Date that are set forth under the heading “Investments in Foreign Subsidiaries” in Schedule 7.8 and (ii) made after the Global Effective Date in an aggregate amount not to exceed U.S.$10,000,000 at any one time outstanding;

(o) all Investments arising from transactions by the Borrower or any Subsidiary with customers or suppliers in the ordinary course of business, including endorsements of negotiable instruments, debt obligations and other Investments received by the Borrower or any Subsidiary in connection with the bankruptcy or reorganization of customers and in settlement of delinquent obligations of, and other disputes with, customers; and

(p) any Investments by any Loan Party in any Persons; provided that, the aggregate amount of all such Investments made pursuant to this clause (p) outstanding at any time shall not exceed U.S.$10,000,000 (measured on a cost basis).

For the avoidance of doubt, to the extent any Investment could be attributable to more than one subsection of this definition of “Permitted Investments,” the Borrower or any other Loan Party may categorize all or any portion of such Investment to any one or more subsections of this definition as it elects and unless as otherwise expressly provided, in no event shall the same portion of any Investment be deemed to utilize or be attributable to more than one subsection of this definition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee benefit plan within the meaning of section 3(3) of ERISA, and any other similar plan, policy or arrangement, including an employment contract, whether formal or informal and whether legally binding or not, under which any Loan Party or an ERISA Affiliate of a Loan Party has any current or future obligation or liability or under which any present or former employee of any Loan Party or an ERISA Affiliate of a Loan Party, or such present or former employee’s dependents or beneficiaries, has any current or future right to benefits resulting from the present or former employee’s employment relationship with any Loan Party or an ERISA Affiliate of a Loan Party.

“Pledge Agreement” means a Pledge Agreement and Irrevocable Proxy, dated as of the Global Effective Date or otherwise delivered pursuant to the Loan Documents, substantially in the form of Exhibit F (or such other form acceptable to the Global Administrative Agent), as amended, supplemented, restated or otherwise modified from time to time in accordance with the Loan Documents. The term “Pledge Agreements” shall include each and every Pledge Agreement executed and delivered pursuant to the Loan Documents.

“Pledging Subsidiary” means each existing and future Subsidiary (other than a Foreign Subsidiary) of Borrower that executes and delivers a Pledge Agreement in accordance with the Loan Documents pursuant to which such Subsidiary pledges to the Global Administrative Agent, for the ratable benefit of the Lenders, all of the issued and outstanding Equity Interests of a Material Subsidiary owned by such Subsidiary to secure the Obligations.

“Prime Rate” means a rate of interest per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate shall be effective on the date such change in the Prime Rate is announced.

“Pro Rata Lender” means any Lender identified as a “Pro Rata Lender” on Schedule 2.1, as such Schedule 2.1 is replaced or amended from time to time pursuant to the terms hereof.

“Production Payments” means a production payment obligation (whether volumetric or dollar denominated) of the Borrower or any of its Subsidiaries which are payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Property Description” is defined in Section 3.9.

“Proved Mineral Interests” means, collectively, all Mineral Interests which constitute “proved reserves”, “proved developed producing reserves,” “proved developed nonproducing reserves”, and “proved undeveloped reserves,” as such terms are defined from time to time by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

“Proved Producing Mineral Interests” means all Mineral Interests which constitute “proved developed producing reserves” as such term is defined from time to time by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

“QELP” means Quicksilver Energy, L.P., a Michigan limited partnership.

“Recognized Value” means, with respect to Mineral Interests, the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Mineral Interests as determined by the Global Administrative Agent for purposes of determining the portion of the Global Borrowing Base and U.S. Borrowing Base which it attributes to such Mineral Interests in accordance with Section 2.7 hereof.

“Redetermination Date” means (a) with respect to any Scheduled Redetermination, each May 1, commencing May 1, 2005, and (b) with respect to any other redetermination of the Global Borrowing Base or U.S. Borrowing Base, the first day of the first month which is not less than twenty (20) Business Days following the date of a request for a redetermination pursuant to Section 2.7(e).

“Register” has the meaning set forth in Section 10.4(c).

“Regulation U” means any of Regulations T, U or X of the Board from time to time in effect and shall include any successor or other regulations or official interpretations of the Board or any successor Person relating to the extension of credit for the purpose of purchasing or carrying Margin Stock and which is applicable to member banks of the Federal Reserve System or any successor Person.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means the Combined Lenders holding Combined Commitments (or Combined Credit Exposure, as applicable) in the aggregate greater than or equal to 66 2/3% of the aggregate Combined Commitments under the Combined Loan Documents, or, if the Combined Commitments have been terminated, the aggregate Combined Credit Exposure under the Combined Loan Documents.

“Required Reserve Value” means Proved Mineral Interests in respect of the Borrowing Base Properties that in the aggregate have a Recognized Value of not less than eighty percent (80%) of the Recognized Value of all Proved Mineral Interests in respect of the Borrowing Base Properties held by Borrower and its Subsidiaries.

“Reserve Report” means the Initial Reserve Report and any other Reserve Report(s) delivered pursuant to Sections 2.7 or 5.1(i), in form and substance reasonably satisfactory to the Global Administrative Agent, prepared at the sole cost and expense of the Borrower by an Approved Engineer (or, with respect to a Reserve Report delivered pursuant to Section 2.7(e), at the Borrower’s option, the in-house engineer of the Borrower), for which the Approved Engineer (or, as appropriate, the in-house engineer of the Borrower) shall certify, in writing, that such Reserve Report was prepared in accordance with the normal and customary methods and procedures used by such Approved Engineer (or, as appropriate, such in-house engineer) for evaluating oil and gas reserves. Each Reserve Report shall evaluate the Proved Mineral Interests attributable to the Oil and Gas Properties owned directly by the Borrower and/or its Subsidiaries which the Borrower wishes to include in the Global Borrowing Base, as of the immediately preceding December 31 or, with respect to a discretionary redetermination of the Global Borrowing Base and the U.S. Borrowing Base requested by any Person pursuant to Section 2.7(e), as of the date requested by such Person in its request for such discretionary redetermination, as applicable. Each Reserve Report shall set forth volumes, projections of the future rate of production, Hydrocarbons prices, escalation rates, discount rate assumptions, and net proceeds of production, present value of the net proceeds of production, operating expenses and capital expenditures, in each case based upon updated economic assumptions reasonably acceptable to the Global Administrative Agent.

“Restricted Payment” means, with respect to any Person, any Distribution by such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto that is a nationally-recognized rating agency.

“Scheduled Redetermination” means any redetermination of the Global Borrowing Base and the U.S. Borrowing Base pursuant to Section 2.7(b).

“SEC” means the Securities and Exchange Commission in the United States and any successor Governmental Authority.

“Security Agreement” means a Security Agreement executed and delivered pursuant to the Loan Documents, between the Global Administrative Agent and the Borrower or a Material Subsidiary (other than a Foreign Subsidiary), substantially in the form of Exhibit I (or such other form as acceptable to the Global Administrative Agent), as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents. The term “Security Agreements” shall include each and every Security Agreement executed and delivered pursuant to the Loan Documents.

“Security Documents” means the Pledge Agreements, the Guaranties, the Mortgages, the Security Agreements, the Assignments of Production, and each other security agreement or other instrument or document executed and delivered pursuant to Section 4.1, Section 5.16, Section 5.18 or pursuant to the Loan Documents to secure any of the Obligations.

“SFAS 133” means the statement of financial accounting standard number 133 entitled “Accounting for Derivative Instruments and Hedging Activities” issued by the Financial Accounting Standards Board in June of 1998, as amended from time to time.

“Solvent” means, with respect to any Person at any time, a condition under which (a) the fair saleable value of such Person’s assets is, on the date of determination, greater than the total amount of such Person’s liabilities (including contingent and unliquidated liabilities) at such time; (b) such Person is able to pay all of its liabilities as such liabilities mature, (c) such Person does not intend to, and such Person does not believe it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business or transaction, and such Person is not about to engage in a business or transaction for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. For purposes of this definition (i) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability, (ii) the “fair saleable value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value, and (iii) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the applicable maximum reserve percentages (including all basic, marginal, special, emergency and supplemental reserves) expressed as a decimal established by the Board to which the Global Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency fundings and to be subject to such reserve requirements without the benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinate Note Collateral Agent” means BNP Paribas as Collateral Agent for the Subordinate Noteholders under the Subordinated Note Purchase Agreement, and its successors and assigns.

“Subordinate Note Documents” means the Subordinated Note Purchase Agreement, the Subordinate Notes, and all promissory notes, security agreements, deeds of trust, assignments, guarantees and other documents, instruments and agreements executed and delivered pursuant to the Subordinated Note Purchase Agreement evidencing, securing, guaranteeing or otherwise pertaining to the Existing Subordinate Debt and the other obligations arising under the Subordinated Note Purchase Agreement, as the foregoing may be amended, restated, renewed, extended, supplemented, increased, replaced or otherwise modified from time to time to the extent permitted hereunder and under the Subordinated Note Purchase Agreement.

“Subordinate Noteholders” means each holder of Subordinate Notes, and their successors and assigns.

“Subordinate Notes” means, collectively, each of Borrower’s Senior Subordinated Second Lien Mortgage Notes due December 31, 2006, as amended, restated, renewed, extended supplemented, increased, replaced or otherwise modified from time to time to the event permitted hereunder and under the Subordinated Note Purchase Agreement.

“Subordinated Debt” means (a) the Existing Subordinate Debt and (b) any other Indebtedness incurred or assumed after the date of this Agreement by the Borrower or any of its Subsidiaries that (i) is subordinated in right of security and payment to the payment in full in cash and cash equivalents of all Combined Obligations of the Borrower or the relevant Subsidiary, as the case may be, on terms and conditions satisfactory to Global Administrative Agent and the Required Lenders, (ii) has a maturity date at least six (6) months after the Maturity Date, (iii) contains covenants not materially more onerous to Borrower and its Subsidiaries than those contained in the Combined Loan Documents and (iv) contains other terms and conditions (including amount, interest, amortization, covenants and events of default) as are satisfactory to the Global Administrative Agent and the Required Lenders.

“Subordinated Note Purchase Agreement” means that certain U.S.$70,000,000 Note Purchase Agreement dated as of June 27, 2003 by and among the Borrower, Subordinate Note Collateral Agent and Subordinate Noteholders, as amended by that certain First Amendment to Note Purchase Agreement dated as of January 30, 2004, as further amended by that certain Second Amendment to Note Purchase Agreement dated as of even date herewith, by and among the Borrower, Subordinate Note Collateral Agent, and other parties thereto, as further by amended by that certain Second Amendment to Note Purchase Agreement, dated as of even date herewith, by and among the Borrower, Subordinate Note Collateral Agent, and other parties thereto, as the same may be modified, amended, renewed, supplemented, extended, restated, increased or replaced from time to time to the extent permitted hereunder and under the Subordinated Note Purchase Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date any corporation, limited liability company, partnership (limited or general), association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.

“Sweep Accounts” means deposit accounts, the proceeds of which are transferred nightly to an interest-bearing concentration account maintained by the Global Administrative Agent, or another Lender (provided that upon an Event of Default such Lender shall, at the request of the Global Administrative Agent, enter into a control agreement with the Global Administrative Agent and the appropriate Loan Party in form and substance reasonably satisfactory to the Global Administrative Agent), and re-transferred each morning to the applicable Loan Party’s deposit accounts, all on terms and conditions reasonably satisfactory to the Global Administrative Agent.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Alternate Base Rate.

“UCC Searches” means central and local current financing statement or equivalent Canadian Lien searches from each state or province in which any Collateral or a Borrowing Base Property is located, and such other jurisdictions as the Global Administrative Agent may reasonably request, covering the Borrower and each Guarantor together with copies of all financing statements listed in such searches.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“Unutilized Commitment” means, at the time of determination, the amount by which (a) the lowest of (i) the aggregate amount of the Commitments of all Lenders at such time, (ii) the amount of the U.S. Borrowing Base as then in effect at such time and (iii) the amount of the Allocated U.S. Borrowing Base as then in effect at such time, exceeds (b) the amount of the aggregate Credit Exposure of the Lenders at such time.

“Upfront Fee” is defined in Section 2.11(c).

“U.S. Borrowing Base” means the “U.S. Borrowing Base” as determined from time to time pursuant to Section 2.7.

“U.S. Borrowing Base Deficiency” means, at the time of determination, the amount by which (a) the aggregate Credit Exposure of the Lenders exceeds (b) the lesser of (i) the then current U.S. Borrowing Base and (ii) the then current Allocated U.S. Borrowing Base.

“U.S. Borrowing Base Properties” means those Borrowing Base Properties located in the United States owned by the Borrower or any of its U.S. Subsidiaries.

“U.S. Dollars” or “U.S.$” or “Dollar” refers to lawful money of the United States of America.

“U.S. Flex Portion” means that unallocated portion of the Commitments remaining after making the allocations described in Section 2.1(c)(ii) and (iii).

“U.S. Only Lender” means any Lender identified as a “U.S. Only Lender” on Schedule 2.1, as such Schedule 2.1 is replaced or amended from time to time pursuant to the terms hereof.

“U.S. Required Lenders” means, at the time of determination, the Lenders holding Commitments (or Credit Exposure, as applicable) in the aggregate greater than or equal to 66 2/3% of the aggregate Commitments under the Loan Documents, or, if the Commitments have been terminated, the aggregate Credit Exposure under the Loan Documents.

“U.S. Required Reserve Value” means Proved Mineral Interests in respect of the U.S. Borrowing Base Properties that have a Recognized Value of not less than eighty percent (80%) of the Recognized Value of all Proved Mineral Interests in respect of the U.S. Borrowing Base Properties held by Borrower and its Subsidiaries.

“Wholly-Owned Subsidiary” means, as to any Person, any Subsidiary of which all of the outstanding shares of Equity Interests (other than directors’ qualifying shares or, in the case of the Canadian Borrower, non-voting shares and related exchangeable put rights held by present or former officers, directors and shareholders of the Canadian Borrower) on a fully-diluted basis, are owned (whether legally or beneficially by agreement) directly or indirectly by such Person or one or more of its Wholly-Owned Subsidiaries or by such Person and one or more of its Wholly-Owned Subsidiaries. Unless otherwise indicated, each reference to the “Wholly-Owned Subsidiary” means a Wholly-Owned Subsidiary of the Borrower.

SECTION 1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or “Eurodollar Borrowing”).

SECTION 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, increased, renewed, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, increases, renewals, extensions, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, provided such successors and assigns are permitted by the Loan Documents, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Global Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of this Agreement in GAAP or in the application thereof on the operation of such provision (or if the Global Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.1 Global Commitments and Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Loans in U.S. Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Credit Exposure of any Lender exceeding the lowest of (A) the Commitment of such Lender then in effect, (B) such Lender’s Applicable Percentage of the U.S. Borrowing Base then in effect or (C) such Lender’s Applicable Percentage of the Allocated U.S. Borrowing Base then in effect, or (ii) the aggregate amount of the Credit Exposure of all Lenders then in effect exceeding the lowest of (A) the aggregate Commitments of all the Lenders, (B) the U.S. Borrowing Base then in effect or (C) the Allocated U.S. Borrowing Base then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

(b) At any time and from time to time prior to the Maturity Date, the Borrower may increase the aggregate amount of the Global Commitments of the Combined Lenders (each such increase, a “Global Commitment Increase”) in an aggregate amount for all such increases of up to U.S.$300,000,000 so long as (i) the Global Administrative Agent, the Canadian Administrative Agent, and the Required Lenders consent to such requested Global Commitment Increase, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) the aggregate Global Commitments calculated after taking into effect the requested Global Commitment Increase does not exceed U.S.$600,000,000; and (iii) each Combined Lender shall have been offered a pro rata share of such requested Global Commitment Increase, but no Combined Lender shall have its Global Commitment increased without such Combined Lender’s consent. Each Combined Lender shall have the option, but no Combined Lender shall have any obligation, to increase its Global Commitment hereunder in connection with any Global Commitment Increase. If the Borrower desires to effect a Global Commitment Increase, the Borrower and the financial institution(s) that the Borrower proposes to become a Lender hereunder, and, if applicable, the existing Lender(s) that the Borrower proposes to increase its existing Global Commitment shall (subject at all times to the consent of each such financial institution or each such existing Lender, as applicable) execute and deliver to the Global Administrative Agent a certificate substantially in the form of Exhibit J hereto (an “Additional Lender Certificate”). Upon receipt of such Additional Lender Certificate (1) any such additional Lender shall be deemed to be a party in all respects to this Agreement and the other Loan Documents as of the effective date set forth in such Additional Lender Certificate and (2) upon the effective date set forth in such Additional Lender Certificate, any such Lender party to the Additional Lender Certificate shall purchase a pro rata portion of the outstanding Loans (and participation interests in the Letters of Credit) of each of the current Lenders such that the Lenders (including any additional Lender, if applicable) shall hold their Applicable Percentage of the outstanding Loans (and participation interests).

(c) The Global Commitments shall from time to time be reallocated, and the Commitments shall from time to time be adjusted, by the Global Administrative Agent in accordance with this Section 2.1(c). Upon each delivery by the Borrower of a Borrowing Base Allocation Notice in accordance with Section 2.7(d)(iii) or (iv), or upon an increase of the Global Commitments pursuant to Section 2.1(b), or upon a reduction of the Global Commitments by the Borrower pursuant to Section 2.8, the Global Administrative Agent will reallocate the Global Commitments of the Combined Lenders between this Agreement and the Canadian Credit Agreement in order to establish new Commitments under this Agreement and Canadian Commitments under the Canadian Credit Agreement for the Combined Lenders pursuant to the following guidelines: (i) the Global Commitments of all Combined Lenders will be reallocated in such a manner that (1) the ratio of the aggregate Commitments of all Lenders to the Combined Commitments equals the ratio of the then proposed Allocated U.S. Borrowing Base (as so designated or determined in accordance with Section 2.7) to the then proposed Global Borrowing Base (as so designated or determined in accordance with Section 2.7), (ii) the Global Commitments of U.S. Only Lenders shall be allocated such that the Commitment of each U.S. Only Lender shall be equal to its Global Commitment; (iii) the Global Commitments of the Pro Rata Lenders (and their respective Affiliates, if any, that are Canadian Lenders) shall be reallocated such that (A) if a Pro Rata Lender is both a Lender and a Canadian Lender, (1) the ratio of such Pro Rata Lender’s Commitment to its Global Commitment is equal to the ratio of the then proposed Allocated U.S. Borrowing Base (as so designated or determined in accordance with Section 2.7) to the then proposed Global Borrowing Base (as so designated or determined in accordance with Section 2.7) and (2) the ratio of such Pro Rata Lender’s Canadian Commitment to its Global Commitment is equal to the ratio of the then proposed Allocated Canadian Borrowing Base (as so designated or determined in accordance with Section 2.7) to the then proposed Global Borrowing Base (as so designated or determined in accordance with Section 2.7) and (B) if a Pro Rata Lender is a Lender and has an Affiliate that is a Canadian Lender, (1) the ratio of such Pro Rata Lender’s Commitment to the Global Commitment associated with such Pro Rata Lender and such Affiliate is equal to the ratio of the then proposed Allocated U.S. Borrowing Base (as so designated or determined in accordance with Section 2.7) to the then proposed Global Borrowing Base (as so designated or determined in accordance with Section 2.7) and (2) the ratio of such Affiliate’s Canadian Commitment to the Global Commitment associated with such Pro Rata Lender and such Affiliate is equal to the ratio of the then proposed Allocated Canadian Borrowing Base (as so designated or determined in accordance with Section 2.7) to the then proposed Global Borrowing Base (as so designated or determined in accordance with Section 2.7); (iv) after making the reallocations in clauses (ii) and (iii) above, the Global Administrative Agent shall determine the Flex Portion of the Combined Commitments, the U.S.

Flex Portion of the Combined Commitments and the Canadian Flex Portion of the Combined Commitments and shall allocate the Flex Portion of the Combined Commitments, the U.S. Flex Portion of the Combined Commitments and the Canadian Flex Portion of the Combined Commitments among the Flex Lenders such that (A) if a Flex Lender is both a Lender and a Canadian Lender, such Flex Lender shall be allocated (1) its Flex Percentage of the U.S. Flex Portion of the Combined Commitments and (2) its Flex Percentage of the Canadian Flex Portion of the Combined Commitments, and (B) if a Flex Lender is a Lender and has an Affiliate that is a Canadian Lender, (1) such Flex Lender shall be allocated its Flex Percentage of the U.S. Flex Portion of the Combined Commitments and (2) its Affiliate shall be allocated such Affiliate’s Flex Percentage of the Canadian Flex Portion of the Combined Commitments. The Global Administrative Agent shall (x) in the case of a reallocation of the Global Commitments as a result of the delivery of a Borrowing Base Designation Notice, notify the Borrower and the Combined Lenders of the reallocated Global Commitments and adjusted Combined Commitments at the same time that it notifies them, pursuant to Section 2.7(d)(iii) or (iv), of the Allocated U.S. Borrowing Base and the Allocated Canadian Borrowing Base and (y) in the case of a reallocation of the Global Commitments as a result of an increase or reduction of the Global Commitments, notify the Borrower and the Combined Lenders of the reallocated Global Commitments and adjusted Combined Commitments by the date on which such reduction is to become effective in accordance with the terms of Section 2.1(b) or 2.8. Any U.S. Only Lender may become a Pro Rata Lender or a Flex Lender, and any Pro Rata Lender may become a Flex Lender, in each case by giving the Global Administrative Agent a written notice of its agreement to be designated as such, which notice shall be effective as of the date of the next reallocation of the Global Commitments made pursuant to this clause (c). No Combined Lender may have more than one Designation and no Flex Lender may be designated as a Pro Rata Lender or a U.S. Only Lender and no Pro Rata Lender may be designated as a U.S. Only Lender.

(d) The parties hereto acknowledge that any increase in the Global Commitments pursuant to Section 2.1(b) of the Canadian Credit Agreement or any reduction in the Global Commitments pursuant to Section 2.8 of the Canadian Credit Agreement also constitutes an increase or reduction, as the case may be, of the Global Commitments pursuant to Sections 2.1(b) and 2.8 hereof (which increase or reduction hereunder shall take place simultaneously with the increase or reduction, as the case may be, under the Canadian Credit Agreement).

SECTION 2.2 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Applicable Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Sections 2.13 and 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Eurodollar Borrowing shall be in an aggregate amount that is an integral multiple of U.S.$1,000,000 and not less than U.S.$5,000,000 (including any continuation or conversion of existing Loans made in connection therewith). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of U.S.$500,000 and not less than U.S.$500,000 (including any continuation or conversion of existing Loans made in connection therewith); provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire Unutilized Commitment, if less. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.3 Requests for Borrowings. To request a Borrowing, an Authorized Officer of the Borrower shall notify the Global Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than noon, Chicago time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, by 10:00 a.m., Chicago time, on the Business Day of the proposed Borrowing or by noon, Chicago time, at least one (1) Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Global Administrative Agent of a written Borrowing Request executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit E-1 or otherwise in a form approved by the Global Administrative Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) either (A) the wire transfer instructions for the account (together with the account number of such account) of the Borrower maintained with a Lender to which funds are to be disbursed or (B) if to be disbursed to an account other than an account maintained with a Lender, the wire transfer instructions for such account (together with the account number of such account), each in compliance with Section 2.5.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Global Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.4 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, an Authorized Officer of the Borrower may request the issuance of Letters of Credit for its own account or the account of any Material Subsidiary (other than a Foreign Subsidiary), in a form reasonably acceptable to the Global Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions; Issuance of Letters of Credit. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), an Authorized Officer of the Borrower shall, prior to noon, Chicago time, at least three (3) Business Days prior to the proposed date of issuance or modification, hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to an Issuing Bank and the Global Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name of the account party (which shall be the Borrower or a Material Subsidiary that is not a Foreign Subsidiary), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, an Authorized Officer of the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure (when aggregated with the “LC Exposure” (as defined in the Canadian Credit Agreement) under the Canadian Credit Agreement) shall not exceed U.S.$30,000,000 and (ii) the total Credit Exposure shall not exceed the lowest of (x) the aggregate Commitments of the Lenders then in effect, (y) the U.S. Borrowing Base then in effect or (z) the Allocated U.S. Borrowing Base then in effect. On the Business Day on which a Letter of Credit is requested to be issued, unless the Global Administrative Agent or the relevant Issuing Bank determines that any applicable condition precedent required pursuant to this Agreement has not been satisfied, the relevant Issuing Bank shall issue such Letter of Credit for the account of the Borrower or the account of the applicable Material Subsidiary, as the case may be, by the end of such Business Day.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date one year after the date of the issuance of such Letter of Credit or, in the case of any renewal or extension thereof of any Letter of Credit with an initial one-year tenor, one year after such renewal or extension, provided such date is not beyond the Maturity Date unless, with respect to such Letter of Credit that has an expiration date extending beyond the Maturity Date, the Borrower shall, no later than five (5) days prior to the Maturity Date, deposit in an account with the Global Administrative Agent (and in accordance with the procedure and subject to the same terms as described in clause (i) below), in the name of the Global Administrative Agent and for the benefit of the Lenders as security for the LC Exposure with respect to such Letter of Credit, cash collateral in an amount equal to the LC Exposure with respect to such Letter of Credit so remaining as of the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Global Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments or Global Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Global Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., Chicago time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to Borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with a Borrowing (it being understood that if such payment is to be financed with an ABR Borrowing, then the Borrower may request and obtain such ABR Loan on the same Business Day as the proposed Borrowing, notwithstanding the advance notice requirements of Section 2.3(b), so long as such request is made by 12:00 noon, Chicago time) in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the Borrower fails to make such payment when due (or request an ABR Borrowing therefor as provided herein), the Global Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Global Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.5 with respect to Loans made by such Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Global Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Global Administrative Agent of any payment from the Borrower pursuant to this paragraph (or promptly following the Global Administrative Agent’s receipt from the Lenders of proceeds from a requested ABR Borrowing), the Global Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein proving to be untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Agents, the Lenders or any Issuing Bank nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that none of the foregoing shall be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct or actual damages (AS OPPOSED TO SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, CLAIMS IN RESPECT OF WHICH ARE HEREBY WAIVED BY THE BORROWER TO THE EXTENT PERMITTED BY APPLICABLE LAW) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care (REGARDLESS OF WHETHER THE ISSUING BANK HAS BEEN NEGLIGENT) in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Global Administrative Agent and the Borrower by telephone (confirmed by telecopy attaching a copy of each such document) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement within two (2) Business Days after such reimbursement is due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives written notice from the Global Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Global Administrative Agent, in the name of the Global Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the aggregate LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1 (g) or (h). The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.10, and any such cash collateral so deposited and held by the Global Administrative Agent hereunder shall constitute part of the Global Borrowing Base for purposes of determining compliance with Section 2.10. Each such deposit shall be held by the Global Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Global Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest, if any, earned on the investment of such deposits, which investments shall be made at the option and reasonable discretion of the Global Administrative Agent (provided that it has received sufficient protection and indemnities as it reasonably requests in connection with its investing such cash collateral) and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Global Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the aggregate LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of all Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) and, if any, all interest and profits thereon shall be returned to the Borrower within three (3) Business Days after all Events of Default then in existence have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.10 and no Event of Default shall have occurred and be continuing.

(j) Existing Letters of Credit. Each Letter of Credit (as defined in the Existing Credit Facility) issued for the Borrower’s own account or the account of any Subsidiary that is outstanding as of the Closing Date and is specified on Exhibit N (each an “Existing Letter of Credit”) is hereby deemed to be a Letter of Credit issued and outstanding under this Agreement as of the Closing Date and the issuer thereof is hereby deemed to be an Issuing Bank hereunder.

SECTION 2.5 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m. (or 2:00 p.m., in the case of an ABR Borrowing requested pursuant to and in accordance with Section 2.4(e)), Chicago time, to the account of the Global Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Global Administrative Agent will make such Loans available to the Borrower by promptly wiring the amounts so received, in like funds, to an account of the Borrower in accordance with the wiring instructions set forth in the relevant Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.4(e) shall be remitted by the Global Administrative Agent to the applicable Issuing Bank.

(b) Unless the Global Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Global Administrative Agent such Lender’s share of such Borrowing, the Global Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Global Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Global Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Global Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate or (B) a rate determined by the Global Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans made in such Borrowing (provided that any such demand made to the Borrower shall be made within three (3) Business Days following disbursement by the

Global Administrative Agent, or the Global Administrative Agent shall be deemed to have waived the right to make such demand for immediate reimbursement from the Borrower and such funded amount shall be, as with respect to the Borrower, deemed to be a Loan hereunder). If such Lender pays such amount to the Global Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.6 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or an ABR Borrowing if no Type is specified) and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (or one month if no Interest Period is specified). Thereafter, the Borrower may elect from time to time to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may, subject to the requirements of Section 2.2(c), elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, an Authorized Officer of the Borrower shall notify the Global Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Global Administrative Agent of a written Interest Election Request executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit E-2 or otherwise in a form approved by the Global Administrative Agent.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Global Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request (or delivers an Interest Election Request that is inconsistent with a telephonic election) with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Global Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless the Obligations have been accelerated pursuant to Section 8.3, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.7 Global Borrowing Base.

(a) Initial Global Borrowing Base and U.S. Borrowing Base. During the period from the date hereof to the date of the first redetermination of the Global Borrowing Base and the U.S. Borrowing Base pursuant to the provisions of this Section, (i) the initial amount of the Global Borrowing Base has been determined by the Global Administrative Agent and acknowledged by the Borrower and its Subsidiaries (including the Canadian Borrower) and agreed to by the Combined Lenders to be U.S.$300,000,000 and (ii) the initial amount of the U.S. Borrowing Base has been determined by the Global Administrative Agent and acknowledged by the Borrower and its U.S. Subsidiaries and agreed to by the Combined Lenders to be U.S.$260,000,000.

(b) Annual Scheduled Determinations of the Global and U.S. Borrowing Bases. Promptly after January 1st of each calendar year (commencing January 1, 2005), and in any event prior to March 15th of each calendar year, the Borrower shall furnish to the Global Administrative Agent and the Combined Lenders a Reserve Report in form and substance reasonably satisfactory to the Global Administrative Agent, which Reserve Report shall evaluate as of December 31st of the immediately preceding calendar year (i) the Proved Mineral Interests attributable to the Oil and Gas Properties which the Borrower wishes to include in the Global Borrowing Base, and a projection of the rate of production and net operating income with respect thereto, as of such date, and (ii) the Proved Mineral Interests attributable to the Oil and Gas Properties of the Borrower and its U.S. Subsidiaries which the Borrower wishes to include in the U.S. Borrowing Base, and a projection of the rate of production and net operating income with respect thereto, as of such date, in each case, together with additional data concerning pricing, hedging, operating costs and quantities of production, and other information and engineering and geological data as the Global Administrative Agent or any Combined Lender may reasonably request. Within 30 days after receipt of such report and information, the Global Administrative

Agent shall make an initial determination of the Global Borrowing Base and the U.S. Borrowing Base, and shall promptly notify the Combined Lenders and the Borrower in writing of the Global Administrative Agent’s initial determination of the Global Borrowing Base and the U.S. Borrowing Base. The Global Administrative Agent shall make such determination in accordance with its customary practices and standards for oil and gas loans and in the exercise of its sole discretion. Within fifteen (15) days following their receipt of the proposed amount for the redetermined Global Borrowing Base and U.S. Borrowing Base, (x) each Combined Lender (in the case of the Global Borrowing Base) or each Lender (in the case of the U.S. Borrowing Base) (and with the agreement in either case of the Borrower, such agreement in either case to be given in its sole discretion) if the proposed amount is an increase or (y) the Required Lenders (in the case of the Global Borrowing Base) or the U.S. Required Lenders (in the case of the U.S. Borrowing Base) if the proposed amount is a decrease or maintenance, shall approve or reject the Global Administrative Agent’s initial determination of the Global Borrowing Base and U.S. Borrowing Base by written notice to the Global Administrative Agent; provided, however that failure by any Combined Lender to reject in writing the Global Administrative Agent’s determination of the Global Borrowing Base and U.S. Borrowing Base within said fifteen (15) day period shall be deemed an acceptance of such determination by such Combined Lender. If all of the Combined Lenders (in the case of the Global Borrowing Base) or the Lenders (in the case of the U.S. Borrowing Base) (and with the agreement of the Borrower in the case of a proposed increase, such agreement in either case to be given in its sole discretion) or the Required Lenders or U.S. Required Lenders, as applicable, fail to approve any such determination of the Global Borrowing Base or U.S. Borrowing Base made by the Global Administrative Agent hereunder, then the Global Administrative Agent shall poll the Combined Lenders, Required Lenders or U.S. Required Lenders, as appropriate, and the Global Borrowing Base and U.S. Borrowing Base, as applicable, shall be set at the highest amount on which all Combined Lenders (in the case of the Global Borrowing Base) or the Lenders (in the case of the U.S. Borrowing Base) (and with the agreement of the Borrower, such agreement in either case to be given in its sole discretion) if such number would result in an increase in the Global Borrowing Base or U.S. Borrowing Base, or otherwise, the Required Lenders or U.S. Required Lenders, as applicable, can agree, it being understood that a Combined Lender is deemed to have agreed to any and all amounts that are lower than the amount actually determined by such Combined Lender to be the appropriate value of the Global Borrowing Base and U.S. Borrowing Base. Notwithstanding anything herein to the contrary, until the repayment in full of the Existing Subordinate Debt and the termination of the Subordinate Note Documents, neither the Global Borrowing Base nor the U.S. Borrowing Base shall be increased to an amount greater than U.S.$300,000,000 unless the Borrower has submitted evidence satisfactory to the Global Administrative Agent that such increase in the Global Borrowing Base or U.S. Borrowing Base, as applicable, is permitted at such time under the Subordinate Note Documents and that clause (a) of the definition of “Senior Indebtedness” in, and the other provisions of, the Subordinated Note Purchase Agreement and other Subordinate Note Documents are amended to the satisfaction of the Global Administrative Agent in order to reflect the subordination of the Existing Subordinate Debt to the Obligations hereunder, after giving effect to the increased Global Borrowing Base and, if applicable, U.S. Borrowing Base, on the same terms of subordination contained in the Existing Subordinate Debt with respect to the Obligations immediately prior to such amendment(s) to the Existing Subordinate Debt, with such changes as acceptable to the Global Administrative Agent. Upon approval or deemed approval by each

Combined Lender and the Borrower or the Required Lenders or U.S. Required Lenders, as applicable, of the Global Borrowing Base and U.S. Borrowing Base, the Global Administrative Agent upon notice thereof shall, by written notice to the Borrower, and the Combined Lenders, designate the new U.S. Borrowing Base available to the Borrower and Global Borrowing Base available to the Borrower and the Canadian Borrower (each such notice in this Section 2.7(b), a “Global Borrowing Base Designation Notice”). If the Combined Commitments are in effect and/or any Combined Obligations are outstanding, then upon receipt of such Global Borrowing Base Designation Notice, the Borrower shall designate the Allocated U.S. Borrowing Base and the Allocated Canadian Borrowing Base to the Global Administrative Agent in accordance with Section 2.7(d). The Borrower shall be deemed to have agreed to the Global Borrowing Base and U.S. Borrowing Base as set forth in such Global Borrowing Base Designation Notice unless it informs the Global Administrative Agent in writing of its objection thereto prior to the date it designates the Allocated U.S. Borrowing Base and Allocated Canadian Borrowing Base pursuant to Section 2.7(d) following its receipt of such Global Borrowing Base Designation Notice.

(c) Maximum Credit. The Global Borrowing Base shall represent the maximum amount of credit in the form of loans, letters of credit and bankers’ acceptances (subject to the aggregate Combined Commitments and subject to the other provisions hereof or of the Canadian Credit Agreement) that the Combined Lenders will extend to the Borrower or the Canadian Borrower pursuant to the Combined Loan Documents at any one time prior to the Maturity Date. The U.S. Borrowing Base shall represent the maximum amount of credit in the form of Loans and Letters of Credit (subject to the aggregate Commitments and subject to the other provisions thereof) that the Lenders will extend to the Borrower pursuant to the Loan Documents at any one time prior to the Maturity Date.

(d) Allocation of the Global Borrowing Base. For so long as any of the Combined Commitments are in effect and/or any Combined Obligations are outstanding, the Global Borrowing Base shall be comprised of the Allocated U.S. Borrowing Base and the Allocated Canadian Borrowing Base, and allocations between the Allocated U.S. Borrowing Base and Allocated Canadian Borrowing Base shall be made in accordance with this Section 2.7(d).

(i) The “Allocated U.S. Borrowing Base” means, as of any date, the amount in U.S. Dollars designated or determined as such from time to time (A) by the Borrower pursuant to a Borrowing Base Allocation Notice delivered in accordance with Section 2.7(d)(iii) of this Agreement or (B) in accordance with the other provisions of this Agreement. As of the date of this Agreement, the initial Allocated U.S. Borrowing Base shall be U.S.$170,000,000.

(ii) The “Allocated Canadian Borrowing Base” means, as of any date, the Equivalent Amount in U.S. Dollars designated as such from time to time (A) by the Borrower pursuant to a Borrowing Base Allocation Notice delivered in accordance with Section 2.7(d)(iii) of this Agreement or (B) in accordance with the other provisions of this Agreement; provided, however, that at no time prior to the first scheduled redetermination of the Global Borrowing Base following the Global Effective Date shall the Allocated Canadian Borrowing Base exceed U.S.$150,000,000. On the date of this Agreement, the initial Allocated Canadian Borrowing Base shall be U.S.$130,000,000.

(iii) Within ten (10) Business Days of receipt of a Global Borrowing Base Designation Notice, the Borrower shall specify the allocation of the Global Borrowing Base between the Allocated U.S. Borrowing Base and the Allocated Canadian Borrowing Base by providing a written notice to the Global Administrative Agent of such allocation (each such notice herein a “Borrowing Base Allocation Notice”); provided that (A) the sum of the Allocated U.S. Borrowing Base and the Allocated Canadian Borrowing Base shall at all times be equal to the Global Borrowing Base then in effect and (B) at no time shall the Allocated U.S. Borrowing Base be set at an amount less than U.S.$108,000,000 and at no time shall the Allocated Canadian Borrowing Base be set at an amount less than U.S.$50,000,000 (provided, however, that in the event that the Global Administrative Agent, acting in good faith, determines that sufficient Combined Lenders have agreed to become Pro Rata Lenders or Flex Lenders, then such foregoing minimum amount in respect of the Allocated U.S. Borrowing Base shall be decreased to an amount determined in good faith by the Global Administrative Agent, such amount never to be less than $50,000,000 (such minimum amount in respect of the Allocated U.S. Borrowing Base then in effect, the “Minimum Threshold Amount”). In the event that the Borrower fails to provide the Global Administrative Agent with a Borrowing Base Allocation Notice required to be delivered upon receipt of a Global Borrowing Base Designation Notice within the period required by this Section 2.7(d)(iii), the Global Borrowing Base will be allocated in the same proportion as existed prior to such redetermination. Promptly upon the allocation of the Global Borrowing Base between the Allocated U.S. Borrowing Base and the Allocated Canadian Borrowing Base in accordance with the procedures set forth above, the Global Administrative Agent shall provide a written notice to the Combined Lenders and the Borrower, which written notice shall set forth the Allocated U.S. Borrowing Base and the Allocated Canadian Borrowing Base to be in effect. Any designation of the Allocated U.S. Borrowing Base or the Allocated Canadian Borrowing Base effected pursuant to this Section 2.7(d)(iii) in connection with a determination or redetermination of the Global Borrowing Base or U.S. Borrowing Base, shall be effective as of the date of the Global Borrowing Base Designation Notice.

(iv) So long as no Default or Event of Default shall have occurred and be continuing, from time to time but in no event more than once every ninety (90) days, upon at least ten (10) Business Days prior written notice to the Global Administrative Agent, the Borrower may reallocate the Global Borrowing Base between the Allocated U.S. Borrowing Base and the Allocated Canadian Borrowing Base (a “Discretionary Borrowing Base Reallocation”). Promptly upon the allocation of the Global Borrowing Base between the Allocated U.S. Borrowing Base and the Allocated Canadian Borrowing Base in accordance with the procedures set forth in this clause (iv), the Global Administrative Agent shall provide a written notice to the Combined Lenders and the Borrower, which written notice shall set forth the Allocated U.S. Borrowing Base and the Allocated Canadian Borrowing Base to be in effect. Any designation of the Allocated U.S. Borrowing Base or the Allocated Canadian Borrowing Base effected pursuant to this Section 2.7(d)(iv) in connection with a Discretionary Borrowing Base Reallocation, shall (A) be effective ten (10) Business Days following the date the Global Administrative Agent receives the Borrowing Base Allocation Notice or the date indicated for such effectiveness in the Borrowing Base Allocation Notice, whichever is later and (B) be subject to the Minimum Threshold Amount described in clause (iii) above.

(e) Discretionary Redetermination of the Global Borrowing Base and U.S. Borrowing Base. Each of (i) the Borrower or (ii) (A) the Global Administrative Agent or (B) the Required Lenders, shall have the right to request in writing a redetermination of the Global Borrowing Base and U.S. Borrowing Base, in its or their sole discretion at any time and from time to time, provided, that clause (i) and clause (ii) may each be the basis of an unscheduled redetermination not more often than one (1) time during any calendar year, regardless, in the case of clause (ii), of which Person makes such request. If any Person shall request a discretionary redetermination of the Global Borrowing Base and U.S. Borrowing Base pursuant to the provisions of this Section 2.7(e), the Borrower shall, upon receipt of a request therefor from the Global Administrative Agent, deliver to the Global Administrative Agent, by the date reasonably requested by the Global Administrative Agent, a Reserve Report dated as of the date requested in such notice and such updated engineering, production, operating and other data as the Global Administrative Agent or any other Combined Lender may reasonably request. Each Combined Lender (in the case of the Global Borrowing Base) or the Lenders (in the case of the U.S. Borrowing Base) (and with the agreement of the Borrower, such agreement in either case to be given in its sole discretion) if such number would result in an increase in the Global Borrowing Base or U.S. Borrowing Base or otherwise, the Required Lenders or U.S. Required Lenders, as the case may be, shall approve and designate the new Global Borrowing Base and U.S. Borrowing Base in accordance with the procedures and standards described in Section 2.7(b) (including, without limitation, delivery by the Borrower of satisfactory evidence that any increase in the Global Borrowing Base or U.S. Borrowing Base is permitted under the Subordinate Note Documents) and the Borrower shall provide a Borrowing Base Allocation Notice to the Global Administrative Agent in accordance with Section 2.7(d)(iii); provided that in the event that the Borrower fails to provide such Borrowing Base Allocation Notice, the Global Borrowing Base shall be allocated between the Allocated U.S. Borrowing Base and Allocated Canadian Borrowing Base in accordance with Section 2.7(d)(iii).

(f) General Provisions With Respect to the Global Borrowing Base. The determination of the Global Borrowing Base and U.S. Borrowing Base shall be made by the Global Administrative Agent and the Combined Lenders or Required Lenders or U.S. Required Lenders, as applicable, taking into consideration the estimated value of the Oil and Gas Properties owned by the Borrower and its Subsidiaries as reflected in the most recent Reserve Report delivered hereunder and any other relevant information obtained by or delivered to the Global Administrative Agent or any other Combined Lender, all in accordance with the other provisions of this Section 2.7 in accordance with their customary practices for oil and gas loans as in effect from time to time. It is understood by the parties hereto that the Combined Lenders shall have no commitment or obligation whatsoever to increase the Global Borrowing Base or U.S. Borrowing Base to any amount in excess of U.S.$300,000,000, and nothing herein contained shall be construed to be a commitment by the Combined Lenders to so increase the Global Borrowing Base or U.S. Borrowing Base. The Global Borrowing Base and U.S. Borrowing Base may each be redetermined pursuant to Section 2.7(b) (annual) and Section 2.7(e) (unscheduled) and, subject to the rights of the Borrower and the applicable Subsidiaries contained in Section 2.7(g), may be adjusted from time to time to give effect to the occurrence of Casualty Events under Section 2.7(g). In connection with any redetermination or adjustment pursuant to any of the foregoing, if the Global Administrative Agent determines that either a Global Borrowing Base Deficiency or a U.S. Borrowing Base Deficiency exists, the Global Administrative Agent shall give written notice thereof to the Borrower and the date such notice is received shall be the “Deficiency Notification Date”.

(g) Casualty Event. In the event that a Casualty Event has occurred with respect to any Borrowing Base Property or U.S. Borrowing Base Property, to the extent that the Net Cash Proceeds received by the Borrower or any of its Subsidiaries with respect to such Casualty Event (together with all other Net Cash Proceeds received during such calendar year) exceeds 5% of the Global Borrowing Base and have not been applied or budgeted to be applied by the Borrower or any such Subsidiary to repair, restore or replace the Property affected by such Casualty Event within 180 days after the occurrence thereof, which actions the Borrower or such Subsidiary shall hereby be permitted to take, the Global Administrative Agent, at the request of the Required Lenders, shall have the right to reduce the U.S. Borrowing Base (if the Casualty Event that has occurred related to a U.S. Borrowing Base Property) and the Global Borrowing Base, in its reasonable discretion based on its review of such Casualty Event, by the value of the Property so affected by such Casualty Event as set forth in the most recent Reserve Report; provided that, if an Event of Default has occurred and is continuing, (i) such repair, restoration or replacement may occur only with the written consent of the Global Administrative Agent, (ii) the Global Administrative Agent may, at the request of the Required Lenders, reduce the U.S. Borrowing Base and Global Borrowing Base, as the case may be, in the manner set forth above without regard to the 180 day period referenced above and (iii) such Net Cash Proceeds shall be applied in accordance with Section 2.10 to the extent required thereby. The Global Administrative Agent shall provide notice to the Borrower and the Combined Lenders of the reduction in the U.S. Borrowing Base (if the Casualty Event that has occurred related to a U.S. Borrowing Base Property) and the Global Borrowing Base, which reduction shall be effective as of the date of such notice.

SECTION 2.8 Termination and Reduction of Global Commitments and Commitments.

(a) Unless previously terminated, the Global Commitments and the Commitments shall terminate on the Maturity Date.

(b) An Authorized Officer of the Borrower may at any time terminate, or from time to time reduce, without premium or penalty, the Global Commitments; provided that (i) each reduction of the Global Commitments shall be in an amount that is an integral multiple of U.S.$1,000,000 and not less than U.S.$5,000,000 and (ii) the Borrower shall not terminate or reduce the Global Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10 and after giving effect to a reallocation of the Global Commitments and adjustment of the Commitments pursuant to Section 2.1(c), the aggregate Credit Exposure of the Lenders would exceed the aggregate Commitments of the Lenders.

(c) An Authorized Officer of the Borrower shall notify the Global Administrative Agent of any election to terminate or reduce the Global Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Global Administrative Agent shall advise the Combined Lenders of the contents thereof and reallocate the Global Commitments and adjust the Commitments in accordance with Section 2.1(c). Each notice delivered by an Authorized Officer of the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Global Commitments delivered by an Authorized Officer of the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Global Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Except as provided in the immediately preceding sentence, any termination or reduction of the Global Commitments shall be permanent. Except as provided in the immediately preceding sentence, any termination or reduction of the Global Commitments shall be permanent. Each reduction of the Global Commitments shall reduce the Global Commitments of the Combined Lenders on a pro rata basis and result in adjustments to the Commitments of the Lenders in accordance with Section 2.1(c).

(d) The Borrower will not terminate, or permit to expire, all of the Global Commitments and Commitments under this Agreement prior to (i) the expiration or termination of the Canadian Commitments and (ii) the payment and performance in full of all Canadian Obligations.

SECTION 2.9 Repayment of Loans; Evidence of Indebtedness.

(a) The Borrower hereby unconditionally promises to pay to the Global Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Global Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Global Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Global Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by one or more promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns and in substantially the form of Exhibit A). Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty except as expressly provided in this Agreement, subject to the requirements of Section 2.10(d).

(b) Subject to clause (c) below, the Borrower shall be required to prepay the Loans hereunder and “Loans” under the Canadian Credit Agreement in accordance with the following:

(1)	Upon the occurrence of a Global Borrowing Base Deficiency resulting from a redetermination or reduction of the Global Borrowing Base, the Borrower will prepay, or cause to be prepaid, Loans and “Loans” under the Canadian Credit Agreement in an aggregate principal amount equal to such deficiency, together, in each case, with unpaid interest accrued thereon to the date of such prepayment and, if after prepaying all of such Loans and “Loans” under the Canadian Credit Agreement, a Global Borrowing Base Deficiency remains as a result of an LC Exposure, pay to the Global Administrative Agent an amount equal to such remaining Global Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.4(i); provided however, that if the Global Borrowing Base Deficiency is the result of a Scheduled Redetermination or a redetermination of the Global Borrowing Base pursuant to Section 2.7(e)(ii) or as a result of any other event directly brought about by the actions of any of the Global Administrative Agent, the Combined Lenders, the Required Lenders or the U.S. Required Lenders (other than an acceleration of the Obligations, reduction, reallocation, adjustment or termination of the Global Commitments or the “Global Commitments” (as defined in the Canadian Credit Agreement) or the Commitments or Canadian Commitments or an exercise of rights under Article VIII or Article VIII of the Canadian Credit Agreement or any other enforcement of rights or remedies under the Combined Loan Documents), then the Borrower shall, at its option, either (A) make (or cause to be made) a single prepayment of principal and/or deposit of cash collateral in an amount equal to such deficiency within five (5) Business Days following the Deficiency Notification Date with respect to such deficiency, or (B) make (or cause to be made) six consecutive mandatory prepayments of principal each of which shall be in an amount equal to one-sixth (1/6th) of the amount of such Global Borrowing Base Deficiency commencing on the first Monthly Date following the Deficiency Notification Date and continuing on each Monthly Date thereafter.

(2)	Upon the occurrence of a U.S. Borrowing Base Deficiency resulting from a redetermination or reduction of the Global Borrowing Base, the Borrower will take the action described under clause (1) above.

(3)	Upon the occurrence of a U.S. Borrowing Base Deficiency resulting from a reallocation of the Global Borrowing Base pursuant to Section 2.7(d), the Borrower will prepay Loans in an aggregate principal amount equal to such deficiency, together with interest on the principal amount paid accrued to the date of such prepayment, and if a U.S. Borrowing Base Deficiency remains after prepaying all of the Loans as a result of an LC Exposure, pay to the Global Administrative Agent an amount equal to such remaining U.S. Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.4(i); it being understood that the Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the effective date of such reallocation.

(4)	Notwithstanding anything in this Section 2.10(b) to the contrary, in the event that a U.S. Borrowing Base Deficiency exists at a time when no Global Borrowing Base Deficiency exists, then, to the extent that such action would cure (in whole or in part) such U.S. Borrowing Base Deficiency, the Borrower may reallocate the Global Borrowing Base between the Allocated U.S. Borrowing Base and the Allocated Canadian Borrowing Base by providing the Global Administrative Agent with its election to do so (which election will designate the relevant reallocations) on the Business Day on which such U.S. Borrowing Base Deficiency occurs; provided, however, that no reallocation shall be permitted to the extent such reallocation would cause the aggregate “Credit Exposure” of the Canadian Lenders under the Canadian Credit Agreement to be greater than the lowest of (x) the aggregate “Commitments” thereunder and (y) the Allocated Canadian Borrowing Base.

(5)	Upon the occurrence of a U.S. Borrowing Base Deficiency resulting from a Casualty Event pursuant to Section 2.7(g) (subject to the Borrower’s and the applicable Subsidiaries’ rights contained in Section 2.7(g)), the Borrower will utilize the Net Cash Proceeds of such Casualty Event to take the action described under clause (1) above (except that prepayments shall first be made in respect of Loans made pursuant to this Agreement); provided that if a prepayment or deposit is required under this clause (5), then the Borrower shall be obligated to make (or cause to be made) such prepayment and/or deposit of cash collateral on the Business Day immediately following the Deficiency Notification Date with respect to such deficiency.

(6)	Upon the occurrence of a Global Borrowing Base Deficiency or any U.S. Borrowing Base Deficiency not resulting from a reason described in clauses (1), (2), (3) or (5) above, the Borrower will prepay within thirty (30) days the Loans and “Loans” under the Canadian Credit Agreement in an aggregate principal amount equal to such Global Borrowing Base Deficiency or U.S. Borrowing Base Deficiency together, in each case, with unpaid interest thereon accrued to the date of such prepayment and, if after prepaying all such Loans and “Loans” under the Canadian Credit Agreement, a Global Borrowing Base Deficiency remains as a result of an LC Exposure, pay to the Global Administrative Agent an amount equal to such remaining Global Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.4(i).

(c) Notwithstanding any other provision of this Section 2.10, if at any time the Credit Exposure of any Lender exceeds its Commitment (including, without limitation, as a result of a reallocation of its Global Commitment and adjustment of its Commitment pursuant to Section 2.1(c)), the Borrower will forthwith prepay the Loans of such Lender in an aggregate principal amount equal to such excess, together with interest on the principal amount paid accrued to the date of such prepayment, and if any excess remains after prepaying all of such Loans as a result of an LC Exposure of such Lender, pay to the Global Administrative Agent an amount equal to such remaining excess to be held as cash collateral for such Lender as provided in Section 2.4(i). The Borrower shall make prepayments pursuant to this clause (c) prior to making prepayments pursuant to clause (b) above.

(d) The Borrower shall notify the Global Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than noon, Chicago time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than noon, Chicago time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (which amount shall, in the case of clause (a) above, be in a minimum principal amount of U.S.$5,000,000 and in U.S.$1,000,000 increments in excess thereof); provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Global Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8. Promptly following receipt of any such notice relating to a prepayment of a Borrowing, the Global Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and by any other amounts then due under this Agreement (including all amounts due under Section 2.16).

SECTION 2.11 Fees.

(a) The Borrower agrees to pay to the Global Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Margin on the daily amount equal to the Applicable Percentage of such Lender of the Unutilized Commitment during the period from and including the Global Effective Date to but excluding the date on which the Global Commitments and Commitments terminate. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Global Commitments and Commitments terminate, commencing on the first such date to occur after the date of this Agreement; provided that any Commitment Fees accruing after the date on which the Global Commitments and Commitments terminate shall be payable on demand. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Global Administrative Agent for the account of each Lender a participation fee with respect to its participation in each Letter of Credit, at a per annum rate equal to the Applicable Margin as interest on Eurodollar Loans on such Lender’s Applicable Percentage of the stated face amount of each such outstanding Letter of Credit during the period from and including the date such Letter of Credit is issued (or, in the case of the Existing Letters of Credit, the Global Effective Date) to but excluding the date such Letter of Credit expires, and (ii) to the relevant Issuing Bank a fronting fee equal to the greater of (A) U.S.$500 and (B) the rate of 0.125% per annum on the stated face amount of each outstanding Letter of Credit during the period from and including the date such Letter of Credit is issued (or, in the case of the Existing Letters of Credit, the Global Effective Date) to but excluding the date such Letter of Credit expires, as well as any such Issuing Bank’s standard and customary fees with respect to the administration, issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable upon the issuance and on each renewal of each Letter of Credit. Any other fees payable to any such Issuing Bank pursuant to this paragraph shall be payable within ten (10) Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days.

(c) The Borrower agrees to pay to the Global Administrative Agent, for its own account and for the account of each Lender, as applicable, fees, including, without limitation, an upfront fee (the “Upfront Fee”), in the amounts and at the times separately agreed upon in writing between the Borrower and the Global Administrative Agent, including, without limitation, the amounts agreed upon in the Fee Letter.

(d) Unless otherwise set forth herein, all fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Global Administrative Agent (or the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.12 Interest.

(a) Subject to Section 10.13, the Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Loans.

(b) Subject to Section 10.13, the Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Loans.

(c) Notwithstanding the foregoing, but subject to Section 10.13, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall until paid or waived in writing bear interest, after as well as before judgment, at a rate per annum (the “Default Rate”) equal to (i) in the case of overdue principal of any Loan, the lesser of (A) the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section plus 2% or (B) the Highest Lawful Rate or (ii) in the case of any other amount, the lesser of (A) the rate applicable to ABR Loans as provided in paragraph (a) of this Section plus 2% or (B) the Highest Lawful Rate.

(d) Subject to Section 10.13, accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Global Commitments and Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand of the Global Administrative Agent or the Required Lenders, (ii) in the event of any repayment or prepayment of any Loan (whether due to acceleration or otherwise), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Subject to Section 10.13, all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Promptly after the determination of any interest rate provided for herein or any change therein, the Global Administrative Agent shall notify the Lenders to which such interest is payable and the Borrower thereof. Each determination by the Global Administrative Agent of an interest rate or fee hereunder shall, except in cases of manifest error, be final, conclusive and binding on the parties.

SECTION 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Global Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate or the Eurodollar Rate, as applicable, for such Interest Period;

(b) the Global Administrative Agent is advised by the Required Lenders that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(c) the Global Administrative Agent determines in good faith (which determination shall be conclusive) that by reason of circumstances affecting the interbank dollar market generally, deposits in U.S. Dollars in the London interbank dollar market are not being offered for the applicable Interest Period and in an amount equal to the amount of the Eurodollar Loan requested by the Borrower, then the Global Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Global Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which notice the Global Administrative Agent shall give promptly after becoming aware thereof, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing for the affected Interest Period shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Eurodollar Loan having the shortest Interest Period which is not unavailable under clauses (a) through (c) of this Section, and if no Interest Period is available, as an ABR Borrowing.

SECTION 2.14 Illegality.

(a) Notwithstanding any other provision of this Agreement to the contrary, if (i) by reason of the adoption of any applicable Governmental Rule or any change in any applicable Governmental Rule or in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) of any central bank or other Governmental Authority or (ii) circumstances affecting the London interbank dollar market or the position of a Lender therein shall at any time make it unlawful in the sole discretion of a Lender exercised in good faith for such Lender or its Applicable Lending Office to (A) honor its obligation to make Eurodollar Loans either generally or for a particular Interest Period provided for hereunder, or (B) maintain Eurodollar Loans either generally or for a particular Interest Period provided for hereunder, then such Lender shall promptly notify the Borrower thereof in writing through the Global Administrative Agent (who will endeavor to, but not be liable for failing to, provide the Borrower with the basis therefor in reasonable detail) and such Lender’s obligation to make or maintain Eurodollar Loans having an affected Interest Period hereunder shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans having an affected Interest Period (in which case the provisions of Section 2.14(b) hereof shall be applicable). Before giving such notice pursuant to this Section 2.14, such Lender will designate a different available Applicable Lending Office for the affected Eurodollar Loans of such Lender or take such other action as the Borrower may request if such designation or action will avoid the need to suspend such Lender’s obligation to make Eurodollar Loans hereunder and will not, in the sole opinion of such Lender exercised in good faith, be disadvantageous to such Lender (provided, that such Lender shall have no obligation so to designate an Applicable Lending Office for Eurodollar Loans located in the United States of America).

(b) If the obligation of any Lender to make or maintain any Eurodollar Loans shall be suspended pursuant to Section 2.14(a) hereof, all Loans having an affected Interest Period which would otherwise be made by such Lender as Eurodollar Loans shall be made instead as ABR Loans (and, if such Lender so requests by written notice to the Borrower with a copy to the Global Administrative Agent, each Eurodollar Loan having an affected Interest Period of such Lender then outstanding shall be automatically converted into an ABR Loan on the last day of the Interest Period for such Eurodollar Loans unless earlier conversion is required by applicable law) and, to the extent that Eurodollar Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such ABR Loans.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate) or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) with respect to any Eurodollar Loan or any Letter of Credit, then the Borrower will pay, in accordance with Section 2.15(c), to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered with respect to any such Eurodollar Loan or Letter of Credit.

(b) If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then the Borrower will pay, in accordance with Section 2.15(c), to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Except as provided in Section 2.15(d), the Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of:

(a) the payment (including prepayment) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default);

(b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto;

(c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith); or

(d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.1(b) or 2.19;

then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and the Global Administrative Agent and shall be conclusive absent manifest error. Except as provided in the last sentence of this Section 2.16, the Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any such loss, cost or expense described in this Section 2.16 incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the circumstance giving rise to such loss, cost or expense described in this Section 2.16 and of such Lender’s or such Issuing Bank’s intention to claim compensation therefore.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Global Administrative Agent, each Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided that if a Lender has breached or is in breach of its obligations under Section 2.17(e), then the Borrower shall have no obligations under clause (i) of this Section 2.17(a) with respect to payments made or to be made to such Lender where Indemnified Taxes and/or Other Taxes arise in respect of such payments as a consequence of such Lender’s status as a Foreign Lender.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) THE BORROWER SHALL INDEMNIFY THE GLOBAL ADMINISTRATIVE AGENT, EACH LENDER AND EACH ISSUING BANK, WITHIN TEN (10) BUSINESS DAYS AFTER WRITTEN DEMAND THEREFOR, FOR THE FULL AMOUNT OF ANY INDEMNIFIED TAXES OR OTHER TAXES PAID BY THE GLOBAL ADMINISTRATIVE AGENT, SUCH LENDER OR SUCH ISSUING BANK, AS THE CASE MAY BE, ON OR WITH RESPECT TO ANY PAYMENT BY OR ON ACCOUNT OF ANY OBLIGATION OF THE BORROWER HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT (INCLUDING INDEMNIFIED TAXES OR OTHER TAXES IMPOSED OR ASSERTED ON OR ATTRIBUTABLE TO AMOUNTS PAYABLE UNDER THIS SECTION) AND ANY PENALTIES, INTEREST AND REASONABLE EXPENSES ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH INDEMNIFIED TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY IMPOSED OR ASSERTED BY THE RELEVANT GOVERNMENTAL AUTHORITY; PROVIDED THAT IF SUCH PAYMENTS OR LIABILITIES ARISE FROM THE LENDER HAVING BREACHED OR BEING IN BREACH OF ITS OBLIGATIONS UNDER SECTION 2.17(e), THEN THE BORROWER SHALL HAVE NO OBLIGATIONS UNDER THIS SECTION 2.17(c) WITH RESPECT TO SUCH PAYMENTS OR LIABILITIES. A CERTIFICATE AS TO THE AMOUNT OF SUCH PAYMENT OR LIABILITY DELIVERED TO THE BORROWER BY A LENDER OR AN ISSUING BANK, OR BY THE GLOBAL ADMINISTRATIVE AGENT ON ITS OWN BEHALF OR ON BEHALF OF A LENDER OR AN ISSUING BANK, SHALL BE CONCLUSIVE ABSENT MANIFEST ERROR.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, if available, the Borrower shall deliver to the Global Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Global Administrative Agent.

(e) Each Lender that is not organized under the laws of the United States of America or a state thereof agrees that such Lender will deliver to the Borrower and the Global Administrative Agent two (2) duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI or successor forms (or if such forms are no longer required, a representation by such Lender) certifying in either case that such Lender is entitled to receive payments from the Loan Parties under the Loan Documents without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form W-8 BEN or W-8 ECI further undertakes to deliver to the Borrower and the Global Administrative Agent two (2) additional copies of such form (or a successor form) on or before such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Global Administrative Agent, in each case, certifying that such Lender is entitled to receive payments from the Borrower under the Loan Documents without deduction or withholding of any United States federal income taxes, unless (i) an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and (ii) such Lender advises the Borrower and the Global Administrative Agent that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.

(f) If the Borrower at any time pays an amount under Section 2.17(a), (b) or (c) to any Lender, the Global Administrative Agent or any Issuing Bank, and such payee receives a refund of or credit for any part of any Indemnified Taxes or Other Taxes which such payee determines in its reasonable judgment is made with respect to such amount paid by the Borrower, such Lender, the Global Administrative Agent or any Issuing Bank, as the case may be, shall pay to the Borrower the amount of such refund or credit promptly, and in any event within 60 days, following the receipt of such refund or credit by such payee.

(g) If the Borrower pays any amount pursuant to Section 2.17(a) or (c) with respect to any payment to a Lender or, with the prior written consent of such Lender, provides any security therefor pursuant to applicable law, and the Borrower at its expense wishes to contest the eligibility of the relevant Taxes and furnishes to such Lender an opinion of tax counsel satisfactory to such Lender, acting reasonably, to the effect that there exists a reasonable basis for contesting such Taxes, the Borrower may contest such Taxes, provided that:

(i) the Borrower has otherwise complied with this Section 2.17(g);

(ii) the Borrower has delivered to such Lender such additional security or assurances as such Lender may require, acting reasonably, in order to be satisfied that such Lender will not incur any liability by reason of any contestation, including legal fees, disbursements, interest and penalties; and

(iii) the conduct of such proceedings (including the settlement or compromise of same) will remain within the sole discretion of such Lender and will forthwith be abandoned if such Lender so requires, acting reasonably, having regard to its overall tax and related interests.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to noon, Chicago time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Global Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Global Administrative Agent c/o Bank One, NA, 1 Bank Plaza, Suite IL1-0010, Chicago, Illinois 60670, Attention: Mattie Reed, except payments to be made directly to an Issuing Bank as expressly provided herein and payments pursuant to Sections 2.15, 2.16, 2.17(c) and 10.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Global Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as set forth in clause (a) of the definition of “Interest Period”, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in U.S. Dollars.

(b) If at any time insufficient funds are received by and available to the Global Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied, subject to Sections 10.15 and 10.17, (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Global Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Global Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Global Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or an Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Global Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Global Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Global Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(d) or (e), 2.5(b), 2.18(d) or 10.3(c) then the Global Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Global Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender asserts that events have occurred suspending its obligation to make or maintain Eurodollar Loans under Section 2.14 when substantially all other Lenders have not also done so, (ii) any Lender requests compensation under Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iv) any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense, upon notice to such Lender and the Global Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) if the assignee is not a Lender or a Lender Affiliate, the Borrower shall have received the prior written consent of the Global Administrative Agent and the Issuing Banks, which consent of such Agent and Issuing Banks shall not unreasonably be withheld, conditioned or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (3) the assignee and assignor shall have entered into an Assignment and Acceptance, and (4) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.

SECTION 2.20 Currency Conversion and Currency Indemnity.

(a) Payments in Agreed Currency. The Borrower shall make payment relative to any Obligation in the currency (the “Agreed Currency”) in which the Obligation was effected. If any payment is received on account of any Obligation in any currency (the “Other Currency”) other than the Agreed Currency (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any Collateral or the liquidation of the Borrower or otherwise howsoever), such payment shall constitute a discharge of the liability of the Borrower hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Lender, Issuing Bank or Agent, as the case may be, is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal procedures and after deducting any costs and expenses of exchange.

(b) Conversion of Agreed Currency into Judgment Currency. If, for the purpose of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due in the Agreed Currency, then the conversion shall be made on the basis of the rate of exchange prevailing on the next Business Day following the date such judgment is given and in any event the Borrower shall be obligated to pay the Agents, Issuing Banks and the Lenders any deficiency in accordance with Section 2.20(c). For the foregoing purposes “rate of exchange” means the rate at which the relevant Lender, Issuing Bank or Agent, as applicable, in accordance with its normal banking procedures is able on the relevant date to purchase the Agreed Currency with the Judgment Currency after deducting costs and expenses of exchange.

(c) Circumstances Giving Rise to Indemnity. To the fullest extent permitted by applicable law, if (i) any Lender, any Issuing Bank or any Agent receives any payment or payments on account of the liability of the Borrower hereunder pursuant to any judgment or order in any Other Currency, and (ii) the amount of the Agreed Currency which the relevant Lender, Issuing Bank or Agent, as applicable, is able to purchase on the Business Day next following such receipt with the proceeds of such payment or payments in accordance with its normal procedures and after deducting any costs and expenses of exchange is less than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, then the Borrower on demand shall, and the Borrower hereby agrees to, indemnify the Lenders, the Issuing Banks and the Agents from and against any loss, cost or expense arising out of or in connection with such deficiency.

(d) Indemnity Separate Obligation. To the fullest extent permitted by applicable law, the agreement of indemnity provided for in Section 2.20(c) shall constitute an obligation separate and independent from all other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lenders, the Issuing Banks or Agents or any of them from time to time, and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

ARTICLE III

Representations and Warranties

In order to induce the Global Administrative Agent, the other Agents, any Issuing Bank and the Lenders to enter into this Agreement and to make Loans and issue or participate in Letters of Credit hereunder, the Borrower represents and warrants to the Global Administrative Agent, the other Agents, any Issuing Bank and the Lenders that each of the following statements is true and correct:

SECTION 3.1 Existence and Power. Each Loan Party (a) is a corporation, partnership or limited liability company duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (b) has all corporate, partnership or limited liability company power (as applicable) and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as a foreign corporation, partnership or limited liability company in each jurisdiction where a failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

SECTION 3.2 Loan Party and Governmental Authorization; Contravention. The execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party (to the extent each Loan Party is a party to this Agreement and such Loan Documents) (a) are within such Loan Party’s corporate, partnership or limited liability company powers, (b) when executed will be duly authorized by all necessary corporate, partnership or limited liability company action, (c) require no action by or in respect of, or filing with, any Governmental Authority (other than (i) actions or filings pursuant to the Exchange Act, (ii) actions or filings necessary to create or perfect the Liens required hereby or by any other Combined Loan Document and (iii) actions or filings that have been taken or made and are in full force and effect) and (d) do not contravene, or constitute a default under, any provision of applicable Governmental Rule (including, without limitation, Regulation U) or of the articles or certificate of incorporation, bylaws, regulations, partnership agreement or comparable charter documents of any Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon any Loan Party or result in the creation or imposition of any Lien on any Borrowing Base Property or Collateral other than the Liens securing the Combined Obligations.

SECTION 3.3 Binding Effect. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, valid and binding obligations of each Loan Party which is a party thereto, enforceable against each such Loan Party which executes the same in accordance with its terms except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or similar Governmental Rules affecting creditors’ rights generally, and (ii) equitable principles of general applicability (whether enforcement is sought by proceedings at law or in equity).

SECTION 3.4 Financial Information.

(a) The most recent annual audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and the related consolidated statements of operations and cash flows for the Fiscal Year then ended, copies of which have been delivered to each Lender, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and its consolidated results of operations and cash flows for such Fiscal Year.

(b) The most recent quarterly unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries delivered to the Lenders, and the related unaudited consolidated statements of operations and cash flows for the portion of the Borrower’s Fiscal Year then ended, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 3.4(a), the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and its consolidated results of operations and cash flows for such portion of the Borrower’s Fiscal Year (except that such balance sheet and other financial statements do not contain all footnote disclosures required in accordance with GAAP and are subject to normal year-end audit adjustments).

(c) Except as disclosed in writing to the Lenders prior to the execution and delivery of this Agreement, since December 31, 2003, no event or circumstance which would reasonably be expected to have a Material Adverse Effect has occurred.

(d) After giving effect to the transactions contemplated by this Agreement, the Borrower and each of its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.5 Litigation. Except for matters disclosed on Schedule 3.5 attached hereto or in a replacement schedule that is delivered to the Global Administrative Agent and is approved by the Global Administrative Agent in its sole discretion, there is no action, suit or proceeding not fully covered by insurance (except for normal deductibles and provided that the applicable insurance company has acknowledged such coverage and a copy thereof is provided to the Global Administrative Agent) pending against, or to the knowledge of any Loan Party, threatened against or affecting any Loan Party before any Governmental Authority in which there is a reasonable possibility of an adverse decision which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.6 ERISA. No Loan Party nor any ERISA Affiliate of any Loan Party maintains or has ever maintained or been obligated to contribute to any Plan covered by Title IV of ERISA or subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA. Except in such instances where an action, omission or failure would not reasonably be expected to have a Material Adverse Effect, (a) each Plan maintained by any Loan Party or any ERISA Affiliate of any Loan Party is in compliance with all applicable Governmental Rules, (b) all returns, reports and notices required to be filed with any regulatory agency with respect to any Plan have been filed timely, and (c) no Loan Party nor any ERISA Affiliate of any Loan Party has failed to make any contribution or pay any amount due or owing as required by the terms of any Plan. There are not pending or, to the Borrower’s knowledge, threatened claims, lawsuits, investigations or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and no Loan Party nor any ERISA Affiliate of any Loan Party has knowledge of any threatened litigation or claims (other than claims for benefits in the ordinary course) against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan that are likely to result in liability of any Loan Party resulting in an event or circumstance which would reasonably be expected to have a Material Adverse Effect. Except in such instances where an action, omission or failure would not reasonably be expected to have a Material Adverse Effect, each Plan that is intended to be “qualified” within the meaning of section 401(a) of the Code is, and has been during the period from its adoption to date, so qualified, both as to form and operation, and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of such Plan and each amendment thereto, have been or will be timely obtained. No Loan Party nor any ERISA Affiliate of any Loan Party has engaged in any non-exempt prohibited transactions, within the meaning of section 406 of ERISA or section 4975 of the Code, in connection with any Plan which would result in liability of any Loan Party resulting in an event or circumstance that would reasonably be expected to have a Material Adverse Effect. No Loan Party nor any ERISA Affiliate of any Loan Party maintains or contributes to any Plan that provides a post-employment health benefit, other than a benefit required under Section 601 of ERISA, or maintains or contributes to a Plan that provides health benefits that is not fully funded except where the failure to fully fund such Plan would not reasonably be expected to have a Material Adverse Effect. No Loan Party nor any ERISA Affiliate of any Loan Party maintains, has established or has ever participated in a multiple employer welfare benefit arrangement within the meaning of section 3(40)(A) of ERISA.

SECTION 3.7 Taxes and Filing of Tax Returns. Except as otherwise permitted by Section 5.7, (a) each Loan Party has filed all tax returns required to have been filed and has paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by such party, to the extent the same have become due and payable, (b) no Loan Party knows of any proposed material Tax assessment against it, and all Tax liabilities of each Loan Party are adequately provided for, and (c) no income tax liability of any Loan Party has been asserted by the Internal Revenue Service or other Governmental Authority for Taxes in excess of those already paid.

SECTION 3.8 Ownership of Properties Generally. Each Loan Party has good and defensible fee simple or leasehold title (subject to Immaterial Title Deficiencies and Permitted Encumbrances) to all Borrowing Base Properties and Collateral purported to be owned by it, including, without limitation, all Borrowing Base Properties and Collateral reflected in the balance sheets referred to in Section 3.4 (a), and none of such Borrowing Base Properties and Collateral is subject to any Lien other than Permitted Encumbrances.

SECTION 3.9 Mineral Interests. The real property described in Exhibit K hereto (the “Property Description”) is an accurate and complete description of all Mortgaged Properties owned by the Borrower and its U.S. Subsidiaries which are real property located in the United States on and as of the Closing Date, and such Mortgaged Properties (1) constitute at least the U.S. Required Reserve Value and (2) together with the Mortgaged Properties described in Exhibit K to the Canadian Credit Agreement, constitute at least the Required Reserve Value. Subject only to Immaterial Title Deficiencies (as herein defined) and Permitted Encumbrances, the Borrower and each of its Subsidiaries executing a Mortgage (as applicable) have good and defensible title to all Borrowing Base Properties described in the most recent Reserve Report delivered pursuant hereto, free and clear of all Liens except for Permitted Encumbrances. Subject only to Immaterial Title Deficiencies and Permitted Encumbrances, (i) all Borrowing Base Properties described in the most recent Reserve Report delivered pursuant hereto are valid, subsisting, and in full force and effect, and (ii) all material rentals, royalties, and other amounts due and payable in respect thereof have been duly paid when due, except as provided in Section 5.3(b)(i) with respect to delay rentals. Without regard to any consent or non-consent provisions of any joint operating agreement covering any of the Borrower’s or such Subsidiary’s (as applicable) Proved Mineral Interests, subject to Immaterial Title Deficiencies and Permitted Encumbrances, the Borrower’s share and/or the share of each Subsidiary executing a Mortgage (as applicable) of (a) the costs for each Proved Mineral Interest described in the most recent Reserve Report delivered pursuant hereto is not greater than 105% of the decimal fraction set forth in such Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms, and (b) production from, allocated to, or attributed to each such Proved Mineral Interest is not less than the decimal fraction set forth in such Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. As used herein, the term “Immaterial Title Deficiencies” means minor defects or deficiencies in title which do not diminish more than two percent (2%) the aggregate value of the Borrowing Base Properties. Each well drilled in respect of each Proved Producing Mineral Interest described in the most recent Reserve Report delivered pursuant hereto (y) is capable of, and is presently, producing Hydrocarbons in commercially profitable quantities (except to the extent shut-in in accordance with the applicable lease for such Proved Producing Mineral Interest), and after giving effect to the transactions contemplated by this Agreement, the Borrower and each of its Subsidiaries executing a Mortgage (as applicable) will be entitled to receive payments on a current basis for its share of production, with no funds in respect of any thereof held in suspense, other than any such funds held in suspense pending delivery of appropriate division orders, and (z) has been drilled, bottomed, completed, and operated in compliance in all material respects with all applicable Governmental Rules and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.

SECTION 3.10 Licenses, Permits, Etc. Each Loan Party possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities as are necessary to carry on its business as now conducted and as proposed to be conducted, except to the extent a failure to obtain any such item would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Compliance with Law. The business and operations of the Loan Parties have been and are being conducted in accordance with all applicable Governmental Rules other than violations of Governmental Rules which would not (either individually or collectively) reasonably be expected to have a Material Adverse Effect.

SECTION 3.12 Full Disclosure. All information heretofore furnished by each Loan Party to the Global Administrative Agent or any Lender for purposes of or in connection with this Agreement, any Loan Document or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by or on behalf of any Loan Party to the Global Administrative Agent or any Lender will be, true, complete and accurate in every material respect. The Loan Parties have disclosed or have caused to be disclosed to Lenders in writing any and all facts (other than facts of general public knowledge, including those facts contained in the Borrower’s filings with the SEC) which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.13 Organizational Structure; Nature of Business. The Loan Parties are engaged only in the business of acquiring, exploring, developing and operating Mineral Interests and the production, marketing, processing and transporting of Hydrocarbons therefrom and businesses reasonably related or complementary thereto. Schedule 3.13 hereto, as of the date hereof or, as applicable, as of an earlier date as provided in Schedule 3.13, accurately reflects (a) the jurisdiction of incorporation or organization of each Loan Party, (b) each jurisdiction in which each Loan Party is qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, (c) the organizational identification number of each Loan Party, and (d) the authorized, issued and outstanding Equity Interests of each Loan Party.

SECTION 3.14 Environmental Matters. Except for matters disclosed on Schedule 3.14 hereto or in a replacement schedule that is delivered to the Global Administrative Agent and is approved by the Required Lenders in their sole discretion, no operation conducted by any Loan Party and no real or personal property now or previously owned or leased by any Loan Party (including, without limitation, Mineral Interests) and no operations conducted thereon, and to any Loan Party’s knowledge, no operations of any applicable prior owner, lessee or operator of any such properties, is or has been in violation of any Environmental Law other than violations which neither individually nor in the aggregate would reasonably be expected to have a Material Adverse Effect. Except for matters disclosed on Schedule 3.14 hereto or in a replacement schedule that is delivered to the Global Administrative Agent and is approved by the Required Lenders in their sole discretion, no Loan Party, nor any such property nor operation is the subject of any existing, pending or, to any Loan Party’s knowledge, threatened Environmental Complaint which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All notices, permits, licenses, and similar authorizations, required to be obtained or filed in connection with the ownership of each tract of real property or operations of any Loan Party thereon and each item of personal property owned, leased or operated by any Loan Party, including, without limitation, notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release of Hazardous Materials into the environment, have been duly obtained or filed except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect. All Hazardous Materials generated at each tract of real property or by each item of personal property owned, leased or operated by any Loan Party have been transported, treated, and disposed of only by carriers or facilities maintaining valid permits under RCRA (as hereinafter defined) and all other applicable Environmental Laws for the conduct of such activities except in such cases where the failure to obtain such permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for matters disclosed on Schedule 3.14 hereto or in a replacement schedule that is delivered to the Global Administrative Agent and is approved by the Required Lenders in their sole discretion, there have been no Hazardous Discharges which were not in compliance with Environmental Laws other than Hazardous Discharges which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for matters disclosed on Schedule 3.14 hereto or in a replacement schedule that is delivered to the Global Administrative Agent and is approved by the Required Lenders in their sole discretion, no Loan Party nor any Subsidiary of any Loan Party has any contingent liability in connection with any Hazardous Discharge which would reasonably be expected to have a Material Adverse Effect. As used in this Section 3.14, the term “RCRA” shall mean the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Recovery Act of 1976, as amended by the Solid Waste Disposal Act of 1980, and the Hazardous and Solid Waste Amendments of 1984, as the same may be further amended and in effect from time to time.

SECTION 3.15 Reserved.

SECTION 3.16 Fiscal Year. The Borrower’s Fiscal Year is January 1 through December 31.

SECTION 3.17 No Default. Neither a Default nor an Event of Default has occurred or will exist after giving effect to the transactions contemplated by this Agreement or the other Loan Documents. Neither the Borrower nor any Subsidiary is in default under, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under, any Material Agreement to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound which default would reasonably be expected to have a Material Adverse Effect.

SECTION 3.18 Government Regulation. No Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act (as any of the preceding acts have been amended), the Investment Company Act of 1940 or any other Governmental Rule which regulates the incurring by such Loan Party of Indebtedness, including, but not limited to Governmental Rules relating to common contract carriers or the sale of electricity, gas, stream, water or other public utility services.

SECTION 3.19 Insider. No Loan Party is, and no Person having “control” (as that term is defined in 12 U.S.C. Section 375(b) or regulations promulgated thereunder) of any Loan Party is, an “executive officer,” “director” or “shareholder” of any Lender or any bank holding company of which any Lender is a Subsidiary or of any Subsidiary of such bank holding company.

SECTION 3.20 Gas Balancing Agreements and Advance Payment Contracts. On the Closing Date and the Global Effective Date, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by any Loan Party under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed U.S.$250,000.

SECTION 3.21 Commodity Price Risk Policy. The Borrower’s policy with respect to commodity price risk as presently in effect on the date hereof, addressing the Borrower’s policies with respect to Hedging Agreements for Hydrocarbons, is attached hereto as Exhibit M (together with any amendments, modifications or replacements thereto or thereof in accordance with the Loan Documents, the “Commodity Price Risk Policy”). The Commodity Price Risk Policy has not been rescinded, revoked, modified, amended or replaced in any respect and is in full force and effect, except to the extent (a) modification, amendment or replacement thereof would not reasonably be expected to have a Material Adverse Effect, and (b) the Borrower has provided to the Global Administrative Agent a copy of any such modification, amendment or replacement.

SECTION 3.22 Existing Subordinate Debt and Falcon Seaboard Settlement Agreement.

(a) The outstanding principal amount of the Existing Subordinate Debt does not exceed U.S.$70,000,000.

(b) The book value of the Borrower’s obligations under the Falcon Seaboard Settlement Agreement as of March 31, 2004, is U.S.$1,310,794.11.

SECTION 3.23 Use of Proceeds and Letters of Credit. The proceeds of the Loans are or will be used solely (a) to repay the Indebtedness under the Existing Credit Facility and, if the Borrower elects and to the extent permitted by Section 7.14, the Existing Subordinate Debt and the Borrower’s obligations under the Falcon Seaboard Settlement Agreement, (b) to reimburse each Issuing Bank for LC Disbursements in accordance with Section 2.4(e), or (c) except as otherwise restricted in clauses (a) and (b) above to finance the acquisition, exploration, development and operation of Mineral Interests and related Property and for any other business activities described in Section 3.13 and, for the Borrower’s and its Subsidiaries’ working capital and general corporate purposes in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulation U. Letters of Credit will be issued only to support business operations described in Section 3.13 and/or general corporate purposes in the ordinary course of business of the Borrower or any of its Subsidiaries.

SECTION 3.24 Location of Business and Offices. Each Loan Party’s principal place of business and chief executive offices are located at the addresses specified on Schedule 3.24 or at such other address as specified in writing to the Global Administrative Agent, which address is at a location permitted by the terms of the Combined Loan Documents.

SECTION 3.25 Subsidiaries. Except as set forth on Schedule 3.13 or Exhibit L or as otherwise formed or acquired in accordance with Section 5.16 and disclosed in writing to the Global Administrative Agent, the Borrower has no Subsidiaries.

SECTION 3.26 Material Agreements. Except for the Loan Documents, the Subordinated Note Purchase Agreement, the subsidiary guaranties executed in connection therewith, the other Subordinate Note Documents, the Falcon Seaboard Settlement Agreement, and the Hedging Agreements, neither the Borrower nor any of its Subsidiaries are parties to any Material Agreements in effect or to be in effect as of the Closing Date providing for, evidencing or securing any material Indebtedness of the Borrower or any of its Subsidiaries.

SECTION 3.27 Priority; Security Matters. The Combined Obligations are and shall be at all times secured by valid, perfected first and prior Liens (subject only to Permitted Encumbrances) in favor of the Global Administrative Agent, covering and encumbering (a) (i) in the case of the Canadian Obligations only, the Required Reserve Value and (ii) in the case of the Obligations, the U.S. Required Reserve Value, (b) all of the issued and outstanding Equity Interests owned by the Borrower of each existing and future Material Subsidiary (except that, if such Material Subsidiary is a Foreign Subsidiary, the Equity Interests of such Material Subsidiary to be pledged shall be limited to 65% of the total combined voting power of all classes of voting Equity Interests of such Material Subsidiary and 100% of all non-voting Equity Interests of such Material Subsidiary), (c) all of the issued and outstanding Equity Interests owned by each Pledging Subsidiary of the Borrower of each existing and future Material Subsidiary thereof (except that, if such Material Subsidiary is a Foreign Subsidiary, the Equity Interests of such Material Subsidiary to be pledged shall be limited to 65% of the total combined voting power of all classes of voting Equity Interests of such Material Subsidiary and 100% of all non-voting Equity Interests of such Material Subsidiary) and (d) all other Collateral located in the United States owned by the Borrower or any Material Subsidiary, pursuant to the Pledge Agreements, Security Agreements, and Mortgages delivered pursuant to Sections 4.1(e), (f) and (g), or otherwise delivered pursuant to this Agreement or the other Loan Documents, to the extent perfection has or will occur, by the recording of the Mortgage, the filing of a UCC financing statement, the filing of an instrument to perfect a floating charge, and if required by the Global Administrative Agent or the Canadian Administrative Agent, the filing of an instrument to crystallize such floating charge, under the laws of any applicable province, or by possession.

SECTION 3.28 Hedging Agreements. Schedule 3.28 sets forth, as of June 30, 2004, a true and complete list of all Hedging Agreements (including commodity price swap agreements) and all forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counter party to each such agreement. As of the Closing Date, all Hedging Agreements executed by the Borrower or any of its Subsidiaries are either (a) unsecured, (b) executed with a Lender as the counterparty, (c) assigned to a Lender as the counterparty, or (d) secured only by a Letter of Credit issued for the benefit of the counterparty.

SECTION 3.29 Insurance. Schedule 3.29 attached hereto contains an accurate and complete description, as of the Closing Date, of all material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by the Borrower and each Subsidiary. As of the Closing Date, all such policies will be in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date and through the respective dates set forth in Schedule 3.29 will have been paid, and no notice of cancellation or termination will have been received with respect to any such policy. Such policies, and/or such replacement or additional policies required to be obtained pursuant to the terms of this Agreement as may be in full force and effect as of any date subsequent to the Closing Date, are sufficient for compliance in all material respects with all requirements of law and of all agreements to which the Borrower or any Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate aggregate coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and each Subsidiary. All such policies, or the replacement and additional policies required to be obtained pursuant to the terms of this Agreement, are in full force and effect and all premiums with respect thereto have been paid, and no notice of cancellation or termination will have been received with respect to any such policies.

SECTION 3.30 Status as Senior Indebtedness. The Loans and other Obligations hereunder are “Senior Indebtedness” under the Subordinated Note Purchase Agreement.

ARTICLE IV

Conditions

SECTION 4.1 Initial Loan. The obligations of the Lenders to make Loans or participate in any Letters of Credit or for any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) Certain Loan Documents. The Global Administrative Agent (or its counsel) shall have received from each party thereto either a counterpart of each of the following documents duly executed on behalf of such party or written evidence satisfactory to the Global Administrative Agent (which may include telecopy transmission of a signed signature page of such document) that each such party has duly executed for delivery to the Global Administrative Agent a counterpart of each of the following documents which documents must be acceptable to the Global Administrative Agent in its sole and absolute discretion: this Agreement, the Intercreditor Agreement, the Fee Letter, the Notes (to the extent requested by any Lender), a

Guaranty from each Guarantor, the Pledge Agreements required by Section 4.1(e), the Security Agreements required by Section 4.1(f), and the Mortgages required by Section 4.1(g), and all related financing statements and other filings, and the other Loan Documents.

(b) Canadian Loan Documents. The Global Administrative Agent shall have received copies of the executed Canadian Loan Documents.

(c) Opinions of Counsel. The Global Administrative Agent shall have received opinions, dated the Global Effective Date, addressed to the Global Administrative Agent, the Canadian Administrative Agent and all Lenders, from (i) General Counsel of the Borrower, in substantially the form attached hereto as Exhibit B-1, (ii) Jones Day, counsel to the Borrower, in substantially the form attached hereto as Exhibit B-2, (iii) Loomis, Ewert, Parsley, Davis & Gotting, special Michigan counsel to the Borrower, in substantially the form attached hereto as Exhibit B-3, and (iv) Marian McGrath Pearcy, special Indiana counsel to the Borrower, in substantially the form attached hereto as Exhibit B-4.

(d) Organizational Documents. The Global Administrative Agent shall have received a certificate of an Authorized Officer of each Loan Party dated as of the Global Effective Date, certifying:

(i) that attached to each such certificate are (A) a true and complete copy of the Organic Documents of such Loan Party, as the case may be, as in effect on the date of such certificate, (B) a true and complete copy of a certificate from the applicable Governmental Authority of the jurisdiction of such Loan Party’s organization to the effect that such entity is validly existing in such jurisdiction, and (C) a true and complete copy of a certificate from the appropriate Governmental Authority of each jurisdiction (without duplication) to the effect that such Loan Party is duly qualified to transact business in such jurisdiction as a foreign entity, if the failure to be so qualified would reasonably be expected to have a Material Adverse Effect;

(ii) that attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors or management committee of such Loan Party, as applicable, authorizing the execution, delivery and performance of such of the Combined Loan Documents to which such Loan Party is or is intended to be a party;

(iii) that attached thereto is (A) a true and complete copy of a certificate from the applicable Governmental Authority of the jurisdiction of such Loan Party’s organization as to the good standing of and, except as to the Canadian Borrower, payment of franchise taxes by such Loan Party, dated as of a recent date; and (B) a true and complete copy of a certificate from the appropriate Governmental Authority of each jurisdiction (without duplication) to the effect that such Loan Party is in good standing in such jurisdiction as a foreign entity, if the failure to be so qualified would reasonably be expected to have a Material Adverse Effect; and

(iv) as to the incumbency and specimen signature of each Authorized Officer of such Loan Party executing such of the Combined Loan Documents to which such Loan Party is or is intended to be a party.

(e) Pledge Agreements. The Global Administrative Agent shall have received counterparts of a Pledge Agreement, dated as of the Global Effective Date, duly executed and delivered by each of the Borrower and each Material Subsidiary (that is not a Foreign Subsidiary) that holds Equity Interests in any Material Subsidiary of the Borrower, together with the following:

(i) to the extent the stock, membership interests or partnership interests thereof are certificated, stock, membership or partnership certificates representing 100% of the outstanding shares of capital stock, membership interest or partnership interest of all Material Subsidiaries (except that stock, membership or partnership certificates representing shares of common stock, membership interest or partnership interest of a Foreign Subsidiary shall be limited to 65% of the total combined voting power of all classes of voting Equity Interests of such Material Subsidiary and 100% of all non-voting Equity Interests of such Material Subsidiary) listed in Exhibit L hereto under the heading “Material Subsidiaries,” and stock powers and instruments of transfer, endorsed in blank, with respect to such certificates; and

(ii) all documents and instruments, including Uniform Commercial Code Financing Statements (Form UCC-1), required by law or reasonably requested by the Global Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under such Pledge Agreement.

(f) Security Agreements. The Global Administrative Agent shall have received counterparts of each Security Agreement, dated as of the Global Effective Date, duly executed and delivered by the Borrower and Terra Energy Ltd., together with the following:

(i) Uniform Commercial Code Financing Statements (Form UCC-1) and such evidence of filing or arrangements for filing as may be acceptable to the Global Administrative Agent, in appropriate form for filing, naming the Borrower and each such Subsidiary as debtor and the Global Administrative Agent as the secured party, or other similar instruments or documents, to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Global Administrative Agent, desirable to perfect the security interest of the Global Administrative Agent pursuant to such Security Agreement; and

(ii) Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens (except for Permitted Encumbrances) and other rights of any Person in any Collateral described in the Security Agreement previously granted by any Person, and together with such other Uniform Commercial Code Form UCC-3 termination statements as the Global Administrative Agent may reasonably request.

(g) Mortgages. The Global Administrative Agent shall have received executed counterparts of the Mortgages (or assignments of mortgages or deeds of trust previously delivered under the Existing Credit Facility which shall be amended contemporaneously herewith), dated as of the Global Effective Date, duly executed and delivered by each of the relevant Loan Parties and encumbering the U.S. Required Reserve Value, together with:

(i) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of the Mortgages as may be necessary or, in the reasonable opinion of the Global Administrative Agent, desirable effectively to create a valid, perfected first priority Lien (except for, with respect to priority, Permitted Encumbrances other than those of the type described in clause (g) of the definition of “Permitted Encumbrances”) against the U.S. Required Reserve Value of the Loan Parties, as and to the extent such Mortgages are required by Section 5.18(c); and

(ii) such other approvals, customary opinions, releases or documents as the Global Administrative Agent may reasonably request.

(h) UCC and Lien Searches. The Global Administrative Agent shall have received (i) the UCC Searches, all dated reasonably close to the Closing Date, requested by the Global Administrative Agent and in form and substance satisfactory to the Global Administrative Agent, (ii) evidence reasonably satisfactory to the Global Administrative Agent that the Liens indicated by the financing statements (or similar documents) in such UCC Searches are Permitted Encumbrances or have been released (or assigned to either the Global Administrative Agent or Canadian Administrative Agent), and (iii) title due diligence in form and substance acceptable to the Global Administrative Agent and other evidence of ownership regarding the ownership by the Borrower and its Subsidiaries of the Borrowing Base Properties.

(i) Priority; Security Interest. The Collateral and Borrowing Base Properties shall be free and clear of all Liens, except Permitted Encumbrances. All filings, notices, recordings and other action necessary to perfect the Liens in the Collateral shall have been made, given or accomplished or arrangements for the completion thereof satisfactory to the Global Administrative Agent and its counsel shall have been made and all filing fees and other expenses related to such actions either have been paid in full or arrangements have been made for their payment in full which are satisfactory to the Global Administrative Agent.

(j) Approvals and Consents. The Borrower and its Subsidiaries shall have obtained, and the Global Administrative Agent shall have received, copies of all material Governmental Approvals (if any) and third party consents and approvals (if any) necessary or advisable in connection with the Financing Transactions and the continuing operation and maintenance of the Borrowing Base Properties, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any materially burdensome conditions. There shall be no actual government or judicial action restraining, preventing or imposing materially burdensome conditions on the Financing Transactions.

(k) Insurance. The Global Administrative Agent and the Lenders shall have received certificates, dated as of or within fifteen (15) days of the Closing Date, from the Borrower’s insurance broker setting forth the insurance maintained by the Borrower, stating that such insurance is in full force and effect and that all premiums due have been paid.

(l) Initial Reserve Report. The Global Administrative Agent and the Lenders shall have received and shall be satisfied with the contents, results and scope of the Initial Reserve Report.

(m) Existing Credit Facility. The Global Administrative Agent shall have received a certificate, signed by an Authorized Officer of the Borrower, stating that the Borrower or its Subsidiaries have repaid in full and terminated the Existing Credit Facility (other than the Existing Letters of Credit) contemporaneously with the initial Combined Loans under the Combined Credit Agreements, which certificate shall have attached to it copies of the relevant payoff letters or termination agreements. The Global Administrative Agent shall have received evidence satisfactory to it that all Liens associated with the Existing Credit Facility have been released, terminated, or assigned to either the Global Administrative Agent or the Canadian Administrative Agent, and/or amended and restated by the Security Documents, contemporaneously with the making of such payments and that arrangements satisfactory to the Global Administrative Agent have been made for recording and filing such releases, terminations or assignments.

(n) Subordinate Note Documents. The Global Administrative Agent and the Lenders (i) shall have received (A) copies of all of the Subordinate Note Documents, including any and all amendments or modifications thereto executed on or prior to the Closing Date, which documents and amendments or modifications thereto shall be certified by the Borrower as true, complete and correct, and (B) any other requested documents and information regarding the Existing Subordinate Debt, and (ii) shall be satisfied that the Subordinate Note Documents, including, without limitation, the Subordinated Note Purchase Agreement, is in form and substance satisfactory to the Global Administrative Agent and the Lenders in their reasonable discretion.

(o) Financial Statements. The Global Administrative Agent shall have received (i) the financial statements described in Section 3.4 hereof and (ii) copies of all financial statements (including pro forma financial statements), reports, notices and proxy statements sent by the Borrower to its respective stockholders and all filings submitted to the SEC in connection with the Financing Transactions after December 31, 2003.

(p) Satisfactory Environmental Due Diligence and Other Due Diligence. The Borrower has adopted and implemented policies and guidelines as the Borrower has determined are reasonably appropriate to assure compliance in all material respects with applicable Environmental Laws and to identify and evaluate events or conditions which would result in any material Environmental Liability. On the basis of these procedures and guidelines, the Global Administrative Agent shall have received a certificate, signed by an Authorized Officer of the Borrower stating that after such review the Borrower has reasonably concluded that no Environmental Liabilities exist or violations of Environmental Laws have occurred, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Global Administrative Agent shall have completed and be satisfied with its environmental due diligence review, including without limitation, its environmental due diligence review of the Borrowing Base Properties included in the Global Borrowing Base as of the Closing Date. The Global Administrative Agent shall have received and reviewed, with results satisfactory to the Global Administrative Agent and its counsel, information regarding tax, insurance, pension liabilities (actual or contingent), Material Agreements, and material hedging and contingent liabilities of the Borrower and its Material Subsidiaries.

(q) Borrower’s Global Effectiveness Notice. The Global Administrative Agent shall have received the Borrower’s Global Effectiveness Notice.

(r) No Material Adverse Effect; Litigation. The Global Administrative Agent shall have received a certificate, signed by an Authorized Officer of the Borrower, stating that (i) no event or condition has occurred since December 31, 2003, which would reasonably be expected to have a Material Adverse Effect and (ii) no litigation, arbitration, governmental proceeding, claim for Taxes, dispute or administrative or other proceeding shall be pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

(s) Other Documents. The Global Administrative Agent shall have received such other customary legal opinions, instruments and documents as any of the Global Administrative Agent, the Lenders or their counsel may have reasonably requested.

(t) Satisfactory Legal Form. All documents executed or submitted pursuant hereto by and on behalf of the Borrower or any other Loan Party shall be in form and substance reasonably satisfactory to the Global Administrative Agent and its counsel. The Global Administrative Agent and its counsel shall have received all information, approvals, documents or instruments as the Global Administrative Agent or its counsel may reasonably request.

(u) Fees and Expenses. The Global Administrative Agent, the Canadian Administrative Agent, the Arranger, the other Agents and the Lenders shall have received all fees, including the Upfront Fee, and other amounts due and payable pursuant to this Agreement or any other Combined Loan Document on or prior to the date hereof, including, to the extent invoiced at least two (2) Business Days prior to the Global Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Combined Loan Document.

The Global Administrative Agent shall notify the Borrower, the Canadian Borrower, the Canadian Administrative Agent and the Combined Lenders of the Global Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 3:00 p.m., Chicago time, on July 30, 2004 (and, in the event such conditions are not so satisfied or waived, the Global Commitments and Commitments shall terminate at such time).

SECTION 4.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) Representations and Warranties. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the representations and warranties of each Loan Party set forth in the

Combined Loan Documents to which it is a party shall be true and correct on and as of such date after giving effect to such funding and to the intended use thereof as if made on and as of such date (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), except to the extent previously waived in writing by the Combined Lenders, the Required Lenders, the Lenders, the U.S. Required Lenders or the Canadian Lenders, as applicable.

(b) No Defaults. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) No Material Adverse Effect. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, no event or events shall have occurred which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(d) Borrowing Request. The Global Administrative Agent shall have received a Borrowing Request for any Borrowing. Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

The Borrower agrees with the Global Administrative Agent, the other Agents, any Issuing Bank and each Lender that, until the Global Commitments and Commitments have expired or been terminated and all Obligations shall have been paid and performed in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower will perform the obligations set forth in this Article.

SECTION 5.1 Information. The Borrower shall deliver, or shall cause to be delivered, to the Global Administrative Agent (and to otherwise make available for each Lender):

(a) As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity, and statements of cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported by such Loan Party in accordance with GAAP and audited by a firm of independent public accountants of nationally recognized standing and reasonably acceptable to the Global Administrative Agent.

(b) As soon as available and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter, the related consolidated statement of income for such Fiscal Quarter and for the portion of such Loan Party’s Fiscal Year ended at the end of such Fiscal Quarter and the related consolidated statement of cash flows for the portion of such Fiscal Year ended at the end of such Fiscal Quarter, each prepared in accordance with GAAP (except that such balance sheets and other financial statements may not contain all footnote disclosures required in accordance with GAAP and may be subject to normal year-end audit adjustments) setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of such Loan Party’s previous Fiscal Year.

(c) Simultaneously with the delivery of each set of financial statements referred to in Sections 5.1(a) and (b), a certificate of a Financial Officer of the Borrower in the form of Exhibit C attached hereto, (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Article VI on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, (iii) stating whether or not such financial statements fairly reflect in all material respects the results of operations and financial condition of the Borrower and each other Loan Party as of the date of the delivery of such financial statements and for the period covered thereby, (iv) setting forth (A) whether as of such date there is a Material Gas Imbalance and, if so, setting forth the aggregate amount of net negative gas imbalances to the Loan Parties under all material Gas Balancing Agreements to which any Loan Party is a party or by which any Borrowing Base Properties owned by the Borrower is bound, and (B) the aggregate amount of all Advance Payments received by the Loan Parties under all material Advance Payment Contracts to which any Loan Party is a party or by which any Borrowing Base Properties is bound which have not been satisfied in all material respects by delivery of production, if any, and (v) setting forth a summary of the Hedge Transactions to which each Loan Party is a party on such date (which summary will include the type of information as set forth in Schedule 3.28).

(d) Promptly upon the mailing thereof to the stockholders of any Loan Party generally, copies of (except to the extent any of the foregoing are publicly available on the SEC’s LivEdgar website and the Borrower has provided notice to the Global Administrative Agent thereof) all financial statements, reports and proxy statements so mailed.

(e) Promptly upon the filing thereof, copies of all annual reports on Form 10-K (including amendments thereto) and quarterly reports on Form 10-Q (and amendments thereto) and (except to the extent any of the foregoing are publicly available on the SEC’s LivEdgar website and the Borrower has provided notice to the Global Administrative Agent thereof) final registration statements, post effective amendments thereto and special reports which any Loan Party shall have filed with the SEC; provided, that the Borrower must deliver, or cause to be delivered, any annual reports which any Loan Party shall have filed with the SEC, within ninety (90) days after the end of each Fiscal Year of such Loan Party, and any quarterly reports which any Loan Party shall have filed with the SEC, within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of such Loan Party.

(f) promptly following an Authorized Officer of any Loan Party becoming aware of the receipt of same, any notice or other information received by any Loan Party indicating (i) any potential, actual or alleged non-compliance with or violation of the requirements of any Environmental Law which could result in liability to any Loan Party for fines, clean up or any other remediation obligations or any other liability in excess of U.S.$500,000 (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage in writing thereof and a copy of such acknowledgment has been provided to the Global Administrative Agent) in the aggregate; (ii) any Hazardous Discharge imposes on any Loan Party a duty to report to a Governmental Authority or to pay cleanup costs or to take remedial action under any Environmental Law which could result in liability to any Loan Party for fines, clean up and other remediation obligations or any other liability in excess of U.S.$500,000 (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage in writing thereof and a copy of such acknowledgment has been provided to the Global Administrative Agent) in the aggregate; or (iii) the existence of any Lien arising under any Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of U.S.$500,000 in the aggregate. Without limiting the foregoing, each Loan Party shall provide to the Lenders promptly upon receipt of same by any Loan Party copies of all environmental consultants’ or engineers’ reports received by any Loan Party which would render the representations and warranties (or any of them) contained in Section 3.14 untrue or inaccurate in any respect.

(g) In the event any notification is provided to any Lender or the Global Administrative Agent pursuant to Section 5.1(f) hereof or the Global Administrative Agent or any Lender otherwise learns of any event or condition under which any such notice would be required, then, upon written request of Required Lenders, within sixty (60) days following such request, a report by an environmental consulting firm reasonably acceptable to the Global Administrative Agent and Required Lenders, stating that a review of such event, condition or circumstance has been undertaken (the scope of which shall be reasonably acceptable to the Global Administrative Agent and Required Lenders) and detailing the findings, conclusions and recommendations of such consultant; the Borrower shall bear all expenses and costs associated with such review and updates thereof.

(h) Promptly, but in no event later than five (5) Business Days, following any Authorized Officer of any Loan Party becoming aware of the occurrence of any Default, a certificate of an Authorized Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

(i) No later than March 15 of each year, commencing March 15, 2005, a Reserve Report with respect to the Proved Mineral Interests attributable to the Oil and Gas Properties owned by the Borrower and each of its Subsidiaries for the period of twelve (12) months ending the preceding December 31, which Reserve Reports shall be prepared on an accrual basis; with the delivery of each Reserve Report, the Borrower shall provide to the Global Administrative Agent, a certificate from an Authorized Officer of the Borrower certifying that, to such Officer’s knowledge: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects and (ii) subject to Immaterial Title Deficiencies and Permitted Encumbrances, the Borrower owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Permitted Encumbrances and (iii) the Reserve Report attached as an exhibit to such certificate is true, correct and complete.

(j) Promptly, but in no event later than five (5) Business Days following an Authorized Officer of any Loan Party becoming aware of same, notice to the Global Administrative Agent of any event or circumstance that would reasonably be expected to have a Material Adverse Effect.

(k) Promptly following an Authorized Officer of any Loan Party becoming aware of same, notice to the Global Administrative Agent of: (i) all legal or arbitral proceedings, and all proceedings before any Governmental Authority affecting the Borrower or any Subsidiary, except proceedings which, if adversely determined, would not reasonably be expected to have a Material Adverse Effect and (ii) the occurrence of any development with respect to any action, suit or proceeding previously disclosed to the Global Administrative Agent or the Lenders pursuant to this Agreement if such action, suit or proceeding would reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, promptly notify the Global Administrative Agent and each of the Lenders of any claim, judgment or Lien (other than Permitted Encumbrances) affecting any Borrowing Base Property or Collateral if the value of such claim, judgment or Lien when aggregated with all other existing claims, judgment or Liens (other than Permitted Encumbrances) affecting such Property shall exceed U.S.$5,000,000.

(l) Promptly following the Borrower’s annual renewal of its insurance policies each May 1 after the Global Effective Date, a certificate of insurance coverage from the insurer in form and substance reasonably satisfactory to the Global Administrative Agent evidencing the insurance coverage required to be maintained pursuant to Section 5.6 and, if requested, will furnish the Global Administrative Agent copies of the applicable insurance policies referenced therein.

(m) From time to time such additional information regarding the financial position or business of any Loan Party as the Global Administrative Agent, at the request of any Lender, may reasonably request.

SECTION 5.2 Business of Borrower and Subsidiaries. The sole business of the Borrower shall be the acquisition, exploration, development and operation of Mineral Interests and the production, marketing, processing and transportation of Hydrocarbons therefrom and businesses reasonably related or complementary thereto; and each Subsidiary’s business is substantially similar and/or related thereto.

SECTION 5.3 Maintenance of Existence; Oil and Gas Properties. (a) The Borrower shall, and shall cause each other Loan Party to, at all times (i) maintain its corporate, partnership or limited liability company existence in its state of incorporation or organization, and (ii) maintain its good standing and qualification to transact business in all jurisdictions where the failure to maintain good standing or qualification to transact business would reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any action permitted under Section 7.4.

(b) The Borrower will and will cause each Subsidiary to, in all material respects, promptly: (i) pay and discharge, or make commercially reasonable efforts to cause to be paid and discharged, when due all delay rentals, royalties and expenses accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, provided that, in the case of delay rentals, the Borrower and/or the applicable Subsidiary shall only be required to pay and discharge, or make commercially reasonable efforts to pay and discharge, delay rentals as and to the extent the Borrower or such Subsidiary determines in good faith that payment and discharge thereof is in the Borrower’s or such Subsidiary’s, as applicable, best interest, (ii) perform, or make reasonable and customary efforts to cause to be performed, the obligations of the Borrower or any such Subsidiary required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its material Oil and Gas Properties and other material Properties, (iii) do all other things necessary to keep unimpaired, except for Permitted Encumbrances, its rights with respect to its material Oil and Gas Properties and other material Properties and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts, except for dispositions permitted by this Agreement or any other Combined Loan Document and except when the failure to do so would not, in the aggregate, reasonably be effected to have a Material Adverse Effect. The Borrower will and will cause each Subsidiary to operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner, subject to ordinary wear and tear, materially in accordance with the practices of the industry in compliance with all applicable Material Agreements and in compliance with all Governmental Rules, except where the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.4 Title Data; Title to Oil and Gas Properties. The Borrower shall, upon the request of the Required Lenders, cause to be delivered to the Global Administrative Agent such title due diligence regarding title to the Borrowing Base Properties owned by the Borrower and each of its Subsidiaries and the perfection and priority of Global Administrative Agent’s Liens therein, as and to the extent such Borrowing Base Properties are required to be mortgaged pursuant hereto, as are reasonably appropriate to determine the status thereof. The Borrower shall, and shall cause each Subsidiary to, in all material respects maintain good and defensible title (except for Immaterial Title Deficiencies and Permitted Encumbrances) to (i) the Mortgaged Properties and (ii) its and their other material Oil and Gas Properties, and to do all things reasonably necessary to cure any material title defects which are not Permitted Encumbrances of which an Authorized Officer of the Borrower or any Subsidiary has knowledge or has been provided written notice.

SECTION 5.5 Right of Inspection. The Borrower will permit, and will cause each other Loan Party to permit, any officer, employee or agent of the Global Administrative Agent or of any Lender to visit and inspect any of the assets of any Loan Party, examine each Loan Party’s books of record and accounts, take copies and extracts thereof and therefrom, and discuss the affairs, finances and accounts of each Loan Party with such Loan Party’s officers, accountants and auditors, all upon prior written notice to the Borrower at such reasonable times during the Borrower’s or such Loan Party’s normal business hours (and in a manner so as, to the extent practicable, not to interfere with the normal business operations of the Borrower or such Loan Party) and as often as the Global Administrative Agent or any Lender may reasonably request, and upon and during the continuance of an Event of Default all at the expense of the Borrower. Notwithstanding the foregoing, as long as no Event of Default has occurred and is continuing, the Borrower will not be required to bear the expense of more than one (1) inspection during any calendar year; provided that if an Event of Default has occurred and is continuing, the Global Administrative Agent shall be entitled to conduct more frequent inspections at the expense of the Borrower.

SECTION 5.6 Maintenance of Insurance. The Borrower will, and will cause each other Loan Party to, at all times maintain or cause to be maintained insurance covering such risks as are customarily carried, or self-insured (in the case of health and dental insurance), by businesses similarly situated, including, without limitation, the following: (a) workmen’s compensation insurance; (b) employer’s liability insurance; (c) comprehensive general public liability and property damage insurance; (d) insurance against losses customarily insured against as a result of damage by fire, lightning, hail, tornado, explosion and other similar risk; and (e) comprehensive automobile liability insurance. All loss payable clauses or provisions in all policies of insurance maintained by the Borrower with respect to all or any portion of the Borrowing Base Properties or any Collateral pursuant to this Section 5.6 shall be endorsed in favor of and made payable to the Global Administrative Agent for the ratable benefit of the Lenders, as their interests may appear. In addition, the Global Administrative Agent on behalf of the Combined Lenders shall be named (i) as additional insured on all of the Loan Parties’ liability insurance policies maintained by the Borrower with respect to all or any portion of the Borrowing Base Properties or any Collateral (ii) as loss payee on all of the Loan Parties’ casualty and property insurance policies covering all or any portion of the Borrowing Base Properties or any Collateral. Upon the occurrence and during the continuance of an Event of Default, the Global Administrative Agent (x) shall have the right, for the ratable benefit of the Lenders, to collect, and the Borrower hereby assigns to the Global Administrative Agent for the ratable benefit of the Lenders, any and all monies that may become payable under any such policies of insurance by reason of damage, loss or destruction of any Collateral for the Obligations or any part thereof, and (y) may, at its election, either apply for the ratable benefit of the Lenders all or any part of the sums so collected toward payment of the Obligations, whether or not such Obligations are then due and payable, in such manner as the Global Administrative Agent may elect, or release same to the applicable Loan Party.

SECTION 5.7 Payment of Taxes and Claims. The Borrower will, and will cause each other Loan Party to, pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets; provided however, that no payment of such Taxes or claims shall be required to the extent that (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and no material part of the property or assets of any Loan Party is subject to any pending levy or execution and (ii) the Loan Parties, as and to the extent required in accordance with GAAP, shall have set aside on their books reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto.

SECTION 5.8 Compliance with Laws and Documents. The Borrower will, and will cause each other Loan Party to, comply with all Governmental Rules, their respective certificates (or articles) of incorporation, bylaws, regulations and similar organizational documents and all Material Agreements to which any Loan Party is a party, if a violation, alone or when combined with all other such violations, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.9 Operation of Properties and Equipment.

(a) The Borrower will, and will cause each of its Subsidiaries to, maintain, develop and operate (or use its commercially reasonable efforts to cause the operator to maintain and operate to the extent the Borrower is not the operator) its Mineral Interests in a good and workmanlike manner as and to the extent the Borrower or any of its Subsidiaries, as applicable, elect in their commercially reasonable discretion to maintain, develop and operate any such Mineral Interest.

(b) Subject to Section 7.5 and to exceptions as in the aggregate would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, at all times maintain, preserve and keep all operating equipment used with respect to its Mineral Interests in proper repair, working order and condition (subject to ordinary wear and tear), and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that, in the Borrower’s commercially reasonable judgment, the efficiency of such operating equipment shall at all times be properly preserved and maintained; provided further, that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if the Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Loan Party.

SECTION 5.10 Environmental Law Compliance. The Borrower will, and will cause each other Loan Party to, comply in all material respects with all Environmental Laws, including, without limitation, (a) all licensing, permitting, notification and similar requirements of Environmental Laws, and (b) all provisions of all Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Materials. The Borrower will, and will cause each other Loan Party to, promptly pay and discharge when due all legal debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Environmental Laws; provided that such payment or discharge shall not be required to the extent that (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and no material part of the property or assets of any Loan Party is subject to any pending levy or execution and (ii) the Loan Parties, as and to the extent required in accordance with GAAP, shall have set aside on their books reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto. The Borrower will promptly notify the Global Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority of which the Borrower or any Loan Party has knowledge in connection with any Environmental Laws, excluding routine testing and corrective action, which would reasonably be expected to have a Material Adverse Effect.

SECTION 5.11 ERISA Reporting Requirements. The Borrower shall furnish, or cause to be furnished, to the Global Administrative Agent:

(a) promptly and in any event (i) within thirty (30) days after an Authorized Officer of the Borrower or any ERISA Affiliate receives notice from any regulatory agency of the commencement of an audit, investigation or similar proceeding with respect to a Plan, and (ii) within ten (10) days after the Borrower or any ERISA Affiliate contacts the Internal Revenue Service for the purpose of participation in a closing agreement or any voluntary resolution program with respect to a Plan, a written notice describing such event and describing what action is being taken or is proposed to be taken with respect thereto, together with a copy of any notice of event that is given to the PBGC;

(b) promptly and in any event within thirty (30) days after the receipt by the Borrower of a written request therefor by a Lender, copies of any annual and other report (including Schedule B thereto) with respect to a Plan filed by the Borrower or any ERISA Affiliate with the United States Department of Labor, the Internal Revenue Service or the PBGC;

(c) notification within thirty (30) days of the effective date thereof of any material increases in the benefits, or material change in the funding method, of any existing Plan which is not a multiemployer plan (as defined in section 4001(a)(3) of ERISA), or the establishment of any material new Plans, or the commencement of material contributions to any Plan to which the Borrower or any ERISA Affiliate was not previously contributing; and

(d) promptly after receipt of written notice of commencement thereof, notice of all (i) claims (other than routine claims for benefits) made by participants or beneficiaries with respect to any Plan and (ii) actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any ERISA Affiliate with respect to any Plan, except those which, in the aggregate, if adversely determined could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.12 Reserved.

SECTION 5.13 Environmental Review. In connection with any acquisition by any Loan Party of Mineral Interests, other than an acquisition of additional interests in Mineral Interests in which a Loan Party previously held an interest, to the extent a Loan Party obtains or is provided the same, the Borrower shall, promptly following such Loan Party’s obtaining or being provided with the same, deliver to the Global Administrative Agent all environmental reports and results of environmental reviews (including Phase I environmental reports) of such Mineral Interests.

SECTION 5.14 Casualty and Condemnation. The Borrower (a) will furnish to the Global Administrative Agent promptly, and in any event within fifteen (15) Business Days, after an Authorized Officer of the Borrower becoming aware of the occurrence, written notice of any Casualty Event to any Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding, to the extent the fair market value of such Collateral so affected, when aggregated with the fair market value of all other Collateral so affected by a Casualty Event occurring in the same calendar year, exceeds 5% of the Global Borrowing Base, and (b) subject to the right of the Borrower and/or the applicable Subsidiaries to first apply (or budget to apply) such Net Cash Proceeds as provided in Section 2.7(g) to the repair, restoration or replacement of the Property affected by a Casualty Event, will ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Combined Loan Documents.

SECTION 5.15 Performance of Obligations. The Borrower will and will cause each Loan Party to do and perform every act and discharge all of the Obligations as and to the extent required to be performed or discharged by the Borrower or such Loan Party at the time or times and in the manner specified in the applicable Loan Documents.

SECTION 5.16 Additional Subsidiaries. If any additional Subsidiary of the Borrower is created or acquired after the Global Effective Date, the Borrower will notify the Global Administrative Agent and the Lenders thereof. On or before the date of the designation by the Borrower of any direct or indirect wholly owned Material Subsidiary, the Borrower shall cause such Material Subsidiary (unless such Material Subsidiary is a Foreign Subsidiary) to execute and deliver to the Global Administrative Agent a Guaranty. On or before the date of the designation by the Borrower of a Subsidiary as a Material Subsidiary, the Borrower or relevant Subsidiary (which shall not be a Foreign Subsidiary), as applicable, will pledge all Equity Interests in such newly designated Material Subsidiary owned by the Borrower or such Subsidiary (except that, if such new Material Subsidiary is a Foreign Subsidiary, the Equity Interests of such Material Subsidiary to be pledged pursuant to such Pledge Agreement shall be limited to 65% of the total combined voting power of all classes of voting Equity Interests of such Material Subsidiary and 100% of all non-voting Equity Interests of such Material Subsidiary owned by the Borrower or such Subsidiary) and shall execute and deliver to the Global Administrative Agent a Pledge Agreement together with (i) all certificates (or other evidence acceptable to the Global Administrative Agent) evidencing the issued and outstanding Equity Interests owned by the Borrower or such Subsidiary (subject to the 65% and 100% limitations above with respect to Foreign Subsidiaries) of any such new Material Subsidiary of every class owned by the Borrower or such Subsidiary (as applicable) which shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), and (ii) such UCC-1 financing statements as the Global Administrative Agent shall deem reasonably necessary or appropriate to grant, evidence and perfect the Liens required hereunder in the issued and outstanding Equity Interests of each such new Material Subsidiary. On or before the designation by the Borrower of any additional Material Subsidiary after the Global Effective Date, the Borrower will cause such Material Subsidiary (unless such Material Subsidiary is a Foreign Subsidiary) to execute a Mortgage, to the extent required by Section 5.18, and Security Agreement and promptly take such actions to create and perfect Liens on such Material Subsidiary’s assets, as and to the extent such assets are required to be mortgaged or pledged pursuant to Section 5.18, to secure the Obligations as the Global Administrative Agent shall reasonably request.

SECTION 5.17 Information Regarding Collateral. The Borrower will furnish to the Global Administrative Agent promptly, and in any event within thirty (30) days upon an Authorized Officer of the Borrower becoming aware of the following changes, written notice of any change (a) in any Subsidiary’s corporate name or in any trade name used to identify such Subsidiary in the conduct of its business or in the ownership of its Properties, (b) in the location of any Subsidiary’s chief executive office or its principal place of business, (c) in any Subsidiary’s identity or corporate structure, (d) in any Loan Party’s Organizational Number, and (e) in the location of the Collateral to any jurisdiction in which any registration of, or in respect of, the Security Documents may not be effective to protect the Lien created thereunder, including, without limitation, information regarding the time of such relocation, the items being relocated and the intended new locality of such items.

SECTION 5.18 Further Assurances.

(a) The Borrower will, and will cause each Loan Party to, at the Borrower’s expense, cure promptly any defects in the execution and delivery of this Agreement and any other Loan Document to which any of them is a party. The Borrower, at its expense, will and will cause each Subsidiary to, promptly execute and deliver to the Global Administrative Agent all such other documents, agreements and instruments reasonably requested by the Global Administrative Agent to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in this Agreement and any other Loan Document, or to file any notices or obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.

(b) The Borrower agrees that it will, and will cause each Loan Party to, at the Borrower’s expense, execute any and all further documents, financing statements, agreements and instruments and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law or which the Global Administrative Agent may reasonably request, to effect the transactions contemplated by the Security Documents, or to grant, preserve, protect or perfect the Liens created or intended to be created thereby or the validity or priority (subject only, with respect to priority, to Permitted Encumbrances other than those of the type described in clause (g) of the definition thereof) of any such Liens, all at the expense of the Loan Parties.

(c) The Borrower shall at all times cause the Canadian Obligations to be secured by first and prior Liens (subject only, with respect to priority, to Permitted Encumbrances other than those of the type described in clause (g) of the definition thereof) covering and encumbering the Required Reserve Value, and shall at all times cause the Obligations to be secured by first and prior Liens (subject only, with respect to priority, to Permitted Encumbrances other than those of the type described in clause (g) of the definition thereof) covering and encumbering the U.S. Required Reserve Value. On or before each Redetermination Date after the Closing Date and at such other times as the Global Administrative Agent or Required Lenders shall request, the Borrower and its Subsidiaries shall execute and deliver to Administrative Agent, for the ratable benefit of each Lender, Mortgages in form and substance reasonably acceptable to the Global Administrative Agent and duly executed by the Borrower and any such Subsidiary (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements as Administrative Agent shall deem reasonably necessary or appropriate to grant, evidence and perfect the Liens granted pursuant to the Security Documents with respect to Borrowing Base Properties acquired by the Borrower and its Subsidiaries subsequent to the last date on which the Borrower or any such Subsidiary was required to execute and deliver Mortgages pursuant to Section 4.1(g), this Section 5.18 or Section 5.16, or which, for any other reason are not the subject of valid, enforceable, perfected first priority Liens (subject only to Permitted Encumbrances) in favor of the Global Administrative Agent for the ratable benefit of Lenders covering the Required Reserve Value and the U.S. Required Reserve Value. Notwithstanding anything herein to the contrary, it is the intention of the parties hereto that the Borrower and its Subsidiaries will not be required to deliver security or collateral for the Obligations other than (i) as delivered on or before the Closing Date pursuant to Article IV, (ii) as required pursuant to Section 5.16 or this Section 5.18, and (iii) as otherwise agreed upon in writing between the Lender Parties and the Borrower and/or the applicable Subsidiary after the Closing Date, provided that the Borrower and the Material Subsidiaries shall in no event be required to pledge, or grant any security interests in any of the following that may now or hereafter be owned or leased by the Borrower or any Material Subsidiary, or to which the Borrower or any Material Subsidiary is a party: (x) any vehicles, (y) any equipment the ownership to which is evidenced by certificate(s) of title or (z) any Hedging Agreements or computer or software licenses that are non-assignable by their terms without the consent of the other party or parties thereto or the licensor (or sublicensor) thereof, as applicable.

(d) At any time the Borrower or any of its Subsidiaries is required to execute and deliver Mortgages to the Global Administrative Agent pursuant to this Section 5.18 or Section 5.16, the Borrower shall also deliver to the Global Administrative Agent such customary opinions of counsel (including, if so requested, title opinions, and in each case addressed to Administrative Agent) and other evidence of title as the Global Administrative Agent shall deem reasonably necessary or appropriate to verify (i) the Borrower’s or such Subsidiary’s title to the Required Reserve Value of the Proved Mineral Interests which are subject to such Mortgages, and (ii) the validity, perfection of the Liens and priority (subject only, with respect to priority, to Permitted Encumbrances other than those of the type described in clause (g) of the definition thereof) of the Liens created by such Mortgages and such other matters regarding such Mortgages and the Loan Documents as the Global Administrative Agent shall reasonably request.

(e) The Borrower agrees to provide to the Global Administrative Agent, from time to time upon reasonable request of the Global Administrative Agent, information that is in the possession of the Borrower or its Subsidiaries or otherwise reasonably obtainable by any of them, reasonably satisfactory to the Global Administrative Agent as to the perfection and priority (subject only, with respect to priority, to Permitted Encumbrances other than those of the type described in clause (g) of the definition thereof) of the Liens created or intended to be created by the Security Documents. The Security Documents shall remain in effect at all times unless otherwise released pursuant to the terms of this Agreement or any other Combined Loan Document.

(f) In connection with the foregoing, the Borrower hereby authorizes the Global Administrative Agent and the Lenders to file one or more financing statements or continuation statements, and amendments thereto, in such jurisdictions as are necessary or as the Global Administrative Agent, in its reasonable discretion, deems advisable to perfect, prepare, protect and maintain the Liens, and the priority thereof, created pursuant to the Security Documents relative to all or any part of the Collateral without the signature of the Borrower or any other

Loan Party where permitted by law and describing the collateral using words such as “all personal property” or “all assets” or other words of similar import. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Global Administrative Agent will promptly send the Borrower any financing or continuation statements it files without the signature of the Borrower or any other Loan Party and the Global Administrative Agent will promptly send the Borrower the filing or recordation information with respect thereto.

ARTICLE VI

Financial Covenants

The Borrower agrees with the Global Administrative Agent, the other Agents, any Issuing Bank, and each Lender that, until the Commitments have expired or been terminated and Obligations shall have been paid and performed in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower will perform the obligations set forth in this Article.

SECTION 6.1 Current Ratio. As of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2004, the Borrower will not permit its ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.00 to 1.00.

SECTION 6.2 EBITDAX Ratio. As of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2004, the Borrower will not permit its ratio of Consolidated EBITDAX (for the four (4) previous Fiscal Quarters ending on such date) to Consolidated Net Interest Expense (for the four (4) previous Fiscal Quarters ending on such date) to be less than 2.50 to 1.00.

ARTICLE VII

Negative Covenants

The Borrower agrees with the Global Administrative Agent, the other Agents, any Issuing Bank, and each Lender that, until the Global Commitments and Commitments have expired or been terminated and all Obligations shall have been paid and performed in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower will perform the obligations set forth in this Article.

SECTION 7.1 Incurrence of Debt. The Borrower will not, nor will the Borrower permit any other Loan Party to, incur, become or remain liable for any Indebtedness, other than:

(a) the Combined Obligations;

(b) (i) Subordinated Debt (including, without limitation, the Existing Subordinated Debt), and (ii) Guarantees by any Subsidiary of the Subordinated Debt (including the Existing Subordinate Debt); provided, however, that all such Subordinated Debt (inclusive of the Existing Subordinated Debt) does not exceed an aggregate principal amount of U.S.$70,000,000 and shall be in compliance with the requirements of Section 7.14;

(c) the guarantee by the Borrower or any Material Subsidiary of any Contractual Obligation of any Material Subsidiary so long as such guarantee only guarantees not more than the percentage of such Contractual Obligation that equals the percentage of common equity owned directly or indirectly by the Borrower or any Material Subsidiary, as applicable, in such Material Subsidiary at the time such guaranty is executed;

(d) Indebtedness evidenced by and/or arising out of the Falcon Seaboard Settlement Agreement;

(e) Indebtedness of any Material Subsidiary (other than a Foreign Subsidiary) to the Borrower or any other Material Subsidiary (other than a Foreign Subsidiary);

(f) Indebtedness outstanding on the date hereof listed on Schedule 7.1 and any refinancings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(g) Indebtedness of a Person which becomes a Subsidiary after the date hereof, provided that (i) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such Person by the Borrower or a Subsidiary, no Default or Event of Default shall have occurred and be continuing; provided that all Indebtedness incurred under this clause (g), together with all Indebtedness incurred pursuant to clause (m) below, does not exceed U.S.$10,000,000 in the aggregate;

(h) endorsements of negotiable instruments for collection in the ordinary course of business;

(i) Indebtedness consisting of performance bonds or surety or appeal bonds provided by the Borrower or any Subsidiary in the ordinary course of business;

(j) Non-Recourse Debt in an aggregate amount outstanding at any time not to exceed U.S.$2,000,000;

(k) Hedging Obligations existing or arising under Oil and Gas Hedge Transactions to the extent such Oil and Gas Hedge Transactions are not prohibited by Section 7.11 of this Agreement or the Canadian Credit Agreement;

(l) Indebtedness constituting Permitted Investments;

(m) Indebtedness incurred to finance the acquisition, construction or improvement of fixed or capital assets (including, without limitation, Capital Lease Obligations) secured by Liens permitted by subsection (q) of the definition of “Permitted Encumbrances” contained herein; provided that all Indebtedness incurred under this clause (m), together with all Indebtedness incurred pursuant to clause (g) above, does not exceed U.S.$10,000,000 in the aggregate; and

(n) Indebtedness in an aggregate amount outstanding at any time not to exceed U.S.$5,000,000;

provided, that, the Borrower may not incur any new Indebtedness (other than (i) the renewal, extension, refinancing or replacement of the Existing Subordinate Debt and (ii) Guarantees by any Subsidiaries thereof to the extent the same is incurred in accordance with Section 7.14) described in clauses (b), (g), (j) and (k) above at any time that a Default, Event of Default, Global Borrowing Base Deficiency or U.S. Borrowing Base Deficiency has occurred and is continuing.

For the avoidance of doubt, to the extent any Indebtedness could be attributable to more than one subsection of this Section 7.1, the Borrower or any other Loan Party may categorize all or any portion of such Indebtedness to any one or more subsections of this Section 7.1 as it elects and unless as otherwise expressly provided, in no event shall the same portion of any Indebtedness be deemed to utilize or be attributable to more than one subsection of this Section 7.1.

SECTION 7.2 Restricted Payments. The Borrower will not, nor will the Borrower permit any other Loan Party to, directly or indirectly, declare or pay, or incur any liability to declare or pay, any Restricted Payment; provided, that:

(a) any direct or indirect Subsidiary of the Borrower that has provided a Guaranty, and all of the Equity Interests of which Subsidiary directly or indirectly owned by the Borrower (or 65% of the total combined voting power of all classes of voting Equity Interests of such Subsidiary and 100% of the all non-voting Equity Interests of such Subsidiary, in the case of a Foreign Subsidiary) has been pledged to the Global Administrative Agent pursuant to a Pledge Agreement, may make Restricted Payments to the Borrower;

(b) any direct or indirect Subsidiary of the Borrower that has provided a Guaranty may make Restricted Payments to any Pledging Subsidiary of the Borrower owning Equity Interests therein, so long as all of the Equity Interests in the indirect Subsidiary (or 65% of the total combined voting power of all classes of voting Equity Interests of such Subsidiary and 100% of the all non-voting Equity Interests of such Subsidiary, in the case of a Foreign Subsidiary) of the Borrower owned by such Pledging Subsidiary of the Borrower has been pledged to the Global Administrative Agent pursuant to a Pledge Agreement, all of the Equity Interests in the Pledging Subsidiary (or 65% of the total combined voting power of all classes of voting Equity Interests of such Subsidiary and 100% of the all non-voting Equity Interests of such Subsidiary, in the case of a Foreign Subsidiary) of the Borrower owned by the Borrower has been pledged to the Global Administrative Agent pursuant to a Pledge Agreement, and, if such Pledging Subsidiary has not provided a Guaranty, such Pledging Subsidiary of the Borrower makes a Restricted Payment to the Borrower in an equal amount and on the same Business Day of receipt thereof;

(c) any Person in which the Borrower directly or indirectly owns Equity Interests may make Distributions to the Borrower and/or other Persons owning Equity Interests in such Person, so long as any such Distribution is in each case made to the Borrower and/or such other Persons ratably in accordance with its Equity Interests therein; and

(d) in the event no Default, Event of Default, Global Borrowing Base Deficiency, or U.S. Borrowing Base Deficiency has occurred which is continuing, the Borrower may repurchase, during the term of this Agreement, a portion of its common stock, par value U.S.$.01 per share, and the Borrower or the Canadian Borrower may purchase, repurchase or otherwise acquire with cash all or any portion of the MGV Class C Shares upon exercise by any holder thereof of their exchange put rights, for an aggregate and cumulative purchase price of not more than U.S.$20,000,000 in the aggregate;

(e) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests;

(f) the Borrower may purchase or otherwise acquire Equity Interests in any Subsidiary using additional shares of its Equity Interests;

(g) the Borrower or any Subsidiary may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower or any Subsidiary; and

(h) the Borrower may redeem the share purchase rights issued pursuant to that certain Rights Agreement, dated as of March 11, 2003, between the Borrower and Mellon Investor Services LLC, as Rights Agent, in accordance with the terms of such Rights Agreement.

Nothing in this Section 7.2 or any other provision of this Agreement or any Combined Loan Document shall preclude the Borrower’s delivery of gas pursuant to the terms of the Falcon Seaboard Settlement Agreement.

SECTION 7.3 Negative Pledge. The Borrower will not, nor will the Borrower permit any other Loan Party to, create, assume or suffer to exist any Lien on any of their respective assets, other than Permitted Encumbrances. Subject to Sections 9-406 through 9-409 of the Uniform Commercial Code as amended and in effect from time to time, the Borrower will not, nor will the Borrower permit any other Loan Party to, create, assume or suffer to exist or enter into or become bound by any agreement (other than this Agreement and the other Combined Loan Documents or pursuant to agreements creating purchase money security interests or governing Capital Lease Obligations, in each case to the extent the same are permitted pursuant to the Combined Loan Documents) that prohibits or otherwise restricts the right of the Borrower or any other Loan Party to create, assume or suffer to exist any Lien on any of their respective assets in favor of the Global Administrative Agent for the ratable benefit of Lenders.

SECTION 7.4 Consolidations and Mergers. The Borrower will not, nor will the Borrower permit any other Loan Party to, consolidate or merge with or into any other Person; provided, that, so long as no Default or Event of Default has occurred and is continuing or will result therefrom, (a) the Borrower may merge or consolidate with another Person so long as the Borrower is the surviving corporation, (b) any Wholly-Owned Subsidiary of the Borrower may merge or consolidate with any other Person so long as a Wholly Owned Subsidiary of the Borrower, or the Borrower, is the surviving Person, and (c) any Subsidiary (other than a Material Subsidiary or Subsidiary that owns Mortgaged Properties) may liquidate, dissolve or cease operations if the Borrower determines in good faith that such liquidation, dissolution or cessation is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 7.5 Asset Dispositions.

(a) The Borrower will not, nor will the Borrower permit any other Loan Party to, sell, lease, transfer, abandon or otherwise dispose of any Borrowing Base Property, Collateral or other material asset, other than (i) to the Borrower or any Material Subsidiary, (ii) farmouts of undeveloped acreage and assignments in connection with such farmouts or the abandonment, farm-out, exchange, lease or sublease of Oil and Gas Properties not containing Proved Mineral Interests capable of being produced in material economic quantities and which are not included in the most recently delivered Reserve Report, (iii) the sale in the ordinary course of business of Hydrocarbons produced from the Borrower’s and any other Loan Party’s Mineral Interests (and not pursuant to Advance Payment Contracts), (iv) as part of the winding up and dissolution of Cinnabar Energy Services & Trading, LLC, a Michigan limited liability company, Kristen Corporation, a Michigan corporation, and Energy Acquisition Operating Corporation, a Michigan corporation, (v) any Subsidiary may sell, transfer, lease or otherwise dispose of all or any portion of its assets to the Borrower or any other Loan Party, (vi) the sale or disposition (including a Casualty Event), in accordance with the Combined Loan Documents, of assets the Net Cash Proceeds of which are reinvested (whether through reparation, restoration or replacement of the assets in issue), within 180 days after such sale or disposition, in assets useful in the business of the Borrower or any Subsidiary or otherwise applied to the prepayment of the Combined Loans in accordance with the Combined Loan Documents, (vii) the sale or disposition of assets obtained as a result of mergers, consolidations or other transactions permitted under this Agreement that are unnecessary or unrelated to the business of the Borrower and its Subsidiaries, (viii) the sale, transfer or issuance of any Subsidiary’s Equity Interests to the Borrower or any Loan Party, (ix) Permitted Investments that are not Mineral Interests and/or (x) as permitted by Section 7.4; provided, that, so long as no Default or Event of Default has occurred which is continuing, the Borrower shall be permitted to sell or dispose of (i) machinery, equipment or other assets which are obsolete, worn out or otherwise not necessary or useful in the operation of the Borrower’s business or that are replaced by machinery, equipment or other assets of comparable value and use; and (ii) Mineral Interests during any period between Scheduled Redeterminations with an aggregate Recognized Value (measured at the time of such sale or disposition) not in excess of five percent (5%) of the Global Borrowing Base in effect during such period; provided, however, and without limiting the foregoing, the Borrower will not, nor will the Borrower permit any other Loan Party to, (A) sell any Hydrocarbons under Advance Payment Contracts, except to the extent disclosed on Schedule 7.1 and except to the extent such sales of Hydrocarbons would not cause the representation in Section 3.20(b) to no longer be true and correct, (B) sell or securitize any of their accounts receivable (other than (1) those accounts receivable deemed by the Borrower to be doubtful or uncollectible, (2) discounts of accounts receivable granted to settle collection of accounts receivable or (3) the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction), (C) sell any production payment or other term royalty, other than pursuant to the Falcon Seaboard Settlement Agreement, or (D) sell assets (other than equipment) and then lease them back (or commit to lease them back) within 180 days after such sale.

(b) In the event of any disposition of assets permitted under this Section 7.5, the Global Administrative Agent is authorized on behalf of the Lenders to release and shall promptly release any Liens in favor of the Global Administrative Agent for the benefit of the Lenders covering such assets upon (i) the prior or contemporaneous release of any other Liens covering the assets, including any Liens in favor of the Subordinate Noteholders or the Subordinate Note Collateral Agent to secure the Existing Subordinate Debt and (ii) the written request from an Authorized Officer of the Borrower which specifically identifies the subject assets and certifies that such disposition complies with the terms of this Section 7.5 (including the release of any other Liens covering the assets).

SECTION 7.6 Amendments to Organizational Documents; Other Material Agreements. The Borrower will not, nor will the Borrower permit any other Loan Party to, enter into or permit any modification or amendment of, or waive any material right or obligations of any Person under, (a) its Organic Documents (other than amendments, modifications and waivers which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), (b) the Subordinate Note Documents, and (c) the Commodity Price Risk Policy (other than amendments, modifications and waivers which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect); provided, that the Borrower may enter into or obtain amendments, modifications or waivers to or under the Subordinate Note Documents which do not provide for or have any of the following effects: (i) cause the aggregate principal amount of the Existing Subordinate Debt to exceed U.S.$70,000,000 (as reduced by any prepayments or redemptions to the extent permitted by Section 7.14 hereof or any other principal payments hereafter made with the express written consent of Required Banks); (ii) increase the amount of any scheduled payment of principal or interest on the Existing Subordinate Debt; (iii) hasten or accelerate the date upon which any installment of principal or interest of any Existing Subordinate Debt is due or otherwise accelerate the amortization schedule with respect to such Existing Subordinate Debt; (iv) increase the rate of interest payable in cash accruing on the Existing Subordinate Debt (other than any increase to the “Default Rate” in the circumstances already provided for in the Subordinated Note Purchase Agreement), or impose any additional premium or penalty in connection with the prepayment or late payment of the Existing Subordinate Debt; (v) subject to the last proviso of this Section 7.6, provide for the payment of additional fees or for any increase in existing fees in connection with the Existing Subordinate Debt; (vi) add any covenant or obligation of the Borrower to any Subordinate Noteholder which is not contained in the Combined Credit Agreements as then in effect; or (vii) amend or modify any covenant, obligation or default of the Borrower contained in the Subordinate Note Documents (including, without limitation, financial ratios) in a manner which makes such covenants, obligations or defaults more restrictive or onerous than those contained in the Subordinated Note Purchase Agreement as in effect on the Global Effective Date or in the Combined Credit Agreements as then in effect; provided, however, that, notwithstanding the foregoing or anything else to the contrary contained in any Combined Loan Document, the Subordinate Note Collateral Agent and the Subordinate Noteholders shall be entitled to receive fees for amendments (to the extent such amendments are permitted hereby), providing consents, waiving defaults or granting forbearances (but solely to the extent such fees are customary, do not exceed market rates and are permitted by the Subordinated Note Purchase Agreement or otherwise approved by the Global Administrative Agent), and to the reimbursement of any reasonable out-of-pocket expenses (including fees and expenses of attorneys, appraisers, consultants and advisors) relating thereto in accordance with the terms of the Subordinate Note Documents.

SECTION 7.7 Use of Proceeds. The proceeds of the Loans and Letters of Credit will not be used for any purpose other than in the manner described in Section 3.23.

SECTION 7.8 Investments. The Borrower will not, nor will the Borrower permit any other Loan Party to, directly or indirectly, make or have outstanding any Investment, other than Permitted Investments.

SECTION 7.9 Transactions with Affiliates. The Borrower will not, nor will the Borrower permit any of its Subsidiaries (other than the Canadian Borrower or any Subsidiary of the Canadian Borrower) to, engage in any transaction with any Affiliate (other than Borrower or any Loan Party (other than the Canadian Borrower or any Subsidiary of the Canadian Borrower)), except for Permitted Investments or unless such transaction is on material terms and conditions materially as favorable to such party as could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. The Borrower will not, nor will the Borrower permit any of its Subsidiaries (other than the Canadian Borrower or any Subsidiary of the Canadian Borrower) to, engage in any transaction with the Canadian Borrower or any Subsidiary of the Canadian Borrower, except for Permitted Investments or unless such transaction is on material terms and conditions materially as favorable to such party as could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or such Subsidiary.

SECTION 7.10 ERISA. Except in such instances where an action, omission or failure would not reasonably be expected to have a Material Adverse Effect, the Borrower will not, nor will the Borrower permit any other Loan Party to, (a) take any action or fail to take any action which would result in a violation of ERISA, the Code or other Governmental Rules applicable to the Plans maintained or contributed to by it or any ERISA Affiliate, or (b) modify the term of, or the funding obligations or contribution requirements under any existing Plan, establish a new Plan, or become obligated or incur any liability under a Plan that is not maintained or contributed to by the Borrower or any ERISA Affiliate as of the Closing Date.

SECTION 7.11 Hedge Transactions. The Borrower will not, nor will the Borrower permit any other Loan Party to, enter into Oil and Gas Hedge Transactions which would cause the volume of Hydrocarbons with respect to which a settlement payment is calculated under such Oil and Gas Hedge Transactions to exceed seventy-five percent (75%) (or, for not longer than any four-month period, eighty-five percent (85%)) of the aggregate of (a) the Borrower’s and its Subsidiary’s anticipated production from Proved Mineral Interests plus (b) associated royalty owners’ oil, gas and/or natural gas liquids produced from the same wells, and which oil, gas and/or natural gas liquids the Borrower has the authority to market and sell, during the period from the immediately preceding settlement date (or the commencement of such Hedge Transaction if there is no prior settlement date) to such settlement date; provided that the Borrower will not, nor will the Borrower permit any other Loan Party to, enter into any Oil and Gas Hedge Transaction (i) except in the ordinary course of business (and not for speculative purposes) and (ii) with a counterparty with a rating of its senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any other Person or subject to any other credit enhancement of lower than “BBB-” or “Baa3” by S&P and Moody’s, respectively.

SECTION 7.12 Fiscal Year. The Borrower will not, and the Borrower will not permit any other Loan Party to, change its Fiscal Year.

SECTION 7.13 Change in Business. The Borrower will not, nor will the Borrower permit any other Loan Party to, engage in any business other than the businesses described in Section 3.13 hereof.

SECTION 7.14 Subordinated Debt and Falcon Seaboard Settlement Agreement. In addition to the other restrictions contained in this Article VII, the Borrower will not, nor will the Borrower permit any other Loan Party to, directly or indirectly, (a) make any payment of principal or any other item of any Subordinated Debt (other than accrued interest thereon and, as referenced in the definition of “Subordinated Obligations” contained in the Subordinated Note Purchase Agreement, expenses in accordance with the terms thereof) or payment in respect of the purchase, repurchase, redemption or defeasance of principal or such other item of Subordinate Debt (other than accrued interest thereon and, as referenced in the definition of “Subordinated Obligations” contained in the Subordinated Note Purchase Agreement, expenses in accordance with the terms thereof) at any time prior to the earlier of (i) the termination of all Commitments and Canadian Commitments, the payment and performance in full of the Combined Obligations, the termination or expiration of all Letters of Credit and the “Letters of Credit” (as defined in the Canadian Credit Agreement), and the termination or payment of all “Bankers’ Acceptances” (as defined in the Canadian Credit Agreement) and (ii) the scheduled maturity of such Subordinate Debt; (b) make any prepayment of interest prior to the time that such interest is due except as expressly permitted by the terms hereof and by the terms of the loan documentation evidencing or governing such Subordinated Debt; (c) permit the outstanding principal balance of all Subordinated Debt (including, for sake of clarity, the Existing Subordinated Debt) to exceed U.S.$70,000,000 at any time; or (d) make any delivery on or with respect to the Falcon Seaboard Settlement Agreement, except as expressly permitted by the terms of the Falcon Seaboard Settlement Agreement; provided, however, that the Borrower and/or any Subsidiaries may (x) deliver gas volumes at any time and from time to time prior to the stated delivery date thereof by Borrower or any Affiliate of Borrower, or settle in cash at any time and from time to time the Borrower’s obligations, under the Falcon Seaboard Settlement Agreement, and (y) prepay or repay at any time and from time to time all or a portion of the principal of, interest on and Make-Whole Amount (as defined in the Subordinated Note Purchase Agreement) of the Existing Subordinate Debt and/or other Subordinated Debt prior to the scheduled maturity thereof, and may repay the Existing Subordinate Debt or other Subordinated Debt on or after the maturity date therefor, in each instance so long as, and only so long as, both immediately before and after giving effect thereto, (i) no Default, Event of Default, Global Borrowing Base Deficiency or U.S. Borrowing Base Deficiency has occurred and is continuing or results therefrom, and (ii) at least U.S.$10,000,000 of Combined Unutilized Commitments exists at the time thereof. Notwithstanding anything to the contrary contained in any Combined Loan Document, the Borrower shall be permitted to extend, renew, refinance or replace the Existing Subordinate Debt at any time so long as the final maturity date of any such extension, renewal, refinancing or replacement is no earlier than six (6) months after the Maturity Date.

SECTION 7.15 Governmental Rules. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation U or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

ARTICLE VIII

Events of Default

SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay when due any principal on any Loan;

(b) the Borrower shall fail to pay when due accrued interest on any Loan, or any reimbursement obligation made under any Letter of Credit or any fees or any other amount payable hereunder, and such failure shall continue for a period of three (3) Business Days following the due date thereof;

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in Article VI or Article VII of this Agreement;

(d) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those referenced in Sections 8.1(a), (b) and (c)) and such failure continues for a period of thirty (30) days after the earlier of (i) the date any Authorized Officer of any Loan Party acquires knowledge of such failure, or (ii) written notice of such failure has been given to any Loan Party by Global Administrative Agent or any Lender;

(e) any representation, warranty, certification or statement made or deemed to have been made by any Loan Party in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Combined Loan Document shall prove to have been incorrect in any material respect when made;

(f) any Loan Party shall fail to make one or more payments when due on any Indebtedness of such Person (including, without limitation, any payment due under a Hedging Agreement, but excluding any payment due under any Combined Loan Document) in a principal amount equal to or greater than U.S.$5,000,000 individually or $10,000,000 in the aggregate beyond any applicable grace period provided with respect thereto which shall continue uncured or unwaived, or any other event or condition shall occur and be continuing which event or condition (i) results in the acceleration of the maturity of any such Indebtedness, or (ii) entitles the holder of such Indebtedness to accelerate the maturity thereof;

(g) any Loan Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Governmental Rule now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall admit in writing its inability to pay its debts as they become due or shall admit to any of the circumstances, facts or events in clause (g) or (h) of this Section 8.1, or shall take any corporate, partnership or limited liability company action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against any Loan Party seeking liquidation, reorganization, dissolution, winding up, or other similar relief (including re-composition or readjustment) with respect to it or its debts under any bankruptcy, insolvency or other similar Governmental Rule now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed, undischarged, unbonded or unstayed for a period of sixty (60) consecutive days; or an order for relief shall be entered against any Loan Party under the Federal Bankruptcy Code as now or hereafter in effect;

(i) one (1) or more final judgments or orders (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage and a copy of such acknowledgement has been delivered to the Global Administrative Agent) for the payment of money aggregating in excess of U.S.$2,000,000 shall be rendered against any Loan Party and such judgment or order shall continue unsatisfied or unstayed for sixty (60) days;

(j) any event occurs with respect to any Plan or Plans pursuant to which any Loan Party and/or any ERISA Affiliate incur a liability due and owing at the time of such event, without existing funding therefor, for benefit payments under such Plan or Plans in excess of U.S.$5,000,000; or (ii) any Loan Party, any ERISA Affiliate, or any other “party-in-interest” or “disqualified person,” as such terms are defined in section 3(14) of ERISA and section 4975(e)(2) of the Code, shall engage in transactions which in the aggregate would reasonably result in a direct or indirect liability to any Loan Party or any ERISA Affiliate in excess of U.S.$5,000,000 under section 409 or 502 of ERISA or section 4975 of the Code;

(k) this Agreement or any other Combined Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Loan Party, or any Loan Party shall deny that it has any further liability or obligation under any of the Combined Loan Documents to which it is a party, or any Lien created by the Combined Loan Documents shall for any reason (other than the release thereof in accordance with the Combined Loan Documents) cease to be a valid, first priority, perfected Lien (subject to, with respect to priority, Permitted Encumbrances other than Permitted Encumbrances of the type described in clause (g) of the definition thereof) upon any of the Collateral purported to be covered thereby;

(l) any circumstance or event shall occur that has had since December 31, 2003, or that would reasonably be expected to have a Material Adverse Effect with respect to the Borrower and its Subsidiaries, taken as a whole;

(m) a Change of Control shall occur;

(n) a “Default” or “Event of Default” (each as defined in the Subordinated Note Purchase Agreement) shall occur and be continuing;

(o) any Subordinate Noteholder or Subordinate Note Collateral Agent shall (i) default in the observance or performance of any obligation to be observed or performed by such party under Article XVI of the Subordinated Note Purchase Agreement or that certain Shared Possessory Collateral Letter Agreement dated of even date herewith, by and among the Global Administrative Agent, the Borrower, and BNP Paribas as “Subordinate Note Collateral Agent”, (ii) breach any representation or warranty made by such party in Article XVI of the Subordinated Note Purchase Agreement in any material respect, or (iii) assert in writing that any provision of Article XVI of the Subordinated Note Purchase Agreement is not valid, binding and enforceable against any such party; provided that if such default, breach, repudiation, or assertion is appropriately cured, waived or retracted to the satisfaction of the Global Administrative Agent, then such default, breach, repudiation or assertion shall no longer constitute a Default or an Event of Default, respectively, under this Agreement;

(p) any “Default” or “Event of Default” as defined in the Canadian Loan Documents shall occur; provided that if such “Default” or “Event of Default” is cured or waived under the Canadian Loan Documents, then such “Default” or “Event of Default” shall no longer constitute a Default or an Event of Default, respectively, under this Agreement; or

(q) any Guarantor fails to make payment under the Guaranty executed by such Guarantor in accordance with the terms thereof; or any Guaranty is for any reason (other than satisfaction in full of all Combined Obligations and the termination of the Commitments and the Canadian Commitments) partially or wholly revoked or invalidated, or otherwise ceases to be in full force and effect in any material respect, or any Guarantor or any other Loan Party contests in any manner the validity or enforceability thereof or denies that such Guarantor has any further liability or obligation thereunder.

SECTION 8.2 Action if Bankruptcy. If any of the Events of Default specified in Section 8.1(g) or (h) shall occur, then without any notice to any Loan Party or any other act by the Global Administrative Agent or Lenders, the Global Commitments and Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations hereunder shall automatically be and become immediately due and payable, without demand, protest or presentment or notice of any kind, all of which are hereby expressly waived by the Borrower and its Subsidiaries. Without limiting the foregoing, the Agents and the Lenders shall be entitled to exercise any and all other remedies available to them under the Loan Documents and applicable law.

SECTION 8.3 Action if Other Event of Default. If any of the Events of Default (other than any Event of Default specified in Section 8.1(g) or (h)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Required Lenders may, by notice to the Borrower, declare (a) the Global Commitments and Commitments (if not theretofore terminated) to be terminated and/or (b) all of the outstanding principal amount of the Loans and all other Obligations hereunder to be due and payable, whereupon the Global Commitments and Commitments shall terminate and the full unpaid amount of such Loans and other obligations shall be and become immediately due and payable, without demand, protest or presentment or notice of any kind, all of which are hereby waived by the Borrower and its Subsidiaries. Without limiting the foregoing, the Agents and the Lenders shall be entitled to exercise any and all other remedies available to them under the Loan Documents and applicable law.

ARTICLE IX

Agents

Each of the Lenders, the Issuing Banks and the other Agents hereby irrevocably appoints Bank One, NA, as the Global Administrative Agent, BNP Paribas and Bank of America, N.A., as Co-Global Syndication Agents, and Fortis Capital Corp. and The Bank of Nova Scotia, as Co-Global Documentation Agents, and authorizes each such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) each Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise following its receipt of written instructions from the Required Lenders (or such other number or percentage of the Combined Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Related Parties in any capacity. Each Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Combined Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct; PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH OF THE AGENTS BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and such Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

The Global Administrative Agent and the other Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Global Administrative Agent and the other Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Global Administrative Agent and the other Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Any Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Any Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Global Administrative Agent as provided in this paragraph, the Global Administrative Agent may resign at any time by notifying the Combined Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (unless an Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders, with such consent of the Borrower (unless an Event of Default has occurred and is continuing), and shall have accepted such appointment within 30 days after the retiring Global Administrative Agent gives notice of its resignation, then the retiring Global Administrative Agent may, with the consent of the Borrower (unless an Event of Default has occurred and is continuing), on behalf of the Combined Lenders and the Issuing Banks, appoint a successor Global Administrative Agent which shall be a commercial bank organized under the laws of the United States of America having combined capital and surplus of at least U.S.$100,000,000, or an Affiliate of any such bank. Upon the acceptance of its appointment as Global Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Global Administrative Agent, and the retiring Global Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 10.12). The fees payable by the Borrower to a successor Global Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Global Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Global Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Global Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the Intercreditor Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each of the Lenders, for itself and on behalf of any of its Affiliates, and the Issuing Banks hereby irrevocably appoints the Global Administrative Agent to act as its agent under the Intercreditor Agreement and authorizes the Global Administrative Agent to execute the Intercreditor Agreement on its behalf and to take such actions on its behalf and to exercise such powers as are delegated to the Global Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.

ARTICLE X

Miscellaneous

Section 10.1 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(1)	if to the Borrower, to:

Quicksilver Resources Inc.

777 West Rosedale Street

Suite 300

Fort Worth, Texas 76104

Attention: MarLu Hiller

Telephone: (817) 665-4866

Telecopy: (817) 665-5016

Email: mhiller@qrinc.com

(2)	if to the Global Administrative Agent, to:

Bank One, NA

1 Bank Plaza, Suite IL1-0010

Chicago, Illinois 60670

Attention: Mattie Reed

Telephone: (312) 385-7069

Telecopy: (312) 385-7096

Email: mattie_flournoy@bankone.com

and, with respect to non-Borrowing related matters, with a copy to:

Bank One, NA

1717 Main Street, 4th Floor

TX1-2448

Dallas, Texas 75201

Attention: J. Scott Fowler

Telephone: (214) 290-2162

Telecopy: (214) 290-2332

Email: scott_fowler@bankone.com

(3)	if to any other Agent or Lender, to it at its address (or telecopy number) provided to the Global Administrative Agent and the Borrower or as set forth in its Administrative Questionnaire; and

(4)	if to any Canadian Lender, to it at its address (or telecopy number) provided to the Canadian Administrative Agent and the Canadian Borrower or as set forth in its “Administrative Questionnaire” as defined in the Canadian Credit Agreement.

Upon receipt by the Global Administrative Agent thereof, the Global Administrative Agent shall promptly provide the Borrower with a copy of each Lender’s Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Global Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Global Administrative Agent and the applicable Lender. The Global Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.2 Waivers; Amendments.

(a) No failure or delay by the Global Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Global Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Global Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any of the Combined Loan Documents nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Global Administrative Agent with the consent of the Required Lenders, or, in the case of any other Combined Loan Document, pursuant to an agreement or agreements in writing entered into by the relevant Loan Parties thereto and the Required Lenders or by the relevant Loan Parties thereto and the Global Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Global Commitment or Commitment of any Lender without the written consent of such Lender (other than, in the case of a Commitment of a Lender, pursuant to a reallocation in accordance with Section 2.1(c)), (ii) reduce, or otherwise release the Borrower from its obligation to pay, the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the Maturity Date, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2, or Sections 2.7 or 2.10, or the definition of “Combined Lenders” or “Required Lenders,” or “U.S. Required Lenders” or any other provision of any Combined Loan Document specifying the number or percentage of Lenders, Canadian Lenders, or Combined Lenders required to determine or redetermine the Global Borrowing Base or required to waive, amend or modify any rights of the Combined Lenders thereunder or make any determination or grant any consent thereunder, without the written consent of each Combined Lender, (vi) release any Loan Party from its Guaranty (except as expressly provided in such Guaranty), or limit its liability in respect of such Guaranty, without the written consent of each Combined Lender, (vii) except as expressly provided herein, in the Intercreditor Agreement or in the Security Documents (as defined herein and in the Canadian Credit Agreement), release all or any part of the Collateral from the Liens of the Security Documents (as defined herein and in the Canadian Credit Agreement), without the written consent of each Combined Lender, or (viii) amend or modify Section 2.1(c) without the written consent of each Combined Lender; provided further that no such agreement shall amend, waive, modify or otherwise affect the rights or duties of any Agent (as defined herein and in the Canadian Credit Agreement) or any Issuing Bank (as defined herein and in the Canadian Credit Agreement) without the prior written consent of such Agent (as defined herein and in the Canadian Credit Agreement) or such Issuing Bank (as defined herein and in the Canadian Credit Agreement), as the case may be; and provided further that the Global Administrative Agent shall have the right to execute and deliver any release of Lien (or other similar instrument) without the consent of any Lender to the extent such release is required to permit the Borrower or a Subsidiary to consummate a transaction permitted by this Agreement or the other Combined Loan Documents.

SECTION 10.3 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all legal, printing, recording, syndication, travel, advertising and other reasonable and substantiated out-of-pocket expenses incurred by the Agents, the Arrangers and their Affiliates, including the reasonable and substantiated fees, charges and disbursements of counsel for the Agents and the Arranger, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, the Loan Documents and each other document or instrument relevant to this Agreement or the Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by an Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) the filing, recording, refiling or rerecording of the Pledge Agreements and any other Security Documents and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to, and all releases and terminations of, any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of the Pledge Agreements and any other Security Documents, and (iv) all reasonable and substantiated out-of-pocket expenses incurred by the Agents, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Agents, any Issuing Bank or any Lender, reasonably incurred in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and substantiated out-of-pocket expenses reasonably incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE BORROWER SHALL INDEMNIFY THE AGENTS, EACH ISSUING BANK, THE ARRANGERS AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES TO THE LOAN DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE FINANCING TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY AN ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY AND

RELEASE SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE (IT BEING UNDERSTOOD THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH OF THE INDEMNITEES BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL).

(c) To the extent that the Borrower fails to pay any amount required to be paid by the Borrower to the Global Administrative Agent or an Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Global Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Global Administrative Agent or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than thirty (30) days after written demand is received by Borrower therefor.

SECTION 10.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Global Administrative Agent, each Issuing Bank and each Combined Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Global Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Global Commitment,

Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, a Lender Affiliate or an Approved Fund, each of the Borrower (unless an Event of Default has occurred and is continuing) and the Global Administrative Agent (and, in the case of an assignment of all or a portion of a Global Commitment or Commitment or any Lender’s obligations in respect of its LC Exposure, the Issuing Banks) must give their prior written consent to such assignment (which consents shall not be unreasonably withheld, conditioned or delayed), (ii) except in the case of an assignment to a Lender, a Lender Affiliate or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Global Commitment, Commitment or Loans, the amount of the Global Commitment, Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Global Administrative Agent) shall be not less than U.S.$10,000,000 unless each of the Borrower (unless an Event of Default has occurred and is continuing) and the Global Administrative Agent otherwise consent, (iii) in the case of an assignment to a Lender, a Lender Affiliate, or an Approved Fund of an amount less than the entire remaining amount of the assigning Lender’s Global Commitment, Commitment or Loans, the amount of the Global Commitment, Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Global Administrative Agent) shall be not less than U.S.$5,000,000, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iv) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitments or Loans in conformity with the Intercreditor Agreement, (v) the parties to each assignment shall execute and deliver to the Global Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of U.S.$3,500 to the Global Administrative Agent, (vi) the assignee, if it shall not be a Lender, shall deliver to the Global Administrative Agent an Administrative Questionnaire, (vii) after giving effect to any assignment under clause (ii), the assigning Lender shall have a Global Commitment of at least U.S.$10,000,000 and after giving effect to any assignment under clause (iii), the assigning Lender shall have a Global Commitment of at least U.S.$5,000,000, unless, in each case, each of the Borrower and the Global Administrative Agent otherwise consents, and (viii) any assignee Lender shall have the same Designation (which Designation may be changed in accordance with Section 2.1(c)) as the assigning Lender to the extent of the Global Commitment, Commitments and Loans so assigned by such assigning Lender; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under Section 8.1 has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Loan Documents and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.18, 2.20 and 10.3 and be subject to the terms of Section 10.12). Any assignment or transfer by a

Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Global Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Global Commitment and Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Global Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Global Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register and will provide prompt written notice to the Borrower of the effectiveness of such assignment. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower, the Global Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Global Commitment, Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Global Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 10.2(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 and 10.12 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a Lien in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, in the case of a Lender organized in a jurisdiction outside of the United States, a comparable Person, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.5 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank, the Arrangers or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Global Commitments and Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.18, 2.20, 10.3 and 10.12 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Global Commitments and Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.6 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Global Administrative Agent and when the Global Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each of the Agents, the Issuing Banks, the Lenders and their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of, the Borrower or any of its Subsidiaries (other than MGV or any other Foreign Subsidiary) against any and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, however, that any such set-off and application shall be subject to the provisions of Section 2.18 and the Intercreditor Agreement. As security for such obligations, the Borrower hereby grants to the Agents, each Issuing Bank and each Lender a continuing security interest in any and all balances, credits, deposits, accounts or moneys of the Borrower and its Subsidiaries then or thereafter maintained with any of the Agents, such Issuing Bank and such Lenders. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.9 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF ANY COURT OF THE STATE OF TEXAS LOCATED IN TARRANT OR DALLAS COUNTY, TEXAS AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE GLOBAL ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE PARTIES HERETO AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN

OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENTS OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Confidentiality. In the event that a Loan Party provides to the Global Administrative Agent or the Lenders confidential information belonging to such Loan Party or any of its Subsidiaries (whether before or after the date of this Agreement), then the Global Administrative Agent and the Lenders shall thereafter use such information only in connection with, or as contemplated by, this Agreement, the other Combined Loan Documents and the transactions contemplated hereby and thereby and shall maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (a) are in the public domain due to no breach hereof by the Global Administrative Agent or any of the Lenders, (b) hereafter become part of the public domain without the Global Administrative Agent or the Lenders breaching their obligation of confidence to such Loan Party as required hereby or any other Combined Loan Document, (c) are previously known by the Global Administrative Agent or the Lenders from some source other than such Loan Party, (d) are hereafter developed by the Global Administrative Agent or the Lenders without using such Loan Party’s information, (e) are hereafter obtained by or available to the Global Administrative Agent or the Lenders from a third party who owes no obligation of confidence to such Loan Party with respect to such information, (f) are disclosed with the Borrower’s or such Loan Party’s consent, (g) must be disclosed either pursuant to any Governmental Rule or to Persons regulating the activities of the Global Administrative Agent or the Lenders, or (h) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding. Further, the Global Administrative Agent or a Lender may disclose any such information to any other Lender, any independent petroleum engineers or consultants, any independent certified public or chartered accountants, any legal counsel employed by such Person in connection with this Agreement or any other Combined Loan Document, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee or participant (including prospective assignees and participants) in the Loans; provided, however, that the Global Administrative Agent or the Lenders shall receive a confidentiality agreement from the Person to whom such information is disclosed such that said Person shall have the same obligation to maintain the confidentiality of such information as is imposed upon the Global Administrative Agent or the Lenders hereunder. Furthermore, this obligation of confidence shall not apply to, and each of the Agents and the Lenders (and each Person employed or retained by such Agents or Lenders who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans) may disclose to any Governmental Authority, without limitation of any kind, the tax treatment and tax structure of the Loan transactions contemplated by this Agreement and the other Combined Loan Documents, and all materials of any kind (including opinions or other tax analyses) related thereto that are or have been provided to such Agent or Lender relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains confidential information concerning such tax treatment or tax structure of the Loan transactions contemplated by this Agreement and the other the Combined Loan Documents as well as other information, this sentence shall only apply to such portions of the documents or similar item that relate to such tax treatment or tax structure. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease four (4) years from the date the information was furnished, unless the Borrower requests in writing at least thirty (30) days prior to the expiration of such four year period, to maintain the confidentiality of such information for an additional four (4) year period. The Borrower and each other Loan Party (by their acceptance of the benefits of this Section 10.12) hereby waive any and all other rights any of them may have to confidentiality as against the Global Administrative Agent and the Lenders arising by contract, agreement, statute or law except as expressly stated in this Section 10.12 and Section 10.12 of the Canadian Credit Agreement.

SECTION 10.13 Interest Rate Limitation. It is the intention of the parties hereto to conform strictly to applicable interest, usury and criminal laws and, anything herein to the contrary notwithstanding, the obligations of the Borrower and the Guarantors to a Lender, any Issuing Bank or any Agent under this Agreement or any Combined Loan Document shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender, such Issuing Bank or Agent limiting rates of interest which may be charged or collected by such Lender, such Issuing Bank or Agent. Accordingly, if the transactions contemplated hereby or thereby would be illegal, unenforceable, usurious or criminal under laws applicable to a Lender, any Issuing Bank or any Agent (including the laws of any jurisdiction whose laws may be mandatorily applicable to such Lender or Agent notwithstanding anything to the contrary in this Agreement or any other Combined Loan Document then, in that event, notwithstanding anything to the contrary in this Agreement or any other Combined Loan Document, it is agreed as follows:

(i) the provisions of this Section shall govern and control;

(ii) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Agreement or any Combined Loan Document or otherwise in connection with this Agreement or any Combined Loan Document by such Lender, such Issuing Bank or such Agent shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to each Lender, each Issuing Bank and the Agents herein called the “Highest Lawful Rate”), and any excess shall be cancelled automatically and if theretofore paid shall be credited to the Borrower by such Lender, such Issuing Bank or such Agent (or, if such consideration shall have been paid in full, such excess refunded to the Borrower);

(iii) all sums paid, or agreed to be paid, to such Lender, such Issuing Bank or such Agent for the use, forbearance and detention of the indebtedness of the Borrower to such Lender, such Issuing Bank or such Agent hereunder or under any Combined Loan Document shall, to the extent permitted by laws applicable to such Lender, such Issuing Bank or such Agent, as the case may be, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof;

(iv) if at any time the interest provided pursuant to this Section or any other clause of this Agreement or any other Combined Loan Document, together with any other fees or compensation payable pursuant to this Agreement or any other Combined Loan Document and deemed interest under laws applicable to such Lender, such Issuing Bank or such Agent, exceeds that amount which would have accrued at the Highest Lawful Rate, then the amount of interest and any such fees or compensation to accrue to such Lender, such Issuing Bank or such Agent pursuant to this Agreement or such other Combined Loan Document shall be limited, notwithstanding anything to the contrary in this Agreement or any other Combined Loan Document, to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender, such Issuing Bank or such Agent pursuant to this Agreement or such other Combined Loan Document below the Highest

Lawful Rate until the total amount of interest accrued pursuant to this Agreement or such other Combined Loan Document, as the case may be, and such fees or compensation deemed to be interest equals the amount of interest which would have accrued to such Lender or Agent if a varying rate per annum equal to the interest provided pursuant to any other relevant Section hereof (other than this Section) or thereof, as applicable, had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section; and

(v) with the intent that the rate of interest herein shall at all times be lawful, and if the receipt of any funds owing hereunder or under any other agreement related hereto (including any of the other Combined Loan Documents) by such Lender, such Issuing Bank or such Agent would cause such Lender to charge the Borrower a criminal rate of interest, the Lenders, the Issuing Banks and the Agents agree that they will not require the payment or receipt thereof or a portion thereof which would cause a criminal rate of interest to be charged by such Lender, such Issuing Bank or such Agent, as applicable, and if received such affected Lender, such Issuing Bank or Agent will return such funds to the Borrower so that the rate of interest paid by the Borrower shall not exceed a criminal rate of interest from the date this Agreement was entered into.

For purposes of Chapter 303 of the Texas Finance Code, as amended, to the extent applicable, the Borrower agrees that the Highest Lawful Rate shall be the “indicated (weekly) rate ceiling” as defined in such Chapter, provided that such Lender, such Issuing Bank, or such Agent may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws applicable to such Lender, such Issuing Bank or such Agent, if greater.

SECTION 10.14 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Act.

SECTION 10.15 Collateral Matters; Hedging Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to the Collateral shall also extend to and be available to those Lenders or their Affiliates that are counterparties to the Hedging Agreements on a pro rata basis in respect of any Hedging Obligations of the Borrower or any of its Subsidiaries that are in effect at such time as such Person (or its Affiliate) is a Lender, but only while such Person or its Affiliate is a Lender; provided that it is the intention of the parties hereto that repayment of the Hedging Obligations of the Borrower and its Subsidiaries under any Hedging Agreement with a Combined Lender, or any Affiliate of a Combined Lender from realization of any Collateral shall be subject to the terms of the Intercreditor Agreement and Security Documents.

SECTION 10.16 Arranger; Co-Global Documentation Agents; Co-Global Syndication Agents; Other Agents. None of the Persons identified on the facing page or the signature pages of this Agreement as a “Co-Lead Arranger and Joint Bookrunner” or “Co-Global Documentation Agent” or “Co-Global Syndication Agent” or any other Agent (other than the Global Administrative Agent) shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Combined Loan Document other than, except in the case of the Arrangers, those applicable to all Lenders as such. Without limiting the foregoing, none of the Arrangers, the Global Documentation Agents, the Global Syndication Agents or any other Agent shall have or be deemed to have any fiduciary relationship with any Lender, and none of the Global Administrative Agent, the Arrangers, the Global Documentation Agent, the Global Syndication Agent or any other Agent shall have or be deemed to have any fiduciary relationship with the Borrower or any of its Subsidiaries. The Borrower and each Lender acknowledges that it has not relied, and will not rely, on any of the Arranger, the Co-Global Documentation Agents, the Co-Global Syndication Agents or any other Agent in deciding to enter into this Agreement or in taking or not taking any action hereunder or under the Combined Loan Documents.

SECTION 10.17 Intercreditor Agreement; Security Documents; Designation. Each Lender on behalf of itself and any Affiliate which is a counterparty to a Hedging Agreement acknowledges and agrees that the Global Administrative Agent has entered into the Intercreditor Agreement and the Security Documents on behalf of itself, the other Agents, Lenders and Affiliates thereof that are parties to a Hedge Transaction, and each of them (by their signature hereto or acceptance of the benefits of the Security Documents) hereby agree to be bound by the terms of the Intercreditor Agreement and such Security Documents, acknowledge receipt of copies of the Intercreditor Agreement and such Security Documents (as well as the Subordinated Note Purchase Agreement) and consent to the rights, powers, remedies, indemnities and exculpations given to the Global Administrative Agent thereunder. For so long as the Intercreditor Agreement shall be in effect, the terms and conditions of this Agreement and the other Loan Documents are subject to the terms of the Intercreditor Agreement. In the event of any inconsistency between this Agreement or any other Loan Document and the terms of the Intercreditor Agreement, the Intercreditor Agreement shall control. In the event of any inconsistency between this Agreement and the terms of any other Loan Document (other than the Intercreditor Agreement), this Agreement shall control. Each Lender by its signature hereto agrees to its Designation as set forth on Schedule 2.1.

SECTION 10.18 Waiver of Consumer Credit Laws. Pursuant to Chapter 346 of the Texas Finance Code, as amended, Borrower agrees that such Chapter 346 shall not govern or in any manner apply to the Loans.

SECTION 10.19 Status as Senior Indebtedness. The Loans and other Obligations hereunder are “Senior Indebtedness” under the Subordinated Note Purchase Agreement.

SECTION 10.20 NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

QUICKSILVER RESOURCES INC., as Borrower

By:
Name:
Title:

Exhibit A – Page 1

BANK ONE, NA, as Global Administrative Agent and as a Lender

By:
Name:
Title:

2

BNP PARIBAS, as a Co-Global Syndication Agent and as a Lender

By:
Name:
Title:

By:
Name:
Title:

3

BANK OF AMERICA, N.A., as a Co-Global Syndication Agent and as a Lender

By:
Name:
Title:

4

FORTIS CAPITAL CORP., as the Global Documentation Agent and as a Lender

By:
Name:
Title:

5

THE BANK OF NOVA SCOTIA, as a Co-Global Documentation Agent and as a Lender

By:
Name:
Title:

6

COMERICA BANK, as a Lender

By:
Name:
Title:

7

WASHINGTON MUTUAL BANK, FA, as a Lender

By:
Name:
Title:

8

CALYON NEW YORK BRANCH, as a Lender

By:
Name:
Title:

By:
Name:
Title:

9

CIBC INC., as a Lender

By:
Name:
Title:

10

COMPASS BANK, as a Lender

By:
Name:	John M. Falbo
Title:	Senior Vice President

11

STERLING BANK, as a Lender

By:
Name:	Melissa Bauman
Title:	Senior Vice President

12

TORONTO DOMINION (TEXAS), INC., as a Lender

By:
Name:
Title:

13

HARRIS NESBITT FINANCING INC., as a Lender

By:
Name:
Title:

14

SOCIETE GENERALE, as a Lender

By:
Name:
Title:

15

i

(continued)

(continued)

(continued)

(continued)

		Page

Section 10.16	Arranger; Co-Global Documentation Agents; Co-Global Syndication Agents; Other Agents	112

Section 10.17	Intercreditor Agreement; Security Documents; Designation	113

Section 10.18	Waiver of Consumer Credit Laws	113

Section 10.19	Status as Senior Indebtedness	113

Section 10.20	NO ORAL AGREEMENTS	113

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EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	Form of Note
Exhibit B-1	Form of Legal Opinion of General Counsel of Borrower
Exhibit B-2	Form of Legal Opinion of Jones Day, Texas counsel to Borrower
Exhibit B-3	Form of Legal Opinion of Loomis, Ewert, Parsley, Davis & Gotting, Michigan local counsel to Borrower
Exhibit B-4	Form of Legal Opinion of Marian McGrath Pearcy, Indiana local counsel to Borrower
Exhibit C	Form of Certificate of Financial Officer
Exhibit D	Form of Assignment and Acceptance
Exhibit E-1	Form of Borrowing Request
Exhibit E-2	Form of Interest Election Request
Exhibit F	Form of Pledge Agreement and Irrevocable Proxy
Exhibit G	Form of Guaranty
Exhibit H	Form of Mortgage
Exhibit I	Form of Security Agreement
Exhibit J	Form of Additional Lender Certificate
Exhibit K	Property Description
Exhibit L	Material Subsidiaries; Other Subsidiaries
Exhibit M	Commodity Price Risk Policy
Exhibit N	Existing Letters of Credit
Exhibit O	Form of Assignment of Production

SCHEDULES:

Schedule 2.1	Global Commitments and Commitments
Schedule 3.5	Litigation
Schedule 3.13	Loan Party Information
Schedule 3.14	Environmental Disclosure
Schedule 3.24	Location of Offices
Schedule 3.28	Hedging Agreements
Schedule 3.29	Insurance
Schedule 7.1	Existing Indebtedness
Schedule 7.3	Existing Liens
Schedule 7.8	Investments

vi